Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

HIS COMPANY, INC.

DISTRIBUTION SOLUTIONS GROUP, INC.,

AND

HIS COMPANY, INC. EMPLOYEE STOCK OWNERSHIP TRUST

which is maintained pursuant to and in connection with the HIS Company, Inc.

Employee Stock Ownership Plan acting through GreatBanc Trust Company, not in its corporate capacity, but solely in its capacity as trustee

AND

Ellis Moseley, solely in his capacity as the Seller Representative

DATED AS OF MARCH 30, 2023

v

TABLE OF CONTENTS

EXHIBITS*

Exhibit 3.5	Earn-Out Covenants
Exhibit A*	Seller and Shares
Exhibit B*	Parties to the Employment Agreements
Exhibit C*	Form of Retention Bonus Plan
Exhibit D*	Form of RWI Policy
Exhibit E*	Net Working Capital Sample Calculation

*

Exhibits and schedules have been intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K. Distribution Solutions Group, Inc. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request; provided, however, that Distribution Solutions Group, Inc. may request confidential treatment of such exhibit or schedule.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made as of March 30, 2023, by and among HIS Company, Inc., a Texas corporation (the “Company”), Distribution Solutions Group, Inc., a Delaware corporation (“Purchaser”), HIS Company, Inc. Employee Stock Ownership Trust (“Seller”) which is maintained pursuant to and in connection with the HIS Company, Inc. Employee Stock Ownership Plan (the “Plan” and, together with Seller, the “ESOP”), acting through GreatBanc Trust Company, not in its corporate capacity, but solely in its capacity as trustee (the “Trustee”) of the Seller, and Ellis Moseley, solely in his capacity as the representative of Seller as further set forth herein (the “Seller Representative”). Purchaser, Trustee, Seller, the Company and Seller Representative are each sometimes referred to in this Agreement as a “Party”. Certain capitalized terms used in this Agreement have the meanings set forth in ARTICLE I.

PRELIMINARY STATEMENTS

A. Seller owns all of the issued and outstanding capital stock of the Company set forth opposite Seller’s name on Exhibit A attached hereto (the “Shares”).

B. Upon the terms and subject to the conditions set forth herein, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the Shares (the “Contemplated Transactions”).

C. The Trustee, acting not in its individual or corporate capacity but solely in its capacity as a discretionary trustee of Seller and solely in the interests of the ESOP participants, has approved the Contemplated Transactions and Seller’s execution, delivery and performance of the ESOP Amendment and this Agreement.

D. Concurrently with the execution of this Agreement, each of the Persons set forth on Exhibit B has entered into an employment agreement with the Company (the “Pre-Closing Employment Agreements”), in form and substance satisfactory to Purchaser, to be effective as of the Closing Date.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“10.3(b) Person” has the meaning set forth in Section 10.3(b).

“2023 Gross Profit” has the meaning set forth in Section 3.5(a)(i).

“2023 Gross Profit Earn-Out Minimum Target” means One Hundred Ten Million Three Hundred Fifty-One Thousand Dollars ($110,351,000).

“2023 Gross Profit Earn-Out Target” means One Hundred Eleven Million Eight Hundred Eighty-Four Thousand Dollars ($111,884,000).

“Accounting Firm” has the meaning set forth in Section 3.4(c).

“Accounting Principles” means GAAP consistently applied, and to the extent consistent with GAAP, the accounting methods, practices, principles, policies, conventions, methodologies and procedures set forth on Schedule 1.1(a).

“Add-On Agreement” has the meaning set forth in Section 7.11.

“Add-On Earn-Out” means the “Earn-Out Payment” (as defined in the Add-On Agreement) potentially payable to Seller (as defined in the Add-On Agreement) pursuant to Section 2.1(b) of the Add-On Agreement.

“Add-On Earn-Out Escrow Amount” means Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000).

“Add-On Escrow Amount” means Four Million Four Hundred Thousand Dollars ($4,400,000), consisting of the Add-On Earn-Out Escrow Amount and the Add-On Holdback Escrow Amount.

“Add-On Escrow Funds” means, at any given time after Closing, the funds remaining in the Escrow Account in respect of the Add-On Escrow Amount at such time, including amounts accrued or earned therein.

“Add-On Holdback Amount” means the “Seller Holdback Amount” (as defined in the Add-On Agreement) potentially payable to the “Seller” (as defined in the Add-On Agreement) pursuant to Section 2.2 of the Add-On Agreement.

“Add-On Holdback Escrow Amount” means Six Hundred Fifty Thousand Dollars ($650,000).

“Adjustment Escrow Amount” means Five Million Dollars ($5,000,000).

“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the Escrow Account in respect of the Adjustment Escrow Amount at such time, including amounts accrued or earned therein.

“Adjustment Escrow Shortfall” has the meaning set forth in Section 3.4(f).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of Equity Interests, by Contract, or otherwise.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law).

“Agreement” means this Stock Purchase Agreement, including all Exhibits and Schedules.

“ANAM” means the Mexican National Customs Agency.

“Ancillary Financing Document” means each of the following: (a) customary perfection certificates, Organizational Documents and good standing certificates, in each case to the extent required to be delivered to a Debt Financing Source to satisfy a financing condition and (b) all documentation and other information required to be delivered to the Debt Financing Sources in relation to the Company and the Subsidiaries by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations.

“Anti-Corruption Laws” means all applicable Laws related to the prevention of bribery, corruption (governmental or commercial), kickbacks, and money laundering, including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) as amended, the U.K. Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions that would apply to the Company Group given the geographic locations in which it operates.

“Anti-Spam Laws” means all applicable Laws relating to the subject matter of Canada’s An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act and similar federal, provincial, territorial and state Laws.

“Antitrust Law” means all antitrust and competition Laws applicable to the transactions contemplated hereby and by the Related Agreements, including any Laws that are designed or intended to require notification of, or prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through, merger or acquisition.

“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, phantom stock, or other equity-based plan or (c) any other severance, deferred-compensation (whether or not tax-qualified or registered), retirement, welfare-benefit, bonus, incentive, change in control, retention, fringe benefit, vacation or paid time off, benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan or dependent care plan for any current or former employee, director, consultant, independent contractor or agent, whether pursuant to a plan, policy, program, Contract, practice, or arrangement.

“Business” means the current business and operations of the Company Group.

“Business Day” means a day other than a Saturday, Sunday, a federal holiday or such other day on which commercial banks located in Houston, Texas are closed for business.

“Business IP” has the meaning set forth in Section 5.8(d).

“Canadian Subsidiary” means HiscoCan Inc.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended from time to time, and the regulations promulgated thereunder.

“Cash” means cash and cash equivalents of the Company Group, (a) excluding (i) cash required to collateralize any letters of credit, surety bonds, performance bonds, or other similar instruments, (ii) cash subject to legal or other restrictions on transfer, (iii) the amount of any checks issued by the Company Group (but not yet cashed), or wires issued by the Company Group, but uncleared and (iv) cash otherwise of the type commonly referred to as “restricted cash” and (b) reduced by any costs and Taxes to repatriate from the Company Group that is organized outside of the United States, calculated as of the Effective Time and in accordance with the Accounting Principles.

“CBP” means the U.S. Department of Homeland Security’s Customs and Border Protection.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim Notice” has the meaning set forth in Section 11.6(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of Cash of the Company Group as of the Effective Time, calculated in accordance with the Accounting Principles.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Group that remains unpaid or is otherwise not fully satisfied as of immediately prior to the Closing, calculated in accordance with the Accounting Principles.

“Closing Net Working Capital” means an amount equal to (a) the aggregate amount of current assets of the Company Group (excluding Cash and all income Tax assets and deferred Tax assets) minus (b) the aggregate amount of current liabilities (excluding any portion included in Indebtedness or Transaction Expenses and excluding all income Tax liabilities and deferred Tax liabilities) of the Company Group, in each of the foregoing clauses (a) and (b), calculated as of the Effective Time in accordance with the Net Working Capital Sample Calculation set forth on Exhibit E and the Accounting Principles.

“Closing Payment” has the meaning set forth in Section 3.2.

“Closing Payment Shortfall” has the meaning set forth in Section 3.4(d).

“Closing Payment Surplus” has the meaning set forth in Section 3.4(e).

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, the Company means the actual knowledge of Bob Dill, Ellis Moseley, William Bland, Mike Gainey, Craig Wiemann, and Adriana Del Valle, in each case after reasonable inquiry of their direct reports.

“Company Benefit Plan” means each Benefit Plan that is sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or Affiliates, or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent or otherwise, including by reason of an ERISA Affiliate.

“Company Data” has the meaning set forth in Section 5.9(b).

“Company Documents” has the meaning set forth in Section 5.1(b).

“Company Domain Names” means the Domain Names owned or purported to be owned by any or all of the Company Group.

“Company Group” means the Company and its Subsidiaries.

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by any or all of the Company Group.

“Company IT Systems” has the meaning set forth in Section 5.9(a).

“Company Leased Real Property” has the meaning set forth in Section 5.7(b).

“Company Owned Real Property” has the meaning set forth in Section 5.7(a).

“Company Real Property” has the meaning set forth in Section 5.7(b).

“Company Records” means all customer lists, supplier lists, product price lists, sales records, product specifications, advertising materials, engineering data, maintenance schedules, and operating and production records relating to the Company Group or used in connection with the Business.

“Company Registered Intellectual Property” has the meaning set forth in Section 5.8(a).

“Company Software” has the meaning set forth in Section 5.8(i).

“Company Trademarks” means Trademarks owned or purported to be owned by any or all of the Company Group, and all goodwill associated therewith.

“Competing Transaction” has the meaning set forth in Section 7.4.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 20, 2022, between Purchaser and the Company.

“Consent” means a consent, authorization, or approval of, or a filing, notification, or registration with, a Person.

“Contemplated Transactions” has the meaning set forth in the preliminary statements to this Agreement.

“Continuing Employee” means an Employee who continues employment with the Company Group following the Closing.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, bond, or guaranty, whether written or, to the extent binding, oral.

“Copyrights” means copyrights, copyrightable works, and other works of authorship fixed in any tangible medium of expression, rights in databases and data collections, mask works, and all registrations, applications, renewals, extensions and reversions thereof.

“Counsel” has the meaning set forth in Section 12.15.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations (or antigenic shifts) thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Financial Assistance Program” means any financial support, deferral regime, installment payment system, relief or subsidy from, or financial assistance or similar program implemented (including in each case relating to Tax) by, any Governmental Authority in connection with or in response to COVID-19 (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof).

“Data Protection Laws” means any and all applicable Laws that: (a) relate to the confidentiality, processing, privacy, security, protection, transfer or trans-border data flow of Personal Data; (b) provide rights to an individual whose Personal Data is being processed; or (c) trigger a duty to notify an individual whose Personal Data has been, or may have been, the subject of Security Breach; or (d) constitute federal, provincial, territorial, or state privacy or data protection or data security Laws.

“Data Room” means the virtual data room hosted by Datasite, having the name “Stockyard,” established by the Company in connection with the transactions contemplated by this Agreement and the Related Agreements.

“Debt Commitment Letter” has the meaning set forth in Section 6.4.

“Debt Financing” has the meaning set forth in Section 6.4.

“Debt Financing Condition” means any condition precedent to the Debt Financing.

“Debt Financing Document” means any credit agreement, mezzanine note purchase agreement or any related security or other agreement pursuant to which the Debt Financing will be governed.

“Debt Financing Sources” has the meaning set forth in Section 6.4.

“Deductible” has the meaning set forth in Section 11.4(a).

“D&O Indemnified Parties” has the meaning set forth in Section 7.8.

“DOJ” has the meaning set forth in Section 7.6(b).

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with any domain name registrar.

“Earned Add-On Earn-Out Amount” has the meaning set forth in Section 8.9(a).

“Earn-Out Determination Date” has the meaning set forth in Section 8.9.

“Earn-Out Payment” has the meaning set forth in Section 3.5(a).

“Earn-Out Payment Initial Statement” has the meaning set forth in Section 3.5(b).

“Effective Time” means 11:59 p.m. prevailing Central Time on the Business Day immediately prior to the Closing Date.

“Employee” means any individual who, as of immediately prior to the Closing, is employed by the Company Group.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environmental Law” means any applicable Laws (including common law) concerning the protection of human health or the environment (including ambient air, indoor air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources), including Laws (a) imposing Liability in connection with cleanup, investigation or remediation relative to any release or threatened release of pollutants, (b) relating to exposure to contaminants and protection of worker health and safety, and (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of chemicals.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Environmental Remedial Action” means any action to (a) investigate, clean up, remediate, remove, respond to, treat or in any other way address a Release, or a threat of Release, into the environment, including the performance of required studies, investigations, restoration or monitoring or (b) assess or restore the environment or natural resources.

“E.O. 11246” has the meaning set forth in Section 5.13(h).

“Equity Interests” means (a) shares of capital stock, limited liability company interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations pursuant to Section 4001(a)(14) of ERISA or a group of trades or businesses under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Escrow Funds.

“Escrow Agent” means Regions Bank.

“Escrow Agreement” means the escrow agreement, to be dated as of the Closing Date, among Purchaser, the Seller Representative, solely in his capacity as the representative of Seller, and Escrow Agent.

“Escrow Amount” means the sum of (a) the Adjustment Escrow Amount, plus (b) the Indemnity Escrow Amount, plus (c) the Add-On Escrow Amount.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the Escrow Account at such time, including amounts accrued or earned therein.

“ESOP” has the meaning set forth in the Preamble.

“ESOP Amendment” means an amendment to the ESOP adopted on or prior to the Closing Date, and contingent upon and effective as of the Closing, providing that (a) the ESOP shall no longer be considered an “employee stock ownership plan” (as defined in Section 4975 of the Code), (b) the ESOP shall be (i) converted to a profit sharing plan, (ii) frozen as to participation and additional contributions, and (iii) terminated effective immediately after all distributions due to the Seller from the Escrow Funds and the Earn-Out Payment, if any, have been made, (c) on and after Closing and until the funds held in the ESOP are fully distributed to its participants pursuant to the termination and liquidation of the ESOP, the ESOP shall allow for in-service distributions of up to ninety percent (90%) of the funds held in each participant’s account immediately after the Closing and all distributions shall be distributed only in cash, and (d) upon its termination, as soon as administratively practicable after ESOP’s trust receipt by the Company of a favorable determination by the Internal Revenue Service as to the continued qualified status of the ESOP upon its termination, the remaining funds in the ESOP shall be distributed to its participants.

“ESOP Fairness Opinion” means an opinion rendered to the Trustee by the ESOP Financial Advisor dated as of the Closing Date, to the effect that (a) the consideration to be paid to the ESOP in connection with the Contemplated Transactions is not less than adequate consideration (as defined in Section 3(18) of ERISA) and (b) the Contemplated Transactions are fair to the ESOP from a financial point of view.

“ESOP Financial Advisor” means BVA Group, the independent appraiser meeting the requirements of Section 401(a)(28)(C) of the Code that has been duly engaged by the Trustee on behalf of the ESOP in connection with the Contemplated Transactions.

“ESOP Post-Closing Expenses” means any and all reasonable post-closing expenses of the ESOP, including without limitation, fees, expenses and other charges attributable to legal, accounting, valuation, trustee services, record keeping services, filing fees, audit expenses and tax service expense and similar administrative expenses, and expenses relating to the termination of the ESOP, the adoption of the ESOP Amendment, the filing for a determination letter with the Internal Revenue Service with respect to the termination of the ESOP, filing of Forms 5500 for the ESOP and winding up the affairs of the ESOP. The ESOP Post-Closing Expenses will be paid solely from the Adjustment Escrow Funds, so long as there are assets available for such payments after determining the Final Closing Payment and any disbursements from the Adjustment Escrow Funds in accordance with Section 3.4. If no assets remain available to pay the ESOP Post-Closing Expenses from the Adjustment Escrow Funds, such expenses, at the discretion of the Company, may be either (i) paid from the Indemnity Escrow Funds or (ii) paid by the ESOP (to the extent consistent with the terms of the ESOP, applicable law and the fiduciary duties of the Trustee).

“ESOP Transaction Expenses” means all costs, fees and expenses incurred or accrued in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the other agreements to be delivered by the ESOP hereunder or the consummation of the Contemplated Transactions or in connection with or in anticipation of any alternative transactions considered by the Company, to the extent such costs, fees and expenses are payable or reimbursable by the Company or the ESOP, including, all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred or accrued, and the fees and expenses of the Trustee, the ESOP Financial Advisor and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred together with any other Liabilities incurred or payable to any such advisors.

“ESOP Trustee Signing Certificate” means a certificate issued by the Trustee and delivered to Purchaser dated as of the date hereof.

“Estimated Closing Payment” has the meaning set forth in Section 3.3.

“Estimated Closing Statement” has the meaning set forth in Section 3.3.

“Estimated Section 338(h)(10) Tax Amount” has the meaning set forth in Section 8.1(g)(iv).

“Event” means any event, change, effect, condition, occurrence or state of facts, or any combination of the foregoing.

“Final Closing Payment” means the Closing Payment, as the same becomes final and binding pursuant to Section 3.4.

“Final Section 338(h)(10) Allocation Schedule” means the Section 338(h)(10) Allocation Schedule, as the same becomes final and binding pursuant to Section 8.1(g).

“Final Section 338(h)(10) Tax Amount” has the meaning set forth in Section 8.1(g)(iv).

“Financial Statements” has the meaning set forth in Section 5.4(a).

“Financing” has the meaning set forth in Section 6.4.

“FLSA” has the meaning set forth in Section 5.13(a).

“Fraud” means an actual and intentional fraud, as defined by the common law of the state of Delaware, by Seller or the Company with respect to the making of a statement of fact in the making of the representations and warranties pursuant to ARTICLE IV and ARTICLE V (each as qualified by the Schedules), and not with respect to any other matters; provided, that such actual fraud by Seller or the Company shall not be deemed to exist unless (i) any of the individuals included in the definition of “Company’s Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) that a representation or warranty made pursuant to ARTICLE IV or ARTICLE V (each as qualified by the Schedules) was inaccurate when made and (ii) the other elements of actual and intentional fraud, as defined by the common law of the state of Delaware, have been established; further provided, that for purposes of establishing the elements of actual and intentional fraud, as defined by the common law of the state of Delaware, the Parties agree and acknowledge that: (1) all of the representations and warranties set forth in ARTICLE IV and ARTICLE V (each as qualified by the Schedules) are intended to and are made with the specific intent to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby and to rely thereon and (2) in entering into this Agreement and consummating the transactions contemplated hereby, Purchaser is relying on such representations and warranties and such reliance is, and shall be deemed to be, justifiable.

“FTC” has the meaning set forth in Section 7.6(b).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.6, Section 5.1, Section 5.2, Section 5.4(d), Section 5.6(a), Section 5.6(c), Section 5.15, Section 5.24 and Section 5.29.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Indemnity Escrow Amount” means an amount equal to $2,018,250.

“General Indemnity Escrow Termination Date” means the date that is twelve (12) months from the Closing Date.

“Global Trade Laws” means all Laws relating to the export, import, or transfer of items and technical information imposed, administered or enforced from time to time by Governmental Authorities, including but not limited to the U.S. Export Administration Regulations, 15 C.F.R. §§ 730–774, the Export Control Reform Act of 2018, and the U.S. International Traffic in Arms Regulations, 22 C.F.R. Parts 120–130; the economic and financial sanctions and trade embargo rules and regulations administered or enforced from time to time by Governmental Authorities, including the United States Department of the Treasury Office of Foreign Assets Control; the customs rules and regulations administered by the CBP and the ANAM; the UFLPA; Pub. L. No. 117-78, 135 Stat. 1525 (2021), and all orders, decrees, executive orders, and regulatory guidance related to the UFLPA; all other forced or indentured labor regulations administered by CBP, including 19 C.F.R. §§ 12.42–12.45; and all applicable economic and financial sanctions and trade embargo rules and regulations and export control and customs laws and regulations of applicable jurisdictions.

“Government Contract” means any Contract, including any individual task order, letter contract, purchase order, delivery order, shipping order or blanket purchase agreement, subcontract, teaming agreement, joint venture, or any cooperative research and development agreement or other transaction, between (a) any member of the Company Group, on the one hand, and any Governmental Authority, on the other hand, or (b) any member of the Company Group, and any prime contractor, higher-tier subcontractor, or reseller to any Governmental Authority, but only to the extent it is within the Company’s Knowledge that the other party to the relevant contract is a prime contractor, higher-tier subcontractor, or reseller to a Governmental Authority for purposes of the relevant Contract, in each case, including all amendments, modifications and options relating to any of the foregoing Contracts between the Company Group and their direct counterparty.

“Government Official” means any official (elected or appointed), officer, or employee of a Governmental Authority or any department, agency or instrumentality thereof, including any employee, representative, or agent (paid or unpaid) of a state-owned or controlled entity, or public international organization, political party or organization or candidate thereof, or any person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, instrumentality, or public international organization, political party, organization or candidate.

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra-national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative law functions, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law, including (i) petroleum or any fraction thereof, (ii) radiation and radioactive materials, (iii) asbestos in any form, (iv) polychlorinated biphenyls and (v) perfluoroalkyl and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to any specified Person that is an individual, such Person’s spouse, parents, siblings, children and grandchildren.

“Imported Goods” has the meaning set forth in Section 5.19(c).

“Inbound IP License” has the meaning set forth in Section 5.8(c).

“Indebtedness” means, with respect to any Person, without duplication, (a) all Liabilities of such Person for borrowed money, loans, or advances or issued in substitution for or exchange of indebtedness for borrowed money, loans, or advances, (b) all Liabilities for the deferred purchase price of properties, assets, or services (including all earn-out Liabilities (other than the Add-On Earn-Out) and for any increase in the purchase price of properties, asset or services arising from a post-closing adjustment), (c) all Liabilities evidenced by notes, bonds, debentures, or other similar instruments, (d) all Liabilities created or arising under any conditional sale or other title retention agreement, (e) all Liabilities under leases that have been or should be, in accordance with GAAP, recorded as capital or finance leases, (f) all reimbursement, payment, or similar Liabilities, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all Liabilities under surety bonds and performance bonds, (h) all Liabilities under any interest rate, currency, or other derivative, hedging, swap, or similar instrument or relating to the factoring or discounting of accounts receivable, (i) accrued severance Liabilities payable to terminated employees (and all Taxes of the Company related to such payments), (j) Liabilities for any deferred revenue, customer deposits, credits, overpayments and advances, (k) any Liabilities incurred pursuant to the Paycheck Protection Program of the CARES Act, or other Liabilities of similar nature obtained by or through a Governmental Authority that is forgivable in whole or in part, (l) the Net Tax Amount, (m) any unfunded Liability in respect of a defined benefit plan or pension plan (including any withdrawal Liability), (n) any Liability of another Person secured by a Lien (other than Permitted Liens) on property or assets of such Person whether or not the obligations secured thereby have been assumed, (o) all Liabilities for accrued interest on any of the foregoing or any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing, (p) all Liabilities of any other Person described in clauses (a) through (o) above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation, and (q) including, without limitation of any of the prior categories of Indebtedness, and without duplication, the Liabilities set forth on Schedule 1.1(b). The amount of such Person’s Indebtedness shall include, where applicable, the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, relating thereto.

“Indemnified Person” means the Person or Persons entitled to indemnification under ARTICLE XI.

“Indemnified Taxes” means, without duplication, (a) all Taxes (or the non-payment thereof) of Seller, (b) all Taxes (or the non-payment thereof) of or imposed on the Company Group for any Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period (including in respect of any Tax or inclusions arising under Sections 951, 951A, 965 of the Code (including, for the avoidance of doubt, any future installment amount owed under Section 965(h) of the Code) or other Sections under Subpart F of the Code (or any corresponding, analogous, or similar provision of state, local, or non-U.S. Law) attributable to all years prior to 2023), but (i) excluding any liability for Taxes of the Company Group under Section 1374 of the Code arising in connection with the transactions contemplated by this Agreement, except as provided under clause (c) herein, and (ii) the Final Section 338(h)(10) Tax Amount, except as provided under clause (d) herein, (c) any liability for Taxes of the Company Group under Section 1374 of the Code arising in connection with the transactions contemplated by this Agreement, minus the lesser of (X) 50% of any liability for such Taxes or (Y) $273,000, (d) fifty percent (50%) of the Final Section 338(h)(10) Tax Amount, (e) all Taxes (or the non-payment thereof) of any member of an Affiliated Group of which the Company or Seller (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (f) any Transfer Taxes (or the non-payment thereof), (g) any Taxes (or the non-payment thereof) arising from or attributable to reorganizations, reincorporations, redomestications, or mergers of the Company or Seller (or any predecessor of any of the foregoing) effectuated prior to the transactions contemplated by this Agreement, (h) any Taxes (or the non-payment thereof) of the Company or Seller or other Losses attributable to any failure of the Company to be treated as a valid S corporation, (i) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (j) any Taxes (or the non-payment thereof) deferred under a COVID-19 Financial Assistance Program, including for this purpose, for the avoidance of doubt, any Tax relating to a Pre-Closing Tax Period (or portion thereof for any Straddle Period) that under such or similar program is paid or considered imposed in a taxable period beginning after the Closing Date (or portion thereof for any Straddle Period) pursuant to an installment plan or similar system, (k) all Taxes or penalties related to the failure to file any information forms, including IRS Form 5471, (l) any Transfer Taxes allocable to Seller pursuant to Section 8.1(f), and (m) any Taxes (or the non-payment thereof) arising from the settlement, repayment, retirement, cancellation or elimination of any intercompany balances between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries existing as of the beginning of the day on the Closing Date.

“Indemnifying Person” means the Person or Persons obligated to provide indemnification under ARTICLE XI.

“Indemnity Add-On Holdback Payment” has the meaning set forth in Section 8.10(b).

“Indemnity Escrow Amount” means an amount equal to the General Indemnity Escrow Amount plus the Specific Indemnity Escrow Amount.

“Indemnity Escrow Funds” means, at any given time after Closing, the funds remaining in the Escrow Account in respect of the Indemnity Escrow Amount at such time, including amounts accrued or earned therein.

“Independent Contractor” means an individual retained or engaged directly to provide services to a member of the Company Group who is not an Employee.

“Initial Closing Statement” has the meaning set forth in Section 3.4(a).

“Inside Date” has the meaning set forth in Section 2.2.

“Insurance Policies” has the meaning set forth in Section 5.26.

“Intellectual Property” means any and all intellectual property rights and related proprietary rights, arising from or in respect of the following (whether arising under the Laws of the United States or any other jurisdiction worldwide or under any international convention): (a) Patents, (b) Trademarks, (c) Copyrights, (d) Know-How, (e) Software, (f) Domain Names, (g) industrial designs, and (h) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world, and (i) rights in documentation and other embodiments of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 5.4(a).

“Inventory” has the meaning set forth in Section 5.23.

“ITAR” means the International Traffic in Arms Regulations., 22 C.F.R. parts 120–130.

“ITAR Notice” is defined in Section 7.10.

“Know-How” means trade secrets, inventions, discoveries, formulae, processes, specifications, engineering data, algorithms, compilations, methods, techniques, client lists, supplier lists, pricing and cost information, business and marketing plans and proposals, technical information, any other information that derives independent economic value, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and other confidential information, and all rights in embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Lender Related Party” has the meaning set forth in Section 12.19.

“Lender Related Party Sections” has the meaning set forth in Section 12.19.

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Licensed IP” means all Intellectual Property held or used by or for the Company Group or the Business that is not Company Intellectual Property.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation, or other violation with respect to Intellectual Property.

“Lookback Date” means November 1, 2019.

“Losses” means any and all losses, claims, damages, costs, expenses (including reasonable attorneys’, consultants’, experts’, and other professional advisors’ fees and expenses), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, Liabilities, and other charges, including the cost of enforcing any right to indemnification hereunder and the costs and expenses (including reasonable attorneys’, consultants’, experts’ and other professional advisors’ fees and expenses) of pursuing any insurance providers, in each case, whether or not arising out of a Third Party Claim, but excluding any punitive or exemplary damages, except to the extent such punitive or exemplary damages are paid to a third party in connection with a Third Party Claim.

“Marketing Efforts” means (a) participation by the senior management team of the Company in (i) the preparation of the Marketing Material and any reasonable number of due diligence sessions related thereto, all during normal business hours and with reasonable prior notice at reasonable locations and subject to customary confidentiality arrangements for syndicated bank loans; (ii) a customary bank meeting; and (iii) preparation of customary rating agency presentations and meetings with one or more rating agencies and (b) the delivery of customary authorization letters and confirmations in connection with the Marketing Material with respect to presence or absence of material non-public information and material accuracy of the information contained therein; provided, however, that such letters and confirmations shall state that (A) Seller, the Company Group and their respective Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in the Marketing Material or otherwise in connection with the Marketing Efforts and (B) the recipient of such letters or authorizations agrees that the Debt Financing Sources shall be entitled to rely only on the representations and warranties contained in any executed Debt Financing Documents.

“Marketing Material” means a customary “public side” bank book, a customary “private side” bank book and a customary lender presentation regarding the business, operations, financial condition, projections and prospects of the Company Group to be used by Purchaser and the Debt Financing Sources in connection with a syndication of the Debt Financing.

“Material Adverse Effect” means any Event that, individually or in the aggregate with any other Events, has or could have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company Group (on a short-term or long-term basis), excluding any Event resulting from: (a) effects generally affecting the industries or segments thereof in which the Company Group operates; (b) general business, economic, or political conditions (or changes therein), including pandemics, epidemics or disease outbreak (including the COVID-19 virus and any variants) and Public Health Measures; (c) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) any failure by the Company Group to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur); (e) changes in Law or interpretation thereof or GAAP or interpretation thereof; or (f) Events attributable to the announcement of the execution of this Agreement or any Related Agreement, the announcement or the consummation of the transactions contemplated by this Agreement or the Related Agreements; provided, however, that any Event resulting from the matters referred to in clauses (a), (b), (c), and (e) above shall be excluded only to the extent such matters do not materially disproportionately impact the Company Group as compared to other Persons operating in same industry.

“Material Contracts” has the meaning set forth in Section 5.10.

“Material Customer” has the meaning set forth in Section 5.22(a).

“Material Supplier” has the meaning set forth in Section 5.22(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Insurance Recovery” has the meaning set forth in Section 11.5(a).

“Net Tax Amount” means, without duplication, an amount (not less than $0) equal to the sum of (i) all unpaid U.S., non-U.S., state or local income Taxes of the Company Group with respect to any Pre-Closing Tax Period but excluding any liability for Taxes of the Company Group under Section 1374 of the Code arising in connection with the transactions contemplated by this Agreement and the Estimated Section 338(h)(10) Tax Amount; (ii) any liability for Taxes of the Company Group under Section 1374 of the Code arising in connection with the transactions contemplated by this Agreement minus the lesser of (X) 50% of any liability for such Taxes, or (Y) $273,000; (iii) fifty percent (50%) of the Estimated Section 338(h)(10) Tax Amount; and (iv) the amount of the employer portion of any employment-related Taxes (including payroll Taxes) for which the due date is deferred, including pursuant to Section 2302 of the CARES Act or under any similar state or local Law.

“Notice of Acceptance” has the meaning set forth in Section 3.4(b)(i).

“Notice of Disagreement” has the meaning set forth in Section 3.4(b)(ii).

“Off-the-Shelf Software” means commercially available off-the-shelf Software that (i) has not been materially modified or customized by a third party for the Company Group, and (ii) was licensed, under a non-exclusive license, by the Company Group for less than a total cost of $50,000 per annum.

“Open Source Software” means any Software that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GPL, LGPL, AGPL, Apache License, or similar terms and including any software distributed or made available with any license term or condition that imposes by its terms, or purports to impose, a requirement or condition that any licensee grant a license under its patent rights or that any software or part thereof be (i) disclosed, distributed or made available in source code form, (ii) licensed for the purpose of making modifications or derivative works or (iii) licensed at no charge or reduced charge.

“Order” means any order, judgment, decree, injunction, settlement, or consent order of or with any Governmental Authority.

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, or other governing documents of an entity, as applicable, in each case as amended.

“Outbound IP License” has the meaning set forth in Section 5.8(b).

“Outside Date” has the meaning set forth in Section 10.1(b).

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents” means in any and all jurisdictions worldwide all issued patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof.

“Payment Instructions” has the meaning set forth in Section 2.5(j).

“Payoff Letter” has the meaning set forth in Section 2.5(i).

“Permit” means any permit, license, approval, or other authorization required to be obtained from any Governmental Authority.

“Permitted Indebtedness” has the meaning set forth in Section 7.2(a)(ii)(K).

“Permitted Liens” means: (a) other than with respect to the Shares: (i) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (ii) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the ordinary course of business or by operation of law with respect to obligations that are not yet due and payable; (iii) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens of record that, individually or in the aggregate, do not materially impair the use, occupancy or value of the real property affected thereby; (iv) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in the Business and (v) those Liens set forth on Schedule 1.1(c); and (b) with respect to the Shares, restrictions on transfer imposed under applicable securities Laws.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.

“Personal Data” means (a) all information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual; and (b) any other information covered by Data Protection Laws.

“Phantom Plan Terminations” means the termination of the Phantom Stock Plans, together with the accelerated vesting and payment of all awards outstanding under such plans.

“Phantom Stock Plans” means (i) the Amended and Restated HIS Company, Inc. Phantom Stock Plan, dated as of November 1, 2014, as amended, and (ii) the HIS Company, Inc. Outside Directors’ Phantom Stock Plan, dated as of November 1, 2013, as amended.

“PPP Loan” means any indebtedness and/or other obligations under any promissory notes or other instruments issued by any member of the Company Group for the benefit of any lender or other third-party, issued pursuant to the Paycheck Protection Program under Division A, Title I of the CARES Act.

“Pre-Closing Employment Agreement” has the meaning set forth in the in the preliminary statements to this Agreement.

“Pre-Closing Tax Period” means all taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that ends on and includes the Closing Date.

“Privileged Communications” means all communications prior to the Closing in any form or format whatsoever between or among Counsel, on the one hand, and the Company Group or any of its directors, officers, employees, agents, or advisors, on the other hand, that relate to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions that constitute attorney-client privileged communications under applicable Law.

“Proceeding” means an action, suit, arbitration, proceeding, audit, claim, demand, assessment, judgments, hearing, examination, investigation, or other litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority.

“Property Taxes” has the meaning set forth in Section 8.1(d).

“Proposed Adjustments” has the meaning set forth in Section 3.4(b)(ii).

“Public Health Event” means any disease outbreak, cluster, epidemic, pandemic or plague, regardless of stage, including the outbreak or escalation of COVID-19 or a public health emergency resulting therefrom.

“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, or Proceeding by any Governmental Authority in connection with or in response to a Public Health Event.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Common Stock” means the common stock of Purchaser, par value $1.00.

“Purchaser Documents” has the meaning set forth in Section 6.1.

“Purchaser Expenses” means, with respect to Purchaser or any of its Affiliates, all fees and expenses incurred or payable by such Person in connection with the Contemplated Transactions and this Agreement, including (a) fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, and other advisors and other professionals engaged by or on behalf of such Person in connection with the Contemplated Transactions and this Agreement, (b) fees and expenses incurred or payable in connection with the RWI Policy, and (c) fees and expenses payable in connection with any equity or debt financing arrangements (including the Debt Commitment Letter) in respect of the Contemplated Transactions.

“Purchaser Indemnified Party” has the meaning set forth in Section 11.2.

“Real Property Lease” has the meaning set forth in Section 5.7(b).

“Related Agreement” means any Contract, certificate or other instrument that is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.

“Related Party Contract” has the meaning set forth in Section 5.24(c).

“Related Party Obligation” has the meaning set forth in Section 5.24(c).

“Related Person” means, (a) with respect to any Person that is an entity, any equity holder, officer, manager, director, or employee of such Person, or any individual in any such equity holder’s, officer’s, manager’s, director’s, or employee’s Immediate Family and (b) with respect to any Person that is an individual, any authorized representatives of such Person for individuals in such Person’s Immediate Family.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, disposal, injection, deposit or discharge of any Hazardous Substance in, onto or through the environment.

“Releasor” has the meaning set forth in Section 8.5.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, insurance providers, and advisors.

“Retention Bonus Plan” has the meaning set forth in Section 8.13.

“Retention Bonus Pool Amount” means an amount equal to Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000).

“RWI Policy” means a Purchaser-side representation and warranty insurance policy, in the name of and for the benefit of Purchaser covering the representations and warranties made by Seller and the Company hereunder and in the Related Agreements and, together with its associated binder agreement, in substantially the form attached hereto as Exhibit D.

“RWI Policy Closing Costs” has the meaning set forth in Section 6.7.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under applicable Sanctions Laws.

“Sanctioned Party” means any Person that is: (a) listed on any applicable sanctions or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons administered by the Office of Foreign Assets Control and the Entity List administered by U.S. Department of Commerce; (b) any Person that is sanctioned by virtue being owned, in the aggregate, directly or indirectly, of fifty percent (50%) or more by sanctioned Persons; or (c) any Person organized, resident, or located in any Sanctioned Country.

“Sanctions Laws” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by applicable Governmental Authorities, including the United States Office of Foreign Assets Control.

“Satisfaction Notice” has the meaning set forth in Section 10.1(g).

“Section 1374 Documentation” has the meaning set forth in Section 7.13.

“Section 338(h)(10) Allocation Schedule” has the meaning set forth in Section 8.1(g)(ii).

“Section 338(h)(10) Election” has the meaning set forth in Section 8.1(g).

“Section 338(h)(10) Election Forms” has the meaning set forth in Section 8.1(g)(i).

“Section 338(h)(10) Tax Amount” has the meaning set forth in Section 8.1(g)(iv).

“Section 503” has the meaning set forth in Section 5.13(h).

“Securities Act” means the Securities Act of 1933.

“Security Breach” means any misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Personal Data or Company Data.

“Selected Employee” has the meaning set forth in Section 7.12.

“Seller” has the meanings set forth in the preamble to this Agreement.

“Seller Add-On Holdback Payment” has the meaning set forth in Section 8.10(a).

“Seller Documents” has the meaning set forth in Section 4.1.

“Seller Indemnified Party” has the meaning set forth in Section 11.3.

“Seller Representative” has the meanings set forth in the preamble to this Agreement.

“Seller Representative Reserve Fund” means an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

“Seller’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Seller means the actual knowledge of Patrick De Craene.

“Seller’s Returns” has the meaning set forth in Section 8.1(a).

“SEMS” means the Superfund Enterprise Management System established in support of CERCLA.

“Shares” has the meaning set forth in the preliminary statements to this Agreement.

“Software” means (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (b) database software that is accessed using computer programs; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (d) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs.

“Specific Indemnity Escrow Amount” means an amount equal to $1,000,000.

“Specific Indemnity Escrow Termination Date” means the date that is twelve (12) months from the Closing Date.

“Specified Courts” has the meaning set forth in Section 12.12.

“Straddle Period” has the meaning set forth in Section 8.1(d).

“Subsidiary” of any Person means any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof.

“Tail Policy” has the meaning set forth in Section 7.8.

“Target Net Working Capital” means One Hundred Five Million Eight Hundred Thousand Dollars ($105,800,000).

“Tax” or “Taxes” means all taxes and similar charges, fees, duties, levies, or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, unclaimed property, escheat, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof), and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity.

“Tax Contest” has the meaning set forth in Section 8.1(e).

“Tax Return” means any report, declaration, return, claim for refund or other information or filing required or permitted to be supplied to a Governmental Authority or Person in connection with any Taxes, including any amendments or attachments to such reports, declarations, returns or other filings.

“Third Party Claim” has the meaning set forth in Section 11.7(a).

“Trademarks” means, in any and all jurisdictions worldwide, all registered and unregistered trademarks, service marks, trade names, brand names, trade dress, slogans, logos, corporate names and other indicia of origin or other business identifiers (including “doing business as” names), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof.

“Transaction Engagement” has the meaning set forth in Section 12.15.

“Transaction Expenses” means, to the extent not paid prior to the Closing, (a) all fees and expenses incurred or payable by the Company Group in connection with this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby, (b) any payments or other obligations becoming due in connection with the Closing arising out of any management, employment, retention, bonus, phantom equity (including payments under the Phantom Stock Plans), change in control, severance or similar arrangement with any director, officer, manager, Employee, Independent Contractor or former employee or independent contractor of the Company Group, including the employer portion of any employment, payroll, unemployment, withholding or similar Taxes in respect thereof, (c) all premiums and related costs for the Tail Policy and any Taxes thereon, (d) 50% of the fees and costs and expenses of the Escrow Agent relating to the Escrow Agreement, (e) without duplication of any other Transaction Expenses and ESOP Transaction Expenses, and (f) 50% of the RWI Policy Closing Costs, up to a maximum amount equal to $455,000.

“Transfer Taxes” has the meaning set forth in Section 8.1(f).

“True-Up Calculation” has the meaning set forth in Section 8.1(g)(iv).

“Trustee” has the meaning set forth in the preamble to this Agreement.

“Trustee Engagement Agreement” means the Successor Trustee Engagement Agreement between Company and Trustee dated as of February 14, 2005, as amended through the Third Amendment dated February 1, 2023.

“UFLPA” means the Uyghur Forced Labor Prevention Act.

“Unresolved Adjustments” has the meaning set forth in Section 3.4(c).

“Unresolved Balance” has the meaning set forth in Section 3.4(c).

“Unresolved Escrow Claim” means any Claim Notice which has not been paid or otherwise resolved by either (a) a final, non-appealable judgment of a court of competent jurisdiction or (b) an agreement between the Seller Representative and the Purchaser Indemnified Party.

“VEVRAA” has the meaning set forth in Section 5.13(h).

“Virus” means any virus, malware, trojan horse, worm, back door, time bomb, drop dead device or other routine, contaminant or effect designed to disable, disrupt or erase, or enable any Person to access without authorization, any Software or other portions of the Company IT Systems.

1.2 Other Definitional Provisions and Interpretation; Schedules. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Underlined references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. Any document, list, or other item shall be deemed to have been “provided” to Purchaser for all purposes of this Agreement if a correct copy of such document, list, or other item was posted in the Data Room at least two (2) Business Days prior to the date of this Agreement. Any information disclosed in any Schedule shall be deemed to be disclosed for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other Schedule.

ARTICLE II

SALE AND PURCHASE OF THE PURCHASED INTERESTS; CLOSING

2.1 Sale and Purchase of the Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title, and interest in the Shares, free and clear of any Lien (other than Permitted Liens), in exchange for the payment by Purchaser of the Purchase Price to Seller.

2.2 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery on the first date that is both at least seventy (70) days after the date hereof (the “Inside Date”) and three (3) Business Days after the date on which each of the conditions set forth in ARTICLE IX has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Purchaser and Seller may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3 Payments by Purchaser.

(a) At the Closing, Purchaser shall:

(i) pay to Seller, an amount equal to the remainder of: (A) the Estimated Closing Payment, minus (B) the Escrow Amount, minus (C) an amount equal to the Seller Representative Reserve Fund, by wire transfer of immediately available funds to the account designated by Seller in writing (such account to be designated by Seller to Purchaser in writing at least three (3) Business Days prior to the Closing Date);

(ii) pay to the applicable Persons identified in the Payoff Letters delivered pursuant to Section 2.5(i), the respective amounts of the Closing Indebtedness set forth in such Payoff Letters by wire transfer of immediately available funds to the account or accounts designated in each such Payoff Letter;

(iii) pay on behalf of the Company, to the applicable Persons identified in the Payment Instructions delivered pursuant to Section 2.5(i), the respective amounts of the Transaction Expenses in accordance with the Payment Instructions by wire transfer of immediately available funds to the account or accounts designated in each such Payment Instructions, to the extent such Transaction Expenses are to be paid at Closing;

(iv) pay the Escrow Agent an amount equal to the Escrow Amount, by wire transfer of immediately available funds to the accounts the Escrow Agent designates in writing to Purchaser (such account to be designated by the Escrow Agent to Purchaser in writing at least three (3) Business Days prior to the Closing Date); and

(v) pay the Seller Representative an amount equal to the Seller Representative Reserve Fund, by wire transfer of immediately available funds to the account the Seller Representative designates in writing to Purchaser (such account to be designated by the Seller Representative to Purchaser in writing at least three (3) Business Days prior to the Closing Date).

(b) On or prior to the next regularly scheduled payroll date of the Company following the Closing, Purchaser agrees to cause the Company to pay to each Employee to whom any amount of Transaction Expense is owed and not paid pursuant to Section 2.3(a)(iii), the amount set forth in the Payment Instructions delivered with respect to such Employee, in each case, via payroll, less applicable withholding Taxes.

2.4 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller each of the following:

(a) the Escrow Agreement, duly executed by Purchaser and the Escrow Agent; and

(b) evidence reasonably satisfactory to Seller that the RWI Policy was bound effective as of the date of this Agreement and the binder agreement in respect thereof remains in full force and effect.

2.5 Closing Deliveries by Seller. At or prior to the Closing, Seller and the Company shall deliver, or cause to be delivered, to Purchaser each of the following:

(a) instruments of transfer evidencing the transfer of the Shares to Purchaser, executed by Seller and, if the Shares are certificated, original stock certificates representing the Shares;

(b) the Escrow Agreement, duly executed by the Seller Representative, solely in his capacity as representative of Seller;

(c) the organizational record books and minute books of the Company (which may be otherwise made available at the Company’s principal office);

(d) a copy of the articles of incorporation of the Company, certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of Texas;

(e) a certificate of good standing of the Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of Texas;

(f) a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to (i) no amendments to the articles of incorporation of the Company since the date of certification referenced in Section 2.5(d), (ii) a copy of the bylaws of the Company, (iii) the resolutions approved by the board of directors of the Company authorizing the execution, delivery and performance by the Company of the Company Documents and the consummation by the Company of the transactions contemplated by the Company Documents and (iv) the names and signatures of the officers of the Company authorized to execute the Company Documents;

(g) a certificate, dated as of the Closing Date and executed by the Trustee, certifying (i) that the Trustee shall have taken all necessary action to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the names and signatures of the officers of the Seller authorized to execute the Company Documents to which the Seller is a party;

(h) a validly executed IRS Form W-9 from Seller, dated as of the Closing Date;

(i) an executed pay-off letter and UCC-3 termination statements and other Lien terminations or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar Governmental Authority), in each case in form and substance reasonably satisfactory to Purchaser, from each Person to whom any amount of the Closing Indebtedness is owed, evidencing the satisfaction in full of all such Closing Indebtedness and the release or termination of all Liens relating to such Closing Indebtedness (collectively, the “Payoff Letters”);

(j) an invoice from each Person (other than any Employee) to whom any amount of the Transaction Expenses is owed, indicating (i) the aggregate amount of Transaction Expenses owed to such Person, (ii) wire transfer instructions for the payment of such amount owed, and (iii) payment instructions for each Employee to whom any amount of the Transaction Expenses is owed, indicating the aggregate amount of any Transaction Expenses owed to such Employee and wire transfer instructions for the payment of such amount, if other than payment through the payroll of the Company (collectively, the “Payment Instructions”);

(k) except as set forth on Schedule 2.5(k), documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the termination of all Related Party Contracts and Related Party Obligations and a duly executed termination amendment for each of the Phantom Stock Plans, in form and substance reasonably satisfactory to Purchaser;

(l) all Consents and waivers that are listed on Schedule 2.5(l);

(m) a copy of the ESOP Fairness Opinion duly executed by the ESOP Financial Advisor, in form and substance reasonably satisfactory to Purchaser;

(n) a duly executed amendment to the Trustee Engagement Agreement allowing ESOP Post-Closing Expenses to be paid from the Adjustment Escrow Funds;

(o) the ESOP Amendment duly executed by all parties thereto, in form and substance reasonably satisfactory to Purchaser;

(p) letters of resignation from each individual requested by Purchaser pursuant to Section 7.3; and

(q) such other documents, certificates, or instruments as Purchaser may reasonably request in order to effect the transactions contemplated by this Agreement and the Related Agreements, to vest in Purchaser good and valid title to all of the Shares, or to evidence the release of all Liens (other than Permitted Liens) on the Company’s properties and assets.

2.6 Signing Delivery by Seller. On the date hereof, Seller shall deliver, or caused to be delivered, to Purchaser the ESOP Trustee Signing Certificate, in form and substance reasonably satisfactory to Purchaser, duly executed by the Trustee.

ARTICLE III

PURCHASE PRICE; ADJUSTMENT

3.1 Purchase Price. The aggregate consideration to be paid for the Shares shall be an amount equal to the sum of (i) the Closing Payment, as paid in accordance with Section 2.3 and as adjusted and paid pursuant to Section 3.3, plus (ii) any Earn-Out Payment that is payable pursuant to Section 3.5 (the “Purchase Price”).

3.2 Closing Payment. The closing payment for the Shares (the “Closing Payment”) shall be an amount equal to:(a) Two Hundred Sixty-Nine Million One Hundred Thousand Dollars ($269,100,000);

(b) plus the aggregate amount of Closing Cash;

(c) minus the aggregate amount of Closing Indebtedness;

(d) minus the aggregate amount of Transaction Expenses; and

(e) (y) plus the amount by which Closing Net Working Capital exceeds Target Net Working Capital or (z) minus the amount by which Target Net Working Capital exceeds Closing Net Working Capital; provided, however, that:

(i) if Closing Net Working Capital is greater than Target Net Working Capital but is not greater than One Hundred Thirteen Million Seven Hundred Thousand Dollars ($113,700,000), then Closing Net Working Capital shall be equal to Target Net Working Capital; and

(ii) if Closing Net Working Capital is less than Target Net Working Capital but is greater than Ninety-Seven Million Nine Hundred Thousand Dollars ($97,900,000), then Closing Net Working Capital shall be equal to Target Net Working Capital.

3.3 Estimated Closing Payment. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Closing Payment (such estimated amount, the “Estimated Closing Payment”), including each of its components. The Company shall prepare the Estimated Closing Statement in accordance with the Accounting Principles. Prior to the Closing, Purchaser will be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Closing Payment set forth therein, and the Company shall permit Purchaser and its Representatives to have reasonable access to the books and records of the Company and to such historical financial information relating to the preparation of the Estimated Closing Statement and the calculation of the Estimated Closing Payment as Purchaser may request. The Company shall promptly consider in good faith any changes Purchaser proposes to the Estimated Closing Statement at least one (1) Business Day prior to the Closing Date and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted.

3.4 Determination of Final Closing Payment.

(a) Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to Seller and the Seller Representative (i) an unaudited consolidated balance sheet of the Company Group as of the Closing Date and (ii) a statement (the “Initial Closing Statement”) setting forth Purchaser’s good faith calculation of the Closing Payment, including each of its components. Purchaser shall prepare the Initial Closing Statement in accordance with this Agreement and the Accounting Principles.

(b) Seller and the Seller Representative will be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date Seller receives the Initial Closing Statement. During such thirty (30) day period, Seller and its Representatives (including the Seller Representative) will have reasonable access to the books and records of the Company Group, to work papers prepared by Purchaser or Purchaser’s Representatives to the extent they relate to the Initial Closing Statement, and to such historical financial information relating to the Initial Closing Statement as Seller or the Seller Representative may reasonably request, and will be entitled to meet with Representatives of Purchaser on a mutually convenient basis in order to obtain and discuss such information; provided, however, that such access does not interrupt the normal course of the Business. At or prior to the end of such thirty (30) day period, Seller and the Seller Representative shall either:

(i) deliver a notice to Purchaser confirming that no adjustments are proposed by Seller and the Seller Representative to Purchaser’s calculation of the Closing Payment or any of its components, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii) deliver a notice to Purchaser to the effect that Seller and the Seller Representative disagree with Purchaser’s calculation of the Closing Payment or any of its components, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement (which shall only include disagreements based on mathematical errors or based on the Closing Payment not being calculated in accordance with this Agreement and the Accounting Principles) and the adjustments that, in Seller’s and the Seller Representative’s view, should be made to the calculation of the Closing Payment or any of its components, as applicable, in order to comply with this Agreement and the Accounting Principles (collectively, the “Proposed Adjustments”); provided, however, that if Seller and the Seller Representative fail to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30)-day period, then the calculation of the Closing Payment as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Closing Payment.”

(c) If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after Purchaser’s receipt of the Notice of Disagreement, notify Seller whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, Seller, the Seller Representative and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Closing Payment resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after Purchaser’s notice to Seller of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either Seller or Purchaser, the Unresolved Adjustments will be submitted to PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, to a mutually agreeable nationally recognized firm with no material relationships with Seller, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of Seller, and shall make available to the Accounting Firm the books and records of the Company Group, work papers prepared by Purchaser, Seller, or their respective Representatives to the extent they relate to the Initial Closing Statement or the Notice of Disagreement, as the case may be, and other historical financial information relating to the Initial Closing Statement, in each case as the Accounting Firm may request. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the Accounting Principles; (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon by the Parties in accordance with this Section 3.4, as applicable, a calculation of the Closing Payment, including each of its components; and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 3.4(c). The Accounting Firm may, at its discretion, conduct a conference concerning the Unresolved Adjustments, at which conference Purchaser and Seller (and the Seller Representative) shall have the right to present additional books and records, work papers, documents, materials, and other information and to have their respective Representatives present, but in no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written Consent of the other Party. The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Closing Payment by the Accounting Firm will, absent manifest error, be final and binding on the Parties as the Final Closing Payment, and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.4(c) shall be borne by Purchaser, on the one hand, and Seller via, solely, deduction of such amounts from the Adjustment Escrow Amount, on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100, and the written determination of the Accounting Firm states that $80 of the Unresolved Balance is resolved in Purchaser’s favor and $20 of the Unresolved Balance is resolved in Seller’s favor, Purchaser would bear 20% of the Accounting Firm’s costs and expenses, on the one hand, and Seller would bear 80% of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 3.4 shall be borne by such Party.

(d) If the Final Closing Payment is greater than the Estimated Closing Payment (such difference, the “Closing Payment Shortfall”), then, within five (5) Business Days after the date on which the Final Closing Payment becomes final and binding pursuant to this Section 3.4, (i) Purchaser shall pay to Seller, by wire transfer of immediately available funds to the account Seller designates in writing to Purchaser, the Closing Payment Shortfall and (ii) Purchaser and Seller shall jointly instruct the Escrow Agent to release the Adjustment Escrow Funds to Seller.

(e) If the Final Closing Payment is less than the Estimated Closing Payment (such difference, the “Closing Payment Surplus”), and the amount of the Closing Payment Surplus is less than the remaining Adjustment Escrow Funds, then within five (5) Business Days after the date on which the Final Closing Payment becomes final and binding pursuant to this Section 3.4, Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to release (i) to Purchaser an amount equal to the Closing Payment Surplus and (ii) to Seller the amount of the Adjustment Escrow Funds remaining after release of the amount pursuant to Section 3.4(e)(i).

(f) If there is a Closing Payment Surplus and the Closing Payment Surplus is greater than the amount of remaining Adjustment Escrow Funds (such difference, the “Adjustment Escrow Shortfall”), then (i) Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to release all of the Adjustment Escrow Funds to Purchaser, and (ii) at Purchaser’s option, Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to release to Purchaser out of the Indemnity Escrow Funds an amount not to exceed the Adjustment Escrow Shortfall. For the avoidance of doubt, in no event shall Seller be responsible for payment of any amount in respect of any Adjustment Escrow Shortfall.

(g) The Parties shall treat any payments made pursuant to this Section 3.4 as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

3.5 Earn Out Payment.

(a) Seller shall receive, as additional Purchase Price, the following payment, if any, determined in accordance with the terms and conditions of this Section 3.5 (the, “Earn-Out Payment”):

(i) If the “gross profit” (as defined by GAAP) of the Company Group for the 2023 fiscal year of the Company Group, excluding any “gross profit” (as defined by GAAP) derived from the line of business and assets obtained by the Company Group pursuant to the Add-On Agreement, (as calculated in accordance with the Accounting Principles, consistently applied, and in all cases consistent with the historical accounting practices of the Company Group) (the “2023 Gross Profit”) is less than the 2023 Gross Profit Earn-Out Minimum Target, then no Earn-Out Payment shall be payable hereunder (i.e. the Earn-Out Payment shall be zero); or

(ii) If 2023 Gross Profit is equal to or greater than the 2023 Gross Profit Earn-Out Minimum Target but less than the 2023 Gross Profit Earn-Out Target, then Purchaser shall pay to Seller, in accordance with this Section 3.5, a one-time payment of an aggregate amount equal to the sum of (A) $4,200,000 plus (B) the product of (x) 2.7388 multiplied by (y) the amount (if any) by which 2023 Gross Profit exceeds the 2023 Gross Profit Earn-Out Minimum Target;

(iii) If 2023 Gross Profit is equal to or greater than the 2023 Gross Profit Earn-Out Target, then Purchaser shall pay to Seller, in accordance with this Section 3.5, a one-time payment of an aggregate amount equal to the sum of (A) $8,400,000 plus (B) the product of (x) the product of 2.7388 multiplied by 50%, multiplied by (y) the amount (if any) by which 2023 Gross Profit exceeds the 2023 Gross Profit Earn-Out Target; provided, however, that in no event shall the Earn-Out Payment exceed a maximum of $12,600,000.

(b) Promptly after receipt of the audited financial statements that include the 2023 fiscal year of the Company Group (and in any event within ninety (90) days after receipt of such audited financial statements), Purchaser shall prepare and deliver to Seller a statement setting forth Purchaser’s good faith calculation of the 2023 Gross Profit and a calculation of the Earn-Out Payment based on the foregoing (such statement, a “Earn-Out Payment Initial Statement”).

(c) Seller and its Representatives (including the Seller Representative) shall be entitled to review the Earn-Out Payment Initial Statement during the sixty (60)-day period beginning on the date Seller receives such Earn-Out Payment Initial Statement. During such sixty (60)-day period, Purchaser shall reasonably cooperate with and make reasonably available to Seller and their Representatives all information, records, data and working papers, including reasonable access relevant personnel during normal business hours, as may be reasonably requested in connection with the review of such Earn-Out Payment Initial Statement and the resolution of any disagreement related thereto; provided, that such access does not unreasonably interrupt the normal course of business of Purchaser and its Affiliates (including the Company Group); provided further that, in the event that Purchaser provides access to any such information less than five (5) days prior to the end of such sixty (60)-day period, the review period shall automatically extend for an additional ten (10) days. All access and information contemplated by this Section 3.5(c) shall be subject to the terms and conditions of a non-disclosure agreement in form and substance reasonably satisfactory to Purchaser and Seller.

(d) At or prior to the end of such sixty (60)-day period, Seller shall either:

(i) deliver a notice to Purchaser confirming that no adjustments are proposed by Seller to Purchaser’s calculation of the Earn-Out Payment, in which case Purchaser’s calculation of the Earn-Out Payment as set forth in such Earn-Out Payment Initial Statement shall constitute the Earn-Out Payment, as finally determined pursuant to this Section 3.5; or

(ii) deliver a notice to Purchaser to the effect that Seller disagrees with Purchaser’s calculation of the Earn-Out Payment and specifying in reasonable detail the nature of such disagreement and the adjustments that, in Seller’s view, should be made to the calculation of the Earn-Out Payment in order to comply with this Agreement; provided, however, that if Seller fails to deliver a notice pursuant to this Section 3.5(d)(ii) within such sixty (60)-day period, then the calculation of the applicable Earn-Out Payment as set forth in the Earn-Out Payment Initial Statement shall constitute the Earn-Out Payment, as finally determined pursuant to this Section 3.5.

(e) If Seller delivers a notice pursuant to Section 3.5(d)(ii) disputing Purchaser’s calculation of the Earn-Out Payment, the provisions of Section 3.4(c) shall apply mutatis mutandis to resolve such dispute and finally determine the Earn-Out Payment, except that the dispute shall be submitted to a mutually appointed independent arbitrator with no material relationships with Purchaser, Seller or any of their respective Affiliates as mutually agreed by Purchaser and Seller.

(f) Within five (5) Business Days after the date upon which the Earn-Out Payment is finally determined in accordance with this Section 3.5, Purchaser shall pay to Seller, in cash by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the Earn-Out Payment; provided, however, that Purchaser shall have the right to recoup and set off from and against the Earn-Out Payment any amount owed to Purchaser or any of its Affiliates by Seller under this Agreement.

(g) Each of the Purchaser and the Company acknowledges that the possibility of receiving the Earn-Out Payment constitutes a material inducement for the Seller to enter into this Agreement. The Company covenants and agrees that it will comply with, and will cause the other Company Group members to comply with (to the extent applicable), and Purchaser shall cause the Company Group to comply with (to the extent applicable), the covenants and other obligations set forth in this Section 3.5 and on Exhibit 3.5.

3.6 Withholding. Purchaser shall be entitled to deduct and withhold from any amounts payable under this Agreement, including the Purchase Price, such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. The Parties shall cooperate in good faith to obtain exemption from or to otherwise reduce or eliminate any amount that would otherwise be required to be deducted or withheld. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons from whom such amounts were so withheld.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

4.1 Organization and Authorization of Seller. The ESOP is an “employee stock ownership plan” (as such term is defined in Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA). The Trustee has all requisite power and authority to execute, deliver and perform the obligations of Seller under this Agreement and each other agreement to be executed and delivered in connection herewith to which the ESOP is, or will be at Closing, a party (the “Seller Documents”). This Agreement and each other agreement to be executed and delivered in connection herewith to which the Seller is, or will be at Closing, a party have been duly and validly authorized and approved by all necessary actions on the part of Seller and the Trustee. In connection with the execution of this Agreement, the Seller and the Trustee have complied with all material terms of the ESOP and any additional requirements imposed by ERISA upon such Person.

4.2 Ownership of the Shares. Seller owns, as of immediately prior to the Contemplated Transactions, of record, and has good and valid title to the Shares, free and clear of any Lien (other than Permitted Liens). Seller has full voting power with respect to all of the Shares, and full power of disposition (except for Permitted Liens) and full power to agree to all of the matters set forth in this Agreement, in each case with respect to the Shares. Except for this Agreement, there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating Seller to transfer or sell any Shares of the Company. There are no voting trusts, stockholder agreements, proxies, or other Contracts in effect to which Seller is a party with respect to the voting or transfer of any of the Shares held by Seller other than such terms as set forth in the ESOP. Upon delivery to Purchaser at the Closing of the instrument of transfer executed by Seller, and upon Purchaser’s payment of the Estimated Closing Payment pursuant to Section 2.3(a)(i), Purchaser will acquire good and valid title to all of the Shares held by Seller, free and clear of any Lien (other than Permitted Liens).

4.3 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by Seller of its Seller Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not prevent or delay the consummation by Seller of the transactions contemplated by Seller’s Seller Documents, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Schedule 4.3(a).

(b) Except as set forth on Schedule 4.3(b), the execution, delivery, and performance by Seller of its Seller Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the Shares held by Seller under, or, to Seller’s Knowledge, result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Seller or the Shares held by Seller, (ii) any Contract to which Seller is a party or the Shares held by Seller are bound, (iii) any of the Organizational Documents of Seller, except, in the case of each of clauses (i) and (ii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate be material to the Company or prevent or delay the consummation by Seller of the transactions contemplated by its Seller Documents.

4.4 Proceedings. There are no Proceedings pending or, to Seller’s Knowledge, threatened by or against Seller or any of its Affiliates with respect to its Seller Documents or the transactions contemplated hereby and thereby or that, if determined adversely to Seller, would prevent or delay the consummation by Seller of the transactions contemplated hereby and thereby.

4.5 Brokers. Except as set forth on Schedule 4.5, no broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by Seller’s Seller Documents based upon arrangements made by or on behalf of Seller.

4.6 Investigation. The Trustee and the ESOP Financial Advisor, each acting on behalf of the ESOP, have had access to the business records and documents of the Company and have made such investigation and due diligence of the Company as each such Person has requested.

4.7 Fiduciary Process. In approving the Purchase Price, the Trustee has exercised its duties with respect to the ESOP solely in the interests of the participants and beneficiaries and (a) for the exclusive purpose of providing benefits to participants and their beneficiaries, and (b) with the care, skill, prudence, and diligence under the prevailing circumstances that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a like enterprise of a like character and with like aims. The ESOP Trustee has determined the fair market value of the Shares in good faith pursuant to the terms of the ESOP and in accordance with ERISA. The Trustee has obtained the financial analysis referenced in the ESOP Trustee Signing Certificate, and shall obtain the ESOP Fairness Opinion, from the ESOP Financial Advisor who is a qualified independent appraiser within the meaning of Code Section 401(a)(28).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as follows:

5.1 Organization and Authorization of the Company Group.

(a) Each member of the Company Group is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted. Each member of the Company Group is validly licensed or qualified to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business as currently conducted or proposed to be conducted makes such licensing or qualification necessary, except where failure to be so qualified would be reasonably expected to have a Material Adverse Effect. A correct list of all of the jurisdictions in which each member of the Company Group is so licensed or qualified to do business is set forth on Schedule 5.1(a).

(b) The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Related Agreements to which it is a party (the “Company Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of the Company Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action by the Company and, if applicable, Seller in its capacity as a holder of the Shares. The Company has validly executed and delivered the Company Documents. The Company Documents constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Limitations.

(c) Correct copies of the Company’s Organizational Documents have been provided to Purchaser. No member of the Company Group is in material default under or in material violation of its Organizational Documents. At the Closing, the Company’s Organizational Documents will be in the possession of the Company.

5.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, of which 124,748.0612 shares are issued and outstanding and constitute the Shares. The Shares represent all of the authorized and outstanding Equity Interests of the Company. The Shares (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, applicable Law or Organizational Documents of the Company. Except for this

Agreement, there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating the Company to issue, transfer, sell, repurchase, or redeem any Equity Interests of the Company, including the Shares. Except as set forth in Schedule 5.2(a), there are no outstanding or authorized limited liability company interest appreciation, phantom or similar rights with respect to the Company. There are no voting trusts, stockholder agreements, proxies, or other Contracts in effect to which the Company is a party with respect to the voting or transfer of the Shares.

(b) Except as set forth in Schedule 5.2(b), the Company does not directly or indirectly (i) own, or have any interest in or right to acquire, any Equity Interests of any other Person (other than the other members of the Company Group) or (ii) control (as such term is defined in the definition of “Affiliate”) any other Person.

(c) Schedule 5.2(c) sets forth a true and correct list of the Subsidiaries of the Company, together with each such Subsidiary’s jurisdiction of organization or formation and the Equity Interests (and percentage interest) held by any Person, in such Subsidiary. The Company or one or more of their Subsidiaries own, directly or indirectly, all of the issued and outstanding Equity Interests of each of the Subsidiaries, free and clear of any Liens (other than restrictions on transfer imposed under applicable securities Laws), and all of such outstanding Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive and similar rights. There are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating any Subsidiary of the Company to issue, transfer, sell, repurchase, or redeem any Equity Interests of such Subsidiary. There are no outstanding or authorized limited liability company interest appreciation, phantom or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, stockholder agreements, proxies, or other Contracts in effect to which any Subsidiary of the Company is a party with respect to the voting or transfer of the Equity Interests of any Subsidiary of the Company.

5.3 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by the Company of the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not prevent or delay the consummation by the Company of the transactions contemplated by the Company Documents, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Schedule 5.3(a).

(b) Except as set forth on Schedule 5.3(b), the execution, delivery, and performance by the Company of the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not materially violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of the Company under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on a member of the Company Group or any of its properties or assets, (ii) any Material Contract to which a member of the Company Group is a party or by which a member of the Company Group or any of its properties or assets is bound, including any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (iii) any material Permit, including any Environmental Permit, held by a member of the Company Group, or (iv) any of the Organizational Documents of any member of the Company Group, except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, delay the consummation by the Company of the transactions contemplated by the Company Documents.

5.4 Financial Statements; No Undisclosed Liabilities.

(a) Set forth in Schedule 5.4(a) are correct and complete copies of (i) the audited consolidated balance sheets of the Company Group as of October 31, 2020, 2021 and 2022; (ii) the related audited consolidated statements of income and consolidated statements of cash flows for the years ended October 31, 2020, 2021 and 2022; (iii) an unaudited consolidated balance sheet of the Company Group as of January 31, 2023 (the “Interim Balance Sheet”) and (iv) the related unaudited consolidated statements of income and consolidated statements of cash flows for the three (3) months ended January 31, 2023 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (A) have been prepared from the books and records of the Company Group in accordance with GAAP, consistently applied, (B) are correct in all material respects and (C) present fairly, in all material respects, the financial condition and results of operations and changes in cash flows of the Company Group as of the respective dates thereof and for the respective periods covered thereby, and with respect to the Interim Balance Sheets only, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of the Company Group are correct in all material respects and reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company.

(b) The Company Group does not have any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (iii) Liabilities incurred in connection with the transactions contemplated hereby; (iv) Liabilities under Contracts described on the Schedules or under Contracts that are not required to be disclosed thereon (other than any Liability resulting from or arising out of any breach or violation of any such Contract, or any indemnification, warranty or similar obligation under any such Contract); (v) liabilities under any Company Benefit Plan; and (vi) Liabilities set forth on Schedule 5.4(b).

(c) The Company Group maintains internal accounting controls sufficient to provide reasonable assurances that (i) material transactions are executed in accordance with management’s general or specific authorizations, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences that have been actually discovered. There has never been

(x) any material weakness in any system of internal accounting controls used by the Company Group, (y) any fraud or other wrongdoing that involves any of the management or other employees of the Company Group who have a role in the preparation of financial statements or the internal accounting controls used by the Company Group, or (z) any claim or allegation regarding any of the foregoing.

(d) Schedule 5.4(d) sets forth a correct list of all Indebtedness of the Company Group and identifies for each item of Indebtedness the outstanding amount thereof as of the date of this Agreement.

5.5 Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the date of the Interim Balance Sheet, (a) the Company Group has operated their businesses in all material respects in the ordinary course of business and consistent with past practice, (b) none of the Company Group has taken or agreed to take any action that, if taken during the period from the date hereof to the Closing without the consent of Purchaser, would constitute a breach of Section 7.2 and (c) there has not been any Event which has had a Material Adverse Effect.

5.6 Assets.

(a) Except for assets disposed of in the ordinary course of business since the date of the Interim Balance Sheet or as set forth on Schedule 5.6(a), the Company Group has good and valid title to, a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) reflected on the Interim Balance Sheet or acquired, leased, or licensed by the Company Group since the date of the Interim Balance Sheet, free and clear of any Lien (other than Permitted Liens).

(b) The tangible properties and assets owned, leased, or licensed by the Company Group, including all buildings, plants, structures, improvements, fixtures, machinery, equipment, vehicles, and other tangible assets, are free from material defects, are in good operating condition (reasonable wear and tear excepted), and are suitable for the uses for which intended.

(c) Except as set forth on Schedule 5.6(c), giving effect to the termination of all Related Party Contracts and Related Party Obligations (other than as set forth on Schedule 2.5(k)), the properties and assets owned, leased, or licensed by the Company Group constitute all of the properties and assets used in or necessary to conduct the Business as currently conducted.

5.7 Real Property.

(a) Schedule 5.7(a) sets forth all real property owned by the Company Group (collectively, the “Company Owned Real Property”). The Company Group does not own or hold, nor is it a party to, any option, right of first refusal, or other contractual right or obligation to purchase, acquire, sell, assign or dispose of any real property or any portion thereof of interest therein.

(b) Schedule 5.7(b) sets forth a true, correct and complete list of all Contracts pursuant to which the Company Group leases, subleases, licenses, or otherwise occupies any real property as tenant, subtenant, or licensee (each, a “Real Property Lease”), together with the address of the related property (collectively, the “Company Leased Real Property” and together with the

Company Owned Real Property, the “Company Real Property”). The Company has provided to Purchaser a true, correct and complete copy of each Real Property Lease, including all amendments, guarantees, modifications, exhibits, and schedules. The Company Group has a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the Company Group and, to the Company’s Knowledge, the other party or parties thereto, enforceable against the Company Group and, to the Company’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company Group has materially performed and complied with all of its covenants and obligations under each Real Property Lease, and none of the members of the Company Group, as applicable, nor, to the Company’s Knowledge, any other party to a Real Property Lease is in, or is alleged to be in, breach of or default under such Real Property Lease. The Company Group does not sublease, as sublessor, any portion of the Company Leased Real Property to any other Person. No other party to any Real Property Lease is an affiliate of, and otherwise has any economic interest in, the Company Group. The Company Group has not collaterally assigned or granted any security interest in any Real Property Lease or any interest therein.

(c) With respect to the Company Real Property:

(i) the Company Real Property constitutes all of the real property used in or necessary to conduct the Business as currently conducted;

(ii) the Company Group is in possession of all such Company Real Property and has all easements, licenses, permits or other rights required by applicable Law for the current use and occupancy of the Company Real Property and as are necessary and material to the conduct of the Business thereon as currently conducted;

(iii) the continued use, occupancy and operation of the Company Real Property as currently used, occupied and operated, does not constitute a nonconforming use under any applicable Law (including, but not limited to building code, zoning ordinance or other law or regulation, or any covenants, conditions or restrictions), is not in material violation of any applicable Law (including, but not limited to building code, zoning ordinance or other law or regulation, or any covenants, conditions or restrictions) with respect to, zoning, building, subdivision and land use and does not otherwise violate or conflict with any covenants, conditions, restrictions or any contracts or applicable Permitted Liens thereon;

(iv) no portion of any Company Real Property is subject to any pending condemnation, eminent domain, or similar proceeding or any other proceeding by any Governmental Authority or otherwise and, to the Company’s Knowledge, there is no threatened condemnation or similar proceeding or any other proceeding with respect thereto; and

(v) all such Company Real Property and any buildings, fixtures, equipment and improvements thereon have no material defects are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of buildings (including roofs thereon), are structurally sound and supplied with utilities (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and information and telecommunications) and other services necessary for the operation of such buildings.

5.8 Intellectual Property.

(a) Schedule 5.8(a) sets forth correct lists of (i) all of the Company Intellectual Property that has been issued by, or registered with, or the subject of an application filed with, as applicable, any Governmental Authority anywhere in the world (collectively, “Company Registered Intellectual Property”), including: (A) the registration and/or application number; (B) the registering and/or filing jurisdiction; (C) the registration and/or application date; (D) the record owner; and (E) the registrar of each Company Domain Name; and (ii) all unregistered Company Trademarks material to the operation of the Company Group or the Business. All of the Company Intellectual Property is valid and enforceable. The Company Group is the sole and exclusive owner of, and has good and valid title to all Company Intellectual Property, all free and clear of any Lien (other than Permitted Liens), and the Company Group has good and valid rights to all Licensed IP. All registration, maintenance, and renewal fees required to be paid in connection with all Company Registered Intellectual Property have been paid in a timely manner.

(b) Schedule 5.8(b) sets forth a correct list of all Contracts pursuant to which any member of the Company Group licenses, as licensor, any Company Intellectual Property to any other Person (each, an “Outbound IP License”). The Company has provided to Purchaser a correct copy of each Outbound IP License, including all amendments, modifications, exhibits, and schedules thereto. Each Outbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company Group and the other party or parties thereto, enforceable against the Company Group and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company Group, and, to the Company’s Knowledge, the other party or parties thereto, has performed and complied in all material respects with all of its covenants and obligations under each Outbound IP License. None of the members of the Company Group nor, to the Company’s Knowledge, any other party to any Outbound IP License is in, or is alleged to be in, breach of or default under such Outbound IP License.

(c) Schedule 5.8(c) sets forth a correct list of all Contracts pursuant to which any member of the Company Group licenses, as licensee, Intellectual Property from any other Person (other than Off-the-Shelf Software) (each, an “Inbound IP License”). The Company has provided to Purchaser a correct copy of each Inbound IP License, including all amendments, modifications, exhibits, and schedules thereto. Each Inbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company Group and the other party or parties thereto, enforceable against the Company Group and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company Group, and, to the Company’s Knowledge, the other party or parties thereto, has performed and complied in all material respects with all of its covenants and obligations under each Inbound IP License. None of the members of the Company Group nor, to the Company’s Knowledge, any other party to any Inbound IP License is in, or is alleged to be in, breach of or default under such Inbound IP License. The Inbound IP Licenses grant rights to the Company Group in and to all of the Licensed IP other than any Off-the-Shelf Software.

(d) The Company Intellectual Property and the rights of the Company Group under the Inbound IP Licenses and Off-the-Shelf Software constitute all of the rights to Intellectual Property necessary to conduct the Business as currently conducted (“Business IP”). The Company Group will have such rights in and to the Business IP immediately following the Closing to the same extent as the Company Group immediately prior to the Closing.

(e) Except as set forth on Schedule 5.8(e), no Proceeding has been filed against any member(s) of the Company Group, and no member(s) of the Company Group have received since the Lookback Date any written or, to the Company’s Knowledge, oral communication from any other Person, (i) challenging the validity or enforceability of any Company Intellectual Property or (ii) alleging that the conduct of the Business by any member(s) of the Company Group violates, infringes, or misappropriates the Intellectual Property rights of any Person. The conduct of the Business as currently conducted does not violate, infringe, or misappropriate, and has not violated, infringed, or misappropriated, any unpublished Patent applications to the Company’s Knowledge, or any other Intellectual Property rights of any Person.

(f) Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for or under the direction or supervision of the Company Group (including any Company Intellectual Property) has executed and delivered to the applicable member of the Company Group a valid and enforceable Contract providing for the irrevocable assignment by such Person (by way of a present grant of assignment) to the Company Group of all of such Person’s right, title, and interest in and to such Intellectual Property, and a waiver of all moral rights therein and relating thereto to the extent such moral rights cannot be legally assigned.

(g) The Company Group has taken commercially reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in and to, all trade secrets and other confidential information forming a part of the Company Intellectual Property or Business IP. There has been no unauthorized disclosure of such trade secrets or other confidential information by or on behalf of the Company Group, or, to the Company’s Knowledge, by any Person, or unauthorized disclosure by or on behalf of the Company Group of any other Person’s confidential information. Each Person that has had or currently has access to any trade secrets owned by the Company Group is subject to written obligations regarding the confidentiality and non-disclosure of such trade secrets. To the Company’s Knowledge, no Person is in breach of any such obligation.

(h) To the Company’s Knowledge, no Person has violated, infringed, or misappropriated any of the Company Intellectual Property. No member(s) of the Company Group have filed any Proceeding or sent to any Person any written notice of, or provided any written or oral threat or allegation relating to, a violation, infringement, or misappropriation by that Person of any of the Company Group’s rights to any of the Company Intellectual Property.

(i) Schedule 5.8(i) contains a correct list of each item of Software included in the Company Intellectual Property (the “Company Software”). The Company Group has a valid license or right to use all third party Software that is required to operate or modify the Company Software. All Company Software and other Software included in the Business IP performs in all material respects in accordance with the technical documentation relating thereto, is free from any material defect. There are no licenses, shop rights, or rights of any other kind held by any other Person with respect to any Company Software or other Company Intellectual Property and no rights in any Company Software or other Company Intellectual Property have otherwise been transferred to any third party (except pursuant to the Outbound IP Licenses).

(j) Except as provided in Schedule 5.8(j), none of the Company Software contains, is derived from, is distributed with, or was developed using Open Source Software.

(k) Neither the execution, delivery and performance of this Agreement or the Closing will (i) constitute a material breach of or default under any Outbound IP License or Business IP; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Outbound IP License or Business IP; or (iii) cause the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in, any Company Intellectual Property.

(l) No funding, facilities or personnel of any Governmental Authority or any university or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

5.9 Information Technology; Data Privacy and Security.

(a) All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, owned or controlled by the Company Group (collectively, the “Company IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring, and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted and proposed to be conducted. The Company Group has in place a commercially reasonable business continuity and disaster recovery program and policy, including providing for the regular back-up and prompt recovery of the data and information, necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media) without material disruption to, or material interruption in, the conduct of the Business.

(b) The Company Group has good and valid title to, or otherwise has rights to use, all of the data included in the Company Intellectual Property and other information that is material to the Business, including data that is contained in any database used or maintained by the Company Group (collectively, the “Company Data”), free and clear of any Lien (other than Permitted Liens).

(c) Except as set forth in Schedule 5.9(c), since the Lookback Date, the Company Group has been and, as of the date hereof, is in compliance in all material respects with (i) Data Protection Laws and Anti-Spam Laws applicable to the Company Group, the operation of the Company Group or its Business, or to any Personal Data or Company Data in the possession or control of the Company Group; (ii) internal privacy policies and privacy policies contained on any websites maintained by or on behalf of the Company Group; and (iii) applicable contractual obligations concerning data privacy and security relating to Company Data and Personal Data in the possession or control of the Company Group.

(d) Except as set forth in Schedule 5.9(d), the Company Group has established, maintains, and is in compliance with a written information security program covering the Company Group that (i) that addresses the requirements of the Data Protection Laws and prudent industry practices; and (ii) includes and incorporates safeguards that are reasonable, appropriate and designed to preserve the confidentiality, integrity, and availability of all Personal Data and Company Data in the Company Group’s possession or control and to protect against Security Breaches. The Company Group tests such information security program on a periodic basis, and such program has either: proven effective upon testing in all material respects; or the Company has taken steps to remediate any and all issues identified during such tests.

(e) The Company IT Systems are sufficient for the immediate and anticipated future needs of the Business, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. To the Company’s Knowledge, the Company IT Systems do not contain any Virus. The Company uses industry standard measures designed to ensure that there are no Viruses in the Company IT Systems. Except as set forth in Schedule 5.9(e), since the Lookback Date, there has been no material disruption, interruption, outage, or continued substandard performance affecting any Company IT System. Except as set forth in Schedule 5.9(e), there has been no (i) Security Breach or other unauthorized use, access, interruption, modification, or corruption of any of the following: Company IT Systems, the Company Data and Personal Data, or (ii) complaints from, notices from, or Proceedings conducted or claims asserted by any Person, including any Governmental Authority, against any member of the Company Group regarding (A) any actual or alleged Security Breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System or (B) the collection or use of Company Data or Personal Data.

5.10 Material Contracts.

(a) Schedule 5.10(a) sets forth a correct list of all of the Contracts of the following types to which a member of the Company Group is a party or by which a member of the Company Group or any of its properties or assets is bound:

(i) any Contract with any supplier of goods or services that (i) has resulted in expenditures by such member of the Company Group of more than Five Hundred Thousand Dollars ($500,000) in 2021 or 2022, (ii) requires such member of the Company Group to purchase all of its requirements for any good or service from such supplier or (iii) contains any minimum or “take or pay” purchase or volume requirements;

(ii) any Contract with any customer that (i) has resulted in sales to such member of the Company Group of more than Five Hundred Thousand Dollars ($500,000) in 2021 or 2022, (ii) requires such member of the Company Group to sell any product or service exclusively to such customer, or (iii) obligates such member of the Company Group to provide such customer with equal or preferred pricing terms as compared to the pricing terms offered by such member of the Company Group to any other customer, including any Contract with any “most favored nation” provision;

(iii) any Contract under which such member of the Company Group is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in expenditures by the such member of Company Group of more than Five Hundred Thousand Dollars ($500,000) in 2021 or 2022;

(iv) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Business, in each case that (i) has resulted in expenditures by such member of the Company Group of more than Two Hundred Fifty Thousand Dollars ($250,000) in 2021 or 2022, or (ii) grants such Person exclusive rights to sell, distribute, or promote in any geographical area or any particular product;

(v) any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;

(vi) any Contract relating to the acquisition by such member of the Company Group of any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise), other than purchases of assets in the ordinary course of business;

(vii) any Contract relating to the sale or other disposition by such member of the Company Group of any business, Equity Interests, or assets (whether by merger, sale of Equity Interests, sale of assets, or otherwise), other than the sale of finished goods inventory in the ordinary course of business;

(viii) any Contract relating to the incurrence of Indebtedness by, or the placing of a Lien (other than a Permitted Lien) on any of the assets of, such member of the Company Group;

(ix) any Contract relating to any joint venture, partnership, strategic alliance, or similar relationship;

(x) any Contract under which such member of the Company Group has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person;

(xi) any collective bargaining agreement or other Contract with any trade union or other labor organization;

(xii) any Contract, other than any Company Benefit Plan, with (i) any current or former officer or director of such member of Company Group or (ii) any other Employee or Independent Contractor of such member of the Company Group providing for, in the case of this clause (ii), annual cash compensation by such member of the Company Group of more than Two Hundred Fifty Thousand Dollars ($250,000);

(xiii) any Contract that limits the freedom of such member of the Company Group to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of such member of the Company Group’s products or services;

(xiv) any Contract restricting the ability of such member of the Company Group to solicit or hire any other Person;

(xv) any power of attorney; and

(xvi) any Government Contract over $250,000 in total value.

(b) The Company has provided to Purchaser access to a correct copy of each Contract set forth or required to be set forth on Schedule 5.10(a) (including all amendments, exhibits, and schedules thereto) (collectively, the “Material Contracts”). Except as set forth on Schedule 5.10(b), each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Company Group and, to the Company’s Knowledge, the other party or parties thereto, enforceable against the Company Group and, to the Company’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, material breach of or default under such Material Contract. No member of the Company Group has received any written or, to the Company’s Knowledge, oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and no member of the Company Group has given any such written or oral notice to any counterparty to a Material Contract. No member of the Company Group has waived any of its material rights under any Material Contract.

5.11 Permits. The Company Group possesses or has applied for all Permits required by applicable Law to own, lease, and operate its properties and assets and to conduct the Business as currently conducted. Schedule 5.11 sets forth a correct list of all such Permits. All such Permits are in full force and effect, and the Company Group has performed all of its material obligations under and is, and since the Lookback Date has been, in material compliance with all such Permits. No member of the Company Group has received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority (a) indicating or alleging that a member of the Company Group does not possess any Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, or suspend any of the Company Group’s Permits. To the Company’s Knowledge, none of the Company Group’s Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of the Company Documents or the consummation of the transactions contemplated hereby and thereby.

5.12 Benefit Plans.

(a) Schedule 5.12(a) sets forth a true, complete and correct list of all Company Benefit Plans. A true, complete and correct copy of each of the Company Benefit Plans, and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, have been provided to Purchaser. In the case of any Company Benefit Plan which is not in written form, the Company has provided Purchaser with a correct written description of such Company Benefit Plan. A true, complete and correct copy, to the extent applicable with respect to a Company Benefit Plan, of (i) the three (3) most recent annual reports (Form 5500 series) and accompanying schedules and other attachments, actuarial reports, and accountant’s opinions of the plan’s financial statements; (ii) the most recent summary plan description together with any summary of material modifications and all member booklets; (iii) the most recent IRS determination or opinion letter; (iv) a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Company Benefit Plan; (v) nondiscrimination, Code section 409(p), and other compliance testing reports for the three (3) most recent years; (vi) the most recent share repurchase liability study; (vii) all correspondence, requests, audits, filings, notices or similar communications received from any Governmental Authority relative to the Company Benefit Plan during the past six (6) years (including any submission made to any Governmental Authority under a voluntary compliance, correction or amnesty program); and (viii) any other documents, forms or other instruments relating to any Benefit Plan reasonably requested by Purchaser, has been provided to Purchaser, and there have been no material changes in the financial condition in the respective Company Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(b) Each Company Benefit Plan has been established, registered (where required), maintained, administered, funded, and operated in compliance in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code. The Company Group does not reasonably expect to incur any penalties or liabilities under Section 4980H(a) or Section 4980H(b) of the Code. There have been no acts or omissions by any member of the Company Group or any of their respective ERISA Affiliates that have given rise to or would reasonably be expected to give rise to interest, fines, penalties, Taxes or related charges under Chapters 43, 47, 68 or 100 of the Code for which the Company Group or any of its ERISA Affiliates may be liable.

(c) Neither the Company Group nor any of its ERISA Affiliates has, or has had, any Liability with respect to a Multiemployer Plan or a plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. None of the Company Benefit Plans is a “multiple employer plan” (as defined in Section 413(c) of the Code) or a multiple employer welfare arrangement (within the meaning of section 3(40) of ERISA or any corresponding or similar provision of any other applicable Law).

(d) No Company Benefit Plan provides for post-employment or retiree welfare benefits, except as required by applicable Laws and the cost of coverage for which is fully paid by the covered individual.

(e) Neither the Company Group nor, to the Company’s Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any “prohibited transactions” (as defined in section 406 of ERISA or section 4975 of the Code), or any corresponding or similar provision of any other applicable Law, in connection with any Company Benefit Plan.

(f) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code or any corresponding or similar provision of any other applicable Law. Neither the Company nor any of its Subsidiaries has an indemnity or gross-up obligation for any Taxes imposed under Section 409A or Section 457A of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law).

(g) The ESOP is an “employee stock ownership plan” within the meaning of Code Section 4975(e)(7). Any loan made to the ESOP is an “exempt” loan within the meaning of Treasury Regulation Section 54.4975-7(b). The ESOP has not been a party to any purchase or sale of Company during the preceding six (6) years. The ESOP has at all times been primarily invested in “employer securities” as defined in Section 409(l) of the Code, and such employer securities have been valued no less frequently than annually by an independent appraiser meeting the requirements Section of 401(a)(28) of the Code. The Company Group and the ESOP have complied in all respects with Section 409(p) of the Code and the Treasury Regulations thereunder. As of the Closing Date, neither the Company Group nor the ESOP shall have made any “prohibited allocations” within the meaning of Treasury Regulation Section 1.409(p)-1(b)(2) in violation of Section 409(p) or caused the incurrence of a nonallocation year as defined in Treasury Regulation Section 1.409(p)-1(c), issued any synthetic equity to a disqualified person for purposes of Code Section 4979A(a)(4) or engaged in any other transaction that could result in the Company Group being liable an for excise tax under Section 4979A of the Code.

(h) Except as set forth on Schedule 5.12(h), neither the execution and delivery of the Company Documents nor the consummation of the transactions contemplated hereby and thereby will trigger a payment, accelerate the time of vesting or the time of payment, or increase the amount, of any compensation or benefits due to any Employee, Independent Contractor or former employee, or independent contractor of the Company Group. Neither the Company Group nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code or any other applicable Law.

(i) The Company Group has no liability by reason of an individual who performs or performed services for any member of the Company Group in any capacity being improperly excluded from participating in a Company Benefit Plan.

(j) There are no Proceedings (other than routine claims for benefits, none of which, individually or in the aggregate, are material to the Company Group) pending or, to the Company’s Knowledge, threatened involving any Company Benefit Plan or the assets of any Company Benefit Plan.

5.13 Employee and Labor Matters.

(a) The Company Group has provided Purchaser with a list of (i) the titles and locations of each Employee and Independent Contractor currently employed, retained, or engaged by the Company, identifying each such person’s status as an Employee or Independent Contractor; (ii) each such person’s rate of pay; (iii) each such person’s date of hire or engagement and (as applicable) date of termination; and (iv) in the case of Employees, their classification as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”) or characterization as eligible or non-eligible to overtime pay under any other applicable Law.

(b) None of the Employees currently employed by the Company Group is represented in connection with such employment by a trade union or other labor organization that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and, no union organizational campaign is pending or to the Company’s Knowledge, threatened with respect to any of the Employees. There is no pending or, to the Company’s Knowledge, threatened labor strike, slowdown, work stoppage, or labor arbitration proceeding against the Company Group with respect to any Employee.

(c) The Company Group is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices or terms and conditions of employment, including but not limited to worker classification, wages, hours of work, withholding, discrimination, collective bargaining, immigration, workers’ compensation, unemployment compensation and occupational safety and health. Since the Lookback Date, all Independent Contractors providing personal services to the Company Group have been properly classified or characterized as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company Group have been properly classified under FLSA and similar state Laws or properly characterized under any other applicable Law. The Company Group (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to Employees, Independent Contractors and former employees and independent contractors of the Company Group since the Lookback Date, (ii) is not liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not liable for any arrearage or past-due payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.

(d) There is no pending or, to the Company’s Knowledge, threatened charge, claim, or Proceeding against the Company Group by or before any Governmental Authority concerning any actual or alleged violation of any Law relating to employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding, workers’ compensation or occupational safety and health.

(e) In the past ninety (90) days, the Company Group has not taken any action or series of actions that constituted a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or that otherwise triggered any notice requirement or Liability under any state or local plant closing notice Law. To the Company’s Knowledge, no executive officer or other key Employee (i) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of the Company Group or (ii) has taken steps or is otherwise planning to terminate such Person’s employment with the Company Group for any reason (or no reason), including the consummation of the transactions contemplated by the Company Documents.

(f) The Company Group has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing, orally to a member of management or human resources personnel) of which it had knowledge since the Lookback Date. With respect to each such allegation determined by the Company Group to have merit, the applicable member of the Company Group has taken corrective action that is reasonably calculated to prevent further improper action.

(g) A Form I-9 has been completed and retained with respect to each Employee and, where required by law, former employees. To the Company’s Knowledge, no member of the Company Group has been the subject of any Proceeding from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service), or any other immigration-related enforcement Proceeding.

(h) The Company Group is and has been in compliance with, to the extent applicable, Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company Group maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company Group is not, and has not been since the Lookback Date, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Company Group has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

(i) The Company has provided to Purchaser a correct copy of each Pre-Closing Employment Agreement, each duly executed by each party thereto.

5.14 Environmental Matters.

(a) The Company Group is, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws.

(b) The Company Group possesses all Environmental Permits required by applicable Environmental Laws to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted. Schedule 5.14(a) sets forth a correct list of all such Environmental Permits. All such Environmental Permits are in full force and effect, and the Company Group has performed all of its material obligations under and is, and since the Lookback Date has been, in compliance in all material respects with all such Environmental Permits. No member of the Company Group has received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority (a) indicating or alleging that the Company Group does not possess any Environmental Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (b)

threatening or seeking to withdraw, revoke, terminate, suspend or adversely renew, amend or modify any of the Company Group’s Environmental Permits. None of the Company Group’s Environmental Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of the Company Documents or the consummation of the transactions contemplated hereby and thereby.

(c) No written or, to the Company’s Knowledge, oral notice from any Governmental Authority that remains unresolved has been received by the Company Group claiming that (i) the operation of the Business is in material violation of any Environmental Law or Environmental Permit or (ii) the Company Group is responsible (or potentially responsible) for a material Environmental Remedial Action with respect to the operation of the Business.

(d) There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company Group with respect to any Environmental Remedial Action, Environmental Law, Environmental Permit or Hazardous Substance. The Company Group is not subject to any ongoing obligations of any Order pursuant to any Environmental Law.

(e) No member of the Company Group, and to the Company’s Knowledge no other Person, has caused or contributed to any Release at any location which has given rise, or could reasonably be expected to give rise, to any material Liabilities or material investigatory, reporting, corrective, or remedial obligations pursuant to Environmental Laws of any member of the Company Group. To the Company’s Knowledge, no Person has been exposed to Hazardous Substances in connection with the operation of the Business since the Lookback Date in a manner that could reasonably be expected to result in material Liability under Environmental Laws.

(f) No Company Real Property or, to the Company’s Knowledge, other real property formerly leased or occupied by the Company Group (i) has been, pursuant to CERCLA or any similar Law, placed or, to the Company’s Knowledge, is proposed to be placed on the National Priorities List, the SEMS, or any state or regional equivalent list of known or suspected contaminated sites or (ii) is subject to a written claim, Order, or other written request or written demand to take Environmental Remedial Action.

(g) To the Company’s Knowledge, no member of the Company Group has Liability because it has sent, transported, accepted for transport, or arranged for transport any Hazardous Substances to any facility, site, or location which (i) has been, pursuant to CERCLA or any similar Law, placed or, to the Company’s Knowledge, is proposed to be placed on the National Priorities List, the SEMS, or any state or regional equivalent list of known or suspected contaminated sites or (ii) is subject to a written claim, Order, or other request to take Environmental Remedial Action.

(h) No member of the Company Group has assumed by written Contract or by operation of law, or agreed in writing to indemnify any other Person against, any Liabilities under Environmental Laws.

(i) At no time has the Company designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos or perfluorinated or polyfluorinated alkyl substances.

(j) The Company has provided Purchaser with correct copies of all material environmental audits, reports, and other material environmental documents relating to the current and former operations and facilities of the Company Group which are in Seller’s, the Company Group’s, or any of their respective Representatives’ possession, custody, or control.

5.15 Taxes. Except as set forth on Schedule 5.15:

(a) All income and other material Tax Returns of the Company Group and Seller have been timely filed, and all other filings in respect of Taxes have been made for the Company Group, as required by applicable Law. Each such Tax Return and filing is accurate and complete in all respects. All income and other Taxes and estimated Taxes owed by the Company Group and Seller whether or not shown on such Tax Returns have been fully and timely paid as required by applicable Law. The amounts provided as a current liability on the Financial Statements for all Taxes are, and the amount taken into account in calculating Closing Net Working Capital for all Taxes will be, adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the date thereof or to any periods prior thereto (as determined on an accrual basis) and for which the Company Group may be directly or contingently liable in its own right or as a transferee or successor, by Contract or otherwise.

(b) The Company is not subject to any current, pending or, to the Company’s Knowledge, threatened audit, examination, claim or proceeding with respect to Taxes. No material issues have been raised in any prior examination by any Governmental Authority of the Company Group or Seller which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined, and no position has been taken on any Tax Return of the Company Group or Seller for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is contrary to any publicly announced position of a Governmental Authority or that is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of the Company Group.

(c) The Company Group and Seller have complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which the Company Group or Seller is required by Law to withhold or collect, including sales and use taxes, goods and services taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, stockholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. All material information returns required to be filed by the Company Group or Seller have been filed, and all statements required to be furnished to payees by the Company Group or Seller have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete. The Company has correctly and consistently classified all service providers of the Company Group as employees or independent contractors for all purposes.

(d) There are no Liens (other than Liens for current Taxes not yet due and payable) on any of the properties or assets of the Company Group or the Shares.

(e) The Company Group is not liable for the Taxes of any Person other than the Company Group as a result of filing unitary, combined, or consolidated Tax Returns, as a transferee or successor, by Contract or otherwise.

(f) The Company Group has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and the Company Group has not requested or been granted an extension of the time for filing any Tax Return.

(g) The Company Group is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) at any time during the applicable period specified in Code §897(c)(1)(A)(ii).

(h) The Company Group is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash. The Company Group will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) election under section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law); or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. The Company Group has not used any improper Tax accounting method.

(i) No member of the Company Group is subject to any joint venture, partnership, or other Contract which is treated as a partnership for Federal income tax purposes. No member of the Company Group is a party to any tax sharing agreement, tax allocation agreement, tax indemnification agreement, or other similar Contract.

(j) Each of the Company’s Subsidiaries that is a controlled foreign corporation (within the meaning of Code Section 957(a)) is listed on Schedule 5.15.

(k) No member of the Company Group has ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l) No member of the Company Group will be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code.

(m) None of the Company’s Subsidiaries is, nor has at any time been, a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(n) No member of the Company Group is, or has at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the re-characterization provisions of Section 952(c)(2) of the Code.

(o) The Company has never entered into a “reportable transaction” within the meaning of Treasury Regulation §1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or non-U.S. law.

(p) No written claim has been made since the Lookback Date by a Tax authority in a jurisdiction where Tax Returns with respect to the Company Group or Seller are not filed asserting that the Company Group or Seller is or may be subject to Tax in that jurisdiction. The Company does not have a permanent establishment or fixed place of business in any country other than the United States, Canada and Mexico. No member of the Company Group is subject to taxation nor does it have any Tax filing obligations in any jurisdiction outside of the jurisdiction in which such member was formed.

(q) The prices and terms for the provision of any property or services undertaken among the Company Group and its Affiliates are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(r) The Company Group and Seller have duly and timely collected all material amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(s) The Company Group has not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any applicable Law or any COVID-19 Financial Assistance Program or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act.

(t) The Company has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement and the Related Agreements.

(u) Neither the Company Group nor Seller have requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period after the Closing Date.

(v) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the U.S., any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any other Person under Treasury Regulation § 1.1502-6 (or any comparable provision of state or local law) as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business that do not primarily relate to Taxes), or otherwise.

(w) Except with respect to the liability for Taxes of the Company under Section 1374 related to the shares in HiscoMex S.A. de C.V., the Company is not and has not been subject to Tax under Section 1374 or 1375 of the Code.

(x) The Company has not granted a power of attorney that is currently in effect with respect to any Tax matters.

(y) The Company is and has been at all times since its taxable year beginning November 1, 1998 validly treated as a subchapter “S corporation” within the meaning of Sections 1361 and 1362 for federal (and, as applicable, state and local) income Tax purposes and has properly maintained such S corporation status throughout the time leading up to and including the Closing Date.

(z) Each of Hisco International and Hisco Acquisition Subsidiary I, Inc. is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(aa) The Canadian Subsidiary has not entered into, or been contractually obligated to enter into, a “reportable transaction” within the meaning of the Income Tax Act (Canada) or a “notifiable transaction”, each as modified by or defined in the legislative proposals to amend the Income Tax Act (Canada) released by the Department of Finance (Canada) on February 4, 2022, or any transaction that is reportable or notifiable under any applicable analogous provisions of provincial or territorial law in Canada.

(bb) The Canadian Subsidiary has not made an election to report its Canadian tax results in a currency other than the currency of Canada.

(cc) The Canadian Subsidiary has (i) duly and timely completed and filed any and all Tax Returns in respect of Canada Emergency Wage Subsidy required to be filed by it, or that it elected to file, and all such returns are complete, correct and accurate, (ii) not claimed any Canada Emergency Wage Subsidy to which it was not entitled. The Canadian Subsidiary has not claimed, received, been credited or otherwise realized any amount under any COVID-19 Financial Assistance Program to which it was not, or is not, entitled and the Canadian Subsidiary has satisfied at all times the relevant criteria and conditions entitling it to such amounts. For greater certainty, section 125.7(6) of the Income Tax Act (Canada) did not and does not apply in respect of any such amounts.

5.16 Proceedings and Orders. Except as set forth on Schedule 5.16, there are, and since the Lookback Date have been, no Proceedings pending or, to the Company’s Knowledge, threatened against a member of the Company Group or any of its Representatives in their capacities as such. Except as set forth on Schedule 5.16, there are, and since the Lookback Date have been, no Proceedings by a member of the Company Group pending against any other Person, and no member of the Company Group is considering any such Proceeding. None of the Proceedings set forth or required to be set forth on Schedule 5.16 would, if determined adversely to the Company Group, have a Material Adverse Effect. Except as set forth on Schedule 5.16, the operation of the Business is not, and since the Lookback Date has not been, subject to any Order. Each member of the Company Group is and has, since the Lookback Date, been in compliance with all Orders. No member of the Company Group is a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which a member of the Company Group has any continuing Liability.

5.17 Compliance with Laws. Except as set forth on Schedule 5.17, the Company Group is, and since the Lookback Date has been, in compliance in all material respects with all Laws applicable to its properties, its assets, and the Business. Since the Lookback Date, no member of the Company Group has received any written or, to the Company’s Knowledge, oral notice from a Governmental Authority alleging that such member of the Company Group is not in compliance with any applicable Law.

5.18 Anti-Corruption Laws.

(a) Each member of the Company Group and all the Company Group directors, officers, employees and, to the Company’s Knowledge, agents, representatives and Affiliates of the Company Group are, and for the last five (5) years have been, in compliance with all Anti-Corruption Laws. For the previous five (5) years, no member of the Company, the Company Subsidiaries and all the Company Group directors, officers, employees and, to the Company’s Knowledge, agents, representatives and Affiliates of the Company Group has been the subject of any internal or external allegation, investigation, review, audit, inquiry, or enforcement proceedings by a Governmental Authority, bank, or customer related to any offence or alleged offence under Anti-Corruption Laws, and, to the Company’s Knowledge, no such investigation, review, audit, inquiry, or proceeding is pending or threatened; and there are no circumstances likely to give rise to any such investigation, review, audit, inquiry or proceeding.

(b) Since the Lookback Date, each member of the Company Group and all the Company Group directors, officers, employees and, to the Company’s Knowledge, agents, representatives and Affiliates of the Company Group have been in compliance with Anti-Corruption Laws. None of the members of the Company Group or, to the Company’s Knowledge, their respective Representatives have: (i) made, agreed to make, promised, offered or authorized the making of any contribution, payment, gift, entertainment, money or thing of value (including a facilitation payment) to a Government Official, or any other person, in violation of any applicable Anti-Corruption Laws; or (ii) accepted, received, agreed to accept or authorized the acceptance of any contribution, payment, gift, entertainment, money, anything of value, or other advantage in violation of any applicable Anti-Corruption Laws.

(c) To the Company’s Knowledge: (i) none of the members of the Company Group, nor, to the Company’s Knowledge, any of their respective Representatives, is or has been the subject of any Proceeding by any Governmental Authority, bank or customer regarding any offense or alleged offense under applicable Anti-Corruption Laws, (ii) no such Proceeding is pending or has been threatened in writing, and (iii) there are no circumstances likely to give rise to any such Proceeding.

(d) None of the Company nor any of the Company Subsidiaries are owned or controlled directly or indirectly by a government entity or Government Official; and none of their respective directors, officers, employees, or, to the Company’s Knowledge, agents, representatives or other persons acting for or on behalf of the Company or Company Subsidiaries, is a Government Official.

(e) The Company Group has instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws. The Company Group has not established or maintained any fund or asset unrecorded in the books of the Company that was otherwise required by applicable Laws to be recorded for any purpose, or has made any false or artificial entries on any of the books or records of the Company Group for any reason.

5.19 Global Trade Laws.

(a) Each member of the Company Group and, to the Company’s Knowledge, all directors, officers, employees agents, representatives, Affiliates and any other Person acting on behalf of any member of the Company Group, (i) are, and since the Lookback Date have been, in compliance with Global Trade Laws in all material respects; and (ii) currently maintains, and since the Lookback Date, has maintained, policies and procedures reasonably designed to ensure compliance with all applicable Global Trade Laws. Currently and since the Lookback Date, the Company Group has not, and, to the Company’s Knowledge, the Company Group’s directors, officers, employees agents, representatives, Affiliates and any other Person acting on behalf of a member of the Company Group have not, been the subject of any internal or external allegation or Proceeding by a Governmental Authority related to Global Trade Laws, and, to the Company’s Knowledge, no such allegation or Proceeding by any Governmental Authority with respect to Global Trade Laws is pending or threatened; and there are no circumstances likely to give rise to any such allegation or Proceeding.

(b) No member of the Company Group or any of its directors, officers, employees, and, to the Company’s Knowledge, agents, Affiliates or any other Person acting on the Company Group’s behalf, (i) is or was at the time of acting on behalf of the Company Group a Sanctioned Party; or (ii) is engaged in, or have been since the Lookback Date, directly or indirectly, any business or dealings with, or used any corporate funds to contribute to or finance the activities of, any Sanctioned Party or any Sanctioned Country.

(c) Without limiting Section 5.19(a), to the extent any of the members of the Company Group are an importer of record, they have, and have since the Lookback Date, acted with reasonable care to accurately declare to CBP and ANAM (or any other foreign customs authorities) information contained in customs documents related to importation of goods into the United States, Mexico, or any other jurisdiction (the “Imported Goods”), including, among other things, its admissibility, value, tariff classification, country of origin, and country of origin mark, in accordance with applicable tariff laws, rules, and regulations. There are currently no material claims pending against any of the members of the Company Group by CBP or ANAM (or other foreign customs authorities) relating to the admissibility, value, tariff classification, country of origin, and country of origin mark of the Imported Goods. Since the Lookback Date there have not been any material penalties assessed or claimed by CBP, ANAM, or other Governmental Authority with respect to the Imported Goods. The members of the Company Group have paid to CBP and ANAM (and other applicable foreign customs authorities) relevant foreign customs authorities all duties, fees, penalties, and taxes assessed, due, and payable.

5.20 Products Liability; Warranties.

(a) Schedule 5.20(a) sets forth all forms of guaranty, warranty, right of return, right of credit or other indemnity offered by any Company Group member in the ordinary course of business in connection with any products manufactured, sold, licensed, leased or delivered by the Company Group. Each product manufactured, sold, licensed, leased or delivered by the Company Group at all times has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company Group has no material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course of business, consistent with the past custom and practice of the Company Group.

(b) None of the members of the Company Group have any material Liability (and, to the Company’s Knowledge, no Event has occurred or exists that could reasonably be expected to give rise to any Proceeding giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company Group, and all such products suitable for their intended use and for the industries in which they are intended to be used.

5.21 Accounts Receivable. All accounts receivable of the Company Group have arisen from bona fide transactions by the Company Group in the ordinary course of business and have been reduced by sufficient reserves, in accordance with GAAP, for any bad debts reflected on the Financial Statements. All accounts receivable reflected in the Interim Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet, which allowance was calculated in accordance with GAAP; and all accounts receivable to be reflected in the calculation of Closing Net Working Capital will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined in accordance with GAAP.

5.22 Material Customers and Material Suppliers.

(a) Schedule 5.22(a) sets forth a correct list of (i) the top twenty (20) customers of the Company Group (based on the total amount of sales to such customer) for the fiscal years ended October 31, 2021 and October 31, 2022 (each, a “Material Customer”), showing the total amount of sales to each such Material Customer during the applicable period and the percentage of the total sales of the Company Group represented by such sales, and (ii) the top twenty (20) suppliers and vendors to the Company Group (based on total amount purchased from such supplier or vendor) for the fiscal years ended October 31, 2021 and October 31, 2022 (each, a “Material Supplier”), showing the total amount of purchases by the Company Group from each such Material Supplier during the applicable period and the percentage of the total amount of purchases by the Company Group represented by such purchases.

(b) Except as set forth in Schedule 5.22(b), since January 1, 2021, there has been (i) no materially adverse change in the business relationship, or any material dispute, between the Company Group and any Material Customer or Material Supplier, (ii) no change in any material term or condition of any Contract between the Company Group and any Material Customer or Material Supplier, and (iii) no written notice from any Material Customer or Material Supplier that such Material Customer or Material Supplier intends to reduce its purchases from or sales to, as applicable, the Company Group or that such Material Customer or Material Supplier intends to terminate, not renew, or materially amend the terms and conditions of any Contract with the Company Group.

(c) Since January 1, 2021, no Material Customer or Material Supplier has made any material breach of contract, indemnification, or similar claim against the Company Group.

5.23 Inventory. Except as set forth on Schedule 5.23, the inventories of the Company Group, including raw materials, supplies, work-in-process, finished goods and other materials (collectively, the “Inventory”), (a) are in good, merchantable and useable condition, (b) are reflected in the Interim Balance Sheet and will be reflected in the calculation of Closing Net Working Capital at the lower of cost or market in accordance with GAAP and (c) are, in the case of finished goods, of a quality and quantity merchantable in the ordinary course of business and are, in the case of all other Inventory, of a quality and quantity useable in the ordinary course of business. The inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company, the reserve for inventory obsolescence contained in the Interim Balance Sheet fairly reflects the amount of obsolete Inventory as of the date of the Interim Balance Sheet, and the reserve for inventory obsolescence to be contained in the calculation of Closing Net Working Capital will fairly reflect the amount of obsolete Inventory as of the Effective Time.

5.24 Related Party Transactions.

(a) Except as set forth on Schedule 5.24, no Related Person of the Company Group (i) is involved in any business arrangement with, or uses any of the assets or properties of, the Company Group (other than in such Related Person’s capacity as an equity holder, officer, manager, director, employee or other authorized representative, as applicable), or (ii) to the Company’s Knowledge, has any claim or cause of action against the Company Group.

(b) Except as set forth on Schedule 5.24, the Company Group does not owe or has paid any amount to, and the Company Group has not made or committed to make any loan or extend or guarantee credit to, or for the benefit of, or have any Indebtedness to, any Related Person of the Company Group, except for payment of salary and benefits in respect of any such Related Person who is an employee.

(c) Schedule 5.24 sets forth (i) all Contracts between the Company Group, on the one hand, and Seller or any of its Affiliates (other than the Company Group) or respective Related Persons, on the other hand (each, a “Related Party Contract”) and (ii) any loan, note, or advance regardless of maturity, and any receivable or payable, in each case owing to or from the Company Group, on the one hand, by or to Seller or any of its Affiliates (other than the Company Group) or any of their respective Related Persons, on the other hand (each, a “Related Party Obligation”).

5.25 Bank Accounts. Schedule 5.25 sets forth a correct list of all bank accounts, safe deposit boxes, and lock boxes maintained by or on behalf of the Company Group and the persons authorized to sign or otherwise act with respect thereto.

5.26 Insurance. Schedule 5.26 sets forth a correct list of all policies of fire, liability, workers’ compensation and other forms of property and casualty insurance owned or held by the Company Group (collectively, the “Insurance Policies”). The Company has provided to Purchaser correct copies of all of the Insurance Policies. To the Company’s Knowledge, all of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no written notice of cancellation or termination has been received by the Company Group with respect to any of the Insurance Policies. The Company Group is and has been in compliance with all such Insurance Policies. Taken together, the Insurance Policies are sufficient for compliance with all (i) applicable Laws and (ii) Material Contracts to which a member of the Company Group is a party or by which a member of the Company Group or any of its properties or assets is bound. The Company has made available to Purchaser copies of loss runs showing the loss history in respect of the Company Group since the Lookback Date for each Insurance Policy, including any claims that are currently pending.

5.27 Government Contracts; Preferential Status. As to any Government Contract (which, for the avoidance of doubt, shall include bids, offers and proposals of the Company Group that, if accepted or successful, would result in a Government Contract) for which a member of the Company Group has performed services or been bound by since the Lookback Date, except as set forth on Schedule 5.27: (i) the Company Group and any predecessors have been in compliance with all material contract requirements and have maintained necessary performance qualifications, certifications and approvals to ensure adequate performance; (ii) all representations and certifications applicable to such contracts and associated bids or proposals were accurate in all material respects when made and have been updated as required; (iii) all invoices and reports submitted to a customer were accurate in all material respects, and any required adjustments or overpayments have been promptly credited and reported to the applicable customer and recorded in the financial records of the applicable member of the Company Group; (iv) to the Company’s Knowledge, no such Contract was awarded based on §8(a) status, small business status, small disadvantaged business status, protégé status, HUB-Zone small business status, veteran owned small business status, service disabled veteran owned small business status, woman owned status, minority owned status or other preferential status afforded by statute or regulation, certified business entity status; and (v) no reasonable basis currently exists, or has existed since the Lookback Date, to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contract including under the United States False Claims Act or the United States Procurement Integrity Act.

5.28 PPP Loans; COVID-19.

(a) If any member of the Company Group has incurred a PPP Loan, then prior to the date hereof, the entire balance of any PPP Loan has been repaid in full or “forgiven” (as such term is defined in Section 1106 of the CARES Act) in accordance with the terms of any such PPP Loan and applicable Laws. Except as set forth in the preceding sentence, no member of the Company Group has sought any other form of financial assistance in connection with or in response to COVID-19, whether made available by Law or otherwise (including, without limitation, relief from any creditor Liability).

(b) Except as set forth on Schedule 5.28(b), no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff or reduction in salary or wages, or other workforce changes affecting employees or independent contractors of any member of the Company Group has occurred since February 1, 2020, or is currently planned or announced as a result of COVID-19 or any Law, Order, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19.

5.29 Brokers. Except as set forth on Schedule 5.29, no broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by the Company Documents based upon arrangements made by or on behalf of the Company Group.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and the Company as follows:

6.1 Organization and Authorization of Purchaser. Purchaser is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Purchaser has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements (“Purchaser Documents”) and to consummate the transactions contemplated hereby or thereby. The execution, delivery, and performance by Purchaser of the Purchaser Documents and the consummation by Purchaser of the transactions contemplated hereby or thereby have been validly authorized by all necessary corporate action by Purchaser. Purchaser has validly executed and delivered the Purchaser Documents. Purchaser Documents constitute legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

6.2 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by Purchaser of the Purchaser Documents, and the consummation by Purchaser of the transactions contemplated hereby or thereby, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not be material to Purchaser or prevent or materially delay the consummation by Purchaser of the transactions contemplated by the Purchaser Documents, and (ii) any Consent that is required as a result of any facts or circumstances relating solely to Seller, the Company Group, or any of their respective Affiliates.

(b) The execution, delivery, and performance by Purchaser of the Purchaser Documents, and the consummation by Purchaser of the transactions contemplated hereby or thereby, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Purchaser or any of its properties or assets, (ii) any material Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, (iii) any Permit held by Purchaser, or (iv) any of the Organizational Documents of Purchaser except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or delay the consummation by Purchaser of the transactions contemplated by the Purchaser Documents.

6.3 Proceedings. There are no Proceedings pending by or against Purchaser or any of its Affiliates with respect to the Purchaser Documents or the transactions contemplated hereby or thereby or that, if determined adversely to Purchaser, would prevent or delay the consummation by Purchaser of the transactions contemplated by the Purchaser Documents.

6.4 Financing. Purchaser has received and delivered to the Company and Seller an executed commitment letter from the parties identified therein (“Debt Financing Sources”) committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide an aggregate of up to One Hundred Seventy Five Million Dollars ($175,000,000) of debt financing to Purchaser (such commitment letter, the “Debt Commitment Letter,” and the debt financing contemplated by the Debt Commitment Letter, the “Debt Financing”). On the Closing Date immediately prior to the consummation of the Closing, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds to pay in full all obligations of the Purchaser hereunder to be paid at the Closing. The obligation to fund the commitment under the Debt Commitment Letter is not subject to any condition, other than the conditions expressly set forth in the Debt Commitment Letter. The Debt Commitment Letter has been duly executed by Purchaser and each other Person party thereto, and the Debt Commitment Letter is in full force and effect and constitutes the valid and binding obligation of each of Purchaser and, to the knowledge of Purchaser, each other Person party thereto, enforceable against such Persons in accordance with its terms, subject to the Enforceability Limitations. Prior to the date hereof, the Debt Commitment Letter have not been amended, supplemented or otherwise modified in any material respect, no such amendment, supplement or other modification is contemplated, and the commitment contained in the Debt Commitment Letter has not been withdrawn or rescinded in any respect. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the financing contemplated by the Debt Commitment Letter will not be satisfied on a timely basis or that the Debt Financing contemplated by the Debt Commitment Letter will not be made available on the Closing Date. Notwithstanding this Section 6.4 or any other provision of this Agreement, Purchaser affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Purchaser obtain financing for or related to any of the Contemplated Transactions.

6.5 Securities Law Matters. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act or other applicable securities Law. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.6 Brokers. Except as set forth on Schedule 6.6, no broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by the Company Documents based upon arrangements made by or on behalf of Purchaser.

6.7 RWI Policy. Purchaser has delivered to the Company and the Trustee a copy of the RWI Policy as to be attached to the binder agreement. Purchaser has delivered to the insurance broker placing the RWI Policy, for release to the insurer(s) and/or managing general underwriter(s), as applicable, under the RWI Policy, an instruction to bind the RWI Policy as of the execution of this Agreement that will be delivered upon the execution of this Agreement. Purchaser has fully paid any and all premiums, fees, expenses and Taxes in connection with the RWI Policy that are due and payable to the broker or underwriter or any taxing authority as of the date hereof pursuant to the terms of the RWI Policy (the “RWI Policy Closing Costs”).

ARTICLE VII

PRE-CLOSING COVENANTS AND AGREEMENTS

7.1 Access to Information. From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement and applicable Law, the Company shall and shall cause its Subsidiaries to give Purchaser and its Representatives, upon reasonable prior written notice by Purchaser, reasonable access during normal business hours to the offices, facilities, and books and records of the Company Group that are in the possession or under the control of any of the Company Group, and shall make the officers and employees of the Company Group available to Purchaser and its Representatives during normal business hours as Purchaser and its Representatives shall from time to time reasonably request in writing, in each case, to the extent that such access and disclosure would not obligate the Seller or the Company Group to take any actions that would unreasonably disrupt the normal course of their respective businesses; provided, however, that the auditors and accountants of the Seller and the Company Group shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants; provided, further, that nothing herein shall require Seller or the Company Group to provide access or to disclose any information to Purchaser if such access or disclosure (a) would be in violation of any Law (including any Antitrust Laws) applicable to Seller or any of the Company Group or the terms of any Contract to which any of Seller or any of the Company Group is party or (b) is subject to an attorney-client or an attorney work-product privilege or would result in the waiver of any applicable attorney-client privilege.

7.2 Conduct of Business Pending the Closing.

(a) Except (x) as set forth on Schedule 7.2, (y) as may be approved in writing by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned) or (z) (1) as is otherwise expressly permitted, contemplated or required by this Agreement or (2) as required by applicable Law or Public Health Measures, from the date hereof through the earlier of the Closing or the termination of this Agreement (but in all cases subject to the understanding and agreement that nothing contained in this Section 7.2, including the parenthetical in clause (y) above, shall permit Seller, the Company or any of their Subsidiaries or other Affiliates to (or require Purchaser or any of its Affiliates (including the Company following the Closing) to) approve, or consent to allow, Seller, the Company or any of their Subsidiaries or other Affiliates to) enter into any amendment, modification or waiver of the Add-On Agreement, in respect of the Add-On Earn-Out or take any other action that is restricted by or otherwise subject to Section 7.10, except in accordance with the terms of Section 7.10):

(i) Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to (i) carry on the Business of the Company Group in all material respects in the ordinary course of business consistent with past practice, (ii) preserve the present assets, properties, business, operations, business organization and goodwill of the Company Group in all material respects and (iii) preserve in all material respects existing relationships with Persons having material business dealings with the Company Group (including employees, independent contractors, directors, vendors, customers, suppliers and Governmental Authorities); and

(ii) Subject to applicable Laws (including Antitrust Laws), Company shall not, and shall cause its Subsidiaries not to, do any of the following with respect to the Company Group:

(A) change, amend or otherwise modify the Organizational Documents of any member of the Company Group;

(B) establish a record date for, declare, set aside, make or pay any dividend on, or make any other distribution in respect of equity securities or other voting interests of any member of the Company Group, other than dividends and distributions payable only to members of the Company Group;

(C) adjust, split, combine, subdivide, recapitalize or reclassify any of its equity securities or other voting interests;

(D) authorize for issuance, issue, sell, or deliver or agree or commit to issue, or purchase, redeem, retire or otherwise acquire any equity securities or other voting interests of any member of the Company Group, including any securities convertible into, exchangeable for, evidencing the right to subscribe for, or options, warrants or rights to purchase or subscribe for, capital stock, equity securities, or other voting interests; provided, however, that the Subsidiaries of Company may make any such issuances, sales or deliveries to Company or a direct or indirect wholly owned Subsidiary of Company;

(E) except as required by applicable Law or pursuant to the terms of any Company Benefit Plan as in existence as of the date hereof and made available to Purchaser, (1) materially increase the amount of any bonus, salary or other cash compensation under any employment, severance, change in control, termination, retention or similar Contract with any Employee, Independent Contractor or former employee or independent contractor having an annual base salary in excess of $100,000 except annual merit increases in the ordinary course of business, (2) other than the ESOP Amendment and the Phantom Plan Terminations, establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, practice, agreement, arrangement or policy that would be a Company Benefit Plan if it was in existence on the date of this Agreement (including any employment, severance, separation, change in control, termination, retention or similar Contract with any Employee or Independent Contractor), other than entering into employment Contracts with new hires in the ordinary course of business consistent with past practice and reasonable in amount, (3) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the Company Benefit Plans; (4) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (5) make any material determination under any Company Benefit Plan inconsistent with prior determinations and positions;

(F) sell, license, abandon, lease, cancel, grant, transfer, convey or otherwise dispose of any material asset or property of the Company Group, other than in the ordinary course of business consistent with the past practice of the Company Group;

(G) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, in a single transaction or a series of related transactions, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except for (1) the acquisition of assets in the ordinary course of business consistent with the past practice of the Company Group and (2) actions in accordance with the Add-On Agreement, which shall be subject to approval as set forth in Section 7.10;

(H) change its present accounting methods or principles in any material respect, except as required by GAAP or applicable Law;

(I) make, agree or enter into any commitment for capital expenditures in respect of the Company Group other than in the ordinary course of business consistent with past practice;

(J) make, change or revoke any Tax election, change any annual Tax accounting period, settle or compromise any Tax claim or assessment, file any materially amended Tax Return, enter into any closing agreement with respect to material Taxes, affirmatively surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or adopt or change any accounting principle, policy, or procedure used by the Company regarding Taxes;

(K) permit the Company Group to incur incremental Indebtedness in excess of Five Million Dollars ($5,000,000) in the aggregate (“Permitted Indebtedness”) or permit, grant or take any other action that will result in the imposition of any Lien granted on any property or assets (whether tangible or intangible) of the Company Group (other than Permitted Liens) or a Lien in respect of Permitted Indebtedness (provided that such Lien in respect of Permitted Indebtedness shall be released in at the Closing);

(L) make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate) other than in the ordinary course of business consistent with past practice;

(M) make capital contributions to or investments in any Person other than short term investments (including money market funds, bank deposits, commercial paper and other money market instruments incurred) in the ordinary course of business consistent with past practice;

(N) enter into any transaction between the Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on the Company after the Closing;

(O) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

(P) offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives or inducements offered by it in the ordinary course of business consistent with past practice, or engage in any form of “channel stuffing” or other activity with the intent of causing a reduction, temporary or otherwise, in the demand for its products and services following the Closing;

(Q) delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid other than in the ordinary course of business consistent with past practice;

(R) other than in the ordinary course of business consistent with past practice (1) renew, amend or modify in any material respect (including by accelerating material rights or benefits under) any Material Contract, other than any renewal of any Material Contract in the ordinary course of business consistent with past practice, (2) terminate any Material Contract or (3) adopt or enter into any Contract that would have been a Material Contract if it were in effect on the date hereof other than adopting or entering into any such Contract in order to replace any Material Contract in existence on the date of this Agreement; provided, however, that such Contract contains terms which are substantially similar to those of the Material Contract that it is intended to replace and are not in the aggregate materially less favorable to the member of the Company Group party thereto relative to the terms of such Material Contract;

(S) except as required by applicable Law, or as reasonably necessary to avoid a violation of applicable Law, not terminate, transfer internally (including in response to a request for transfer by an employee), or otherwise materially alter the duties and responsibilities of, any senior members of management of the Company Group in a manner that would affect whether such Person provides or does not provide services primarily in support of the Company Group, other than such actions that are taken in order to fill a vacancy in the ordinary course of business consistent with past practice;

(T) negotiate, enter into, amend or extend any Contract with a labor union or recognize or certify any labor union as the bargaining representative of any Employee, except as required by Law;

(U) merge, or adopt a plan of complete or partial liquidation, dissolution or reorganization of, any member of the Company Group;

(V) commence, settle, agree to settle, release, waive or otherwise compromise any pending or threatened Proceeding or investigation (A) involving potential payments by or to the Company Group of more than Two Hundred Fifty Thousand Dollars ($250,000) in any single instance, or One Million Dollars ($1,000,000) in the aggregate, (B) in which any of the Company Group admits wrongdoing or misconduct or in which equitable relief is imposed, (C) involves any admission of a criminal act or (D) as a result of which any of the Company Group would reasonably be expected to be materially impacted or restricted;

(W) enter into any new line of business outside of the Business of the Company Group as of the date of this Agreement;

(X) cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor in the ordinary course of business and the Tail Policy;

(Y) cancel, terminate, amend or modify any Pre-Closing Employment Agreement; or

(Z) agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.

(b) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company Group’s operation of its business prior to the Closing. Prior to the Closing, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

(c) If Seller or the Company expects to rely on Section 7.2(a)(ii)(Z) to take, or permit any other member of the Company Group to take, any action that would otherwise be prohibited by this Section 7.2, then at least three (3) Business Days before such action is taken, the Company shall deliver a written notice to Purchaser stating that the Company intends to take or permit the taking of such action and specifying the applicable Law or Public Health Measures requiring the taking of such action.

7.3 Resignations. On or prior to the Closing Date, the Company shall cause each officer and director of the Company Group requested by Purchaser to tender his or her resignation from such corporate officer or director position, and not from employment with the Company Group, effective as of the Closing.

7.4 Exclusivity. From the date of this Agreement until the Closing Date, Seller shall not, and shall cause the Company not to, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company Group, or any member of the Company Group, or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of the Company Group (a “Competing Transaction”), (b) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, or (c) provide information regarding the Company Group or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives, in connection with a possible Competing Transaction with such Person. Seller shall, and shall cause its Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Seller shall immediately advise Purchaser orally and in writing of the receipt by Seller or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

7.5 Efforts. Subject to the terms and conditions hereof and without limiting any of the provisions of Section 7.6, each Party shall use its commercially reasonable efforts to (a) consummate the transactions contemplated by this Agreement as promptly as practicable and (b) obtain, or cause to be obtained, all actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals required to be obtained from any Governmental Authorities or third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The “commercially reasonable efforts” of (i) the Company or Seller shall not require any of the Company Group or its Representatives to expend any money to remedy any breach of any representation or warranty hereunder or to obtain any consent required for consummation of the transactions contemplated by this Agreement, other than de minimis administrative fees or fees for which Purchaser agrees to be responsible, for consummation of the transactions contemplated by this Agreement; and (ii) Purchaser shall not require any of Purchaser or its Representatives to expend any money to remedy any breach of any representation or warranty hereunder or to obtain any consent required for consummation of the transactions contemplated by this Agreement, other than de minimis administrative fees and any fees required to be paid by Purchaser under applicable Law in order for the consent of the relevant Governmental Authority to be obtained. Seller further agrees to deliver to Purchaser, at least five (5) Business Days prior to the Closing Date, for Purchaser’s review and comment, a preliminary copy of the ESOP Fairness Opinion. Seller shall use commercially reasonable efforts to cause the ESOP Financial Advisor to (A) consider in good faith Purchaser’s comments to the ESOP Fairness Opinion and (B) render the signed ESOP Fairness Opinion to the Trustee prior to the Outside Date.

7.6 Competition Clearance.

(a) Each Party agrees to make, or cause to be made, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within ten (10) Business Days of the date hereof, and (ii) any filing that may be required under any other Antitrust Law, if applicable, as promptly as practicable and in any event within twenty (20) Business Days of the date of mutual determination by the Parties as to applicability of such other Antitrust Law; and use reasonable best efforts to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act or any other Antitrust Law and use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable.

(b) Each of Company, on the one hand, and Purchaser, on the other hand, shall, in connection with the efforts referenced in Section 7.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) keep the other Party or their outside antitrust counsel reasonably informed of any communication received by such party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) permit outside antitrust counsel for the other Party to review any communication given by it to, and to the extent reasonably practicable consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give outside antitrust counsel for the other Party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 7.6(a) and Section 7.6(b), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any Proceeding is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as being in violation of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, each of the Company and Purchaser shall use reasonable best efforts to take, or cause to be taken, all such reasonable actions as may be necessary to resolve objections or Proceedings so as to permit consummation of the Contemplated Transactions and the other transactions contemplated by this Agreement in a timely manner; provided, however, that Purchaser shall consult with the Company and in good faith take the Company’s views into account regarding the overall strategic direction with respect to any such Proceeding and consult with the Company prior to taking substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such Proceeding.

(d) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Purchaser and its Affiliates shall not be required to (i) propose, offer, commit, agree, or consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of Purchaser, any of its Affiliates, or the Company, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of Purchaser, any of its Affiliates, or the Company, or (C) take or agree to take any action that after the Closing would limit the freedom of Purchaser, any of its Affiliates, or the Company with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Company’s) businesses, product lines, or assets, (ii) contest, defend, or resist any Proceeding brought or threatened to be brought challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the transactions contemplated by this Agreement or the Related Agreements, or (iii) appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the transactions contemplated by this Agreement or the Related Agreements.

(e) Each Party and their respective outside antitrust counsel shall diligently assist and cooperate with the other Party in preparing and filing any and all written communications that are to be submitted to any Governmental Authorities in connection with the transactions contemplated by this Agreement and in obtaining any approvals and authorizations which may be required to be obtained for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, which assistance and cooperation shall include: (i) timely furnishing to the requesting Party all information concerning such Party and/or its respective Affiliates that outside antitrust counsel to the Parties reasonably determine is required to be included in such documents or would be helpful in obtaining such approval or authorization; (ii) promptly providing the requesting Party with copies of all written communications to or from any Governmental Authority relating to any Antitrust Law; provided, however, that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; provided, further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (iii) keeping the other Party or their outside antitrust counsel reasonably informed of any material communication received or given in connection with any Proceeding by such Party, in each case regarding the transactions contemplated by this Agreement; and (iv) permitting outside antitrust counsel for the other Party to review and incorporate reasonable comments of the other Party in any material communication given by such Party to any Governmental Authority or in connection with any proceeding related to the HSR Act or any Antitrust Law, in each case regarding the transactions contemplated by this Agreement. Neither Purchaser, on one hand, nor the Company or Seller, on the other hand, shall initiate or participate in any material meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the transactions contemplated by this Agreement, including any filings under the HSR Act or any Antitrust Law, without providing the other Party with reasonable prior notice of such meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion. Purchaser shall be responsible for all filing fees under the HSR Act and under any other Antitrust Law. No Party shall, and no Party shall permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if entering into a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation or other transaction would reasonably be expected to (x) impose any delay in obtaining, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, including under the HSR Act or applicable Antitrust Law, (y) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (z) delay the consummation of the transactions contemplated by this Agreement.

(f) None of the Parties nor any of their respective Affiliates shall be required to, in connection with this Section 7.6, offer or accept, or agree, commit to agree or consent to, any remedial action unless such remedial action is expressly conditioned upon the occurrence of the Closing.

(g) Subject to the other provisions of this Agreement, Purchaser shall lead all communications, strategy and efforts to obtain all necessary actions or non-actions and consents from Governmental Authorities under Antitrust Laws in connection with the transactions contemplated hereby and any litigation matters with third parties relating to the Antitrust Laws; provided, however, that Purchaser shall consult with the Company (including its outside antitrust counsel) and in good faith take the Company’s views into account regarding the overall strategic direction of any such communications, strategy and efforts to obtain all necessary actions or non-actions and consents and litigation with third parties relating to the Antitrust Laws and consult with the Company and its outside antitrust counsel prior to taking substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning the matters discussed in this Section 7.6(f).

7.7 Accounts and Contracts with Seller. Prior to the Closing, Seller shall take (or cause the Company or one or more of its other Affiliates to take) such actions as are necessary to (i) settle, effective as of or prior to the Closing, all accounts so that, as of the Closing, there are no Liabilities, fees, payables, or receivables between a member of the Company Group, on the one hand, and Seller or any of its Affiliates, on the other hand (except for Liabilities, fees, payables, or receivables set forth on Schedule 7.7), and (ii) terminate, effective as of the Closing, all Contracts (or portions thereof), services, support, and other arrangements, whether written or oral (except for the Contracts set forth on Schedule 7.7), between a member of the Company Group, on the one hand, and Seller or any of its Affiliates, on the other hand, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts (or portions thereof), services, support, or arrangements.

7.8 Indemnification of Directors and Officers; Tail Policy.

(a) From and after the Closing Date, Purchaser shall cause, in each case unless prohibited under applicable Law (and then only to the extent of such prohibition), the Company and its Subsidiaries to indemnify, defend and hold harmless current and former directors, managers and officers of the Company and its Subsidiaries (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors, and managers and officers of the Company and its Subsidiaries, being referred to collectively as the “D&O Indemnified Parties”) to the extent such persons are permitted to be indemnified by the Company or its Subsidiaries as of the date hereof pursuant to the Organizational Documents of the Company or its Subsidiaries or any agreement as of the date hereof between the Company or its Subsidiaries and such officer, manager or director, for acts or omissions occurring at or prior to the Closing Date and shall advance expenses incurred by the D&O Indemnified Parties in connection with such proceedings prior to the final disposition of such proceedings, and shall cause the Company and its Subsidiaries to fulfill and honor in all respects the obligations of the Company and its Subsidiaries to the D&O Indemnified Parties pursuant to any indemnification provisions under the Organizational Documents of the Company or its Subsidiaries, as applicable, as in effect on the date of this Agreement. From and after the Closing Date through the sixth (6th) anniversary of the Closing Date, Purchaser shall cause the Company and its Subsidiaries to maintain the provisions with respect to indemnification, advancement and exculpation from liability as set forth in the Organizational Documents of the Company and its Subsidiaries as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b) Purchaser, on behalf of itself and the Company and its Subsidiaries, shall, jointly and severally, pay from time to time as incurred all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.8.

(c) The rights of indemnification and to receive advancement of expenses as provided by this Section 7.8 shall not be deemed exclusive of any other rights to which any D&O Indemnified Party may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity, under contract or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy.

(d) At or prior to the Closing, the Company Group shall have arranged for a tail insurance policy (the “Tail Policy”) in respect of the current management liability insurance policy with a policy period of six (6) years covering those persons who are covered by any Company Group management liability insurance policy as of the Closing.

(e) In the event that Purchaser or the Company Group or its Subsidiaries (as of Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser and the Company and its Subsidiaries (as of Closing) or the transferee of such properties and assets shall expressly assume and be responsible for all of the obligations thereof set forth in this Section 7.8.

(f) This Section 7.7 shall survive the Closing Date, is intended to benefit and may be enforced by the Seller and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Purchaser and the Company and its Subsidiaries.

7.9 Debt Financing.

(a) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10.1, Seller shall cause the Company Group to use their commercially reasonable efforts to provide such assistance to Purchaser, at the sole expense of Purchaser, as is reasonably requested by Purchaser in connection with the Debt Financing. Such commercially reasonable efforts to provide such assistance shall include each of the following: (i) participation in, and assistance with, the arrangement of the Debt Financing and the Marketing Efforts related thereto, including furnishing to Purchaser and its Debt Financing Sources, as promptly as is reasonably practicable following Purchaser’s request, such pertinent and customary information (including financial statements) as may be reasonably necessary to arrange the Debt Financing and consummate the Marketing Efforts or assemble the Marketing Material, (ii) delivery on or prior to the Closing Date to Purchaser of the Debt Financing Documents and Ancillary Financing Documents, (iii) cooperating with Purchaser to satisfy the Debt Financing Condition to the extent within the reasonable control of the Company Group and take all corporate actions reasonably requested by Purchaser to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available at Closing and (iv) providing such other customary information as Purchaser may reasonably request with respect to the Debt Financing (including financial statements and other financial data and financial information and operating data required to consummate the Debt Financing). Company hereby consents to Purchaser’s use of the Company Group’s respective logos in connection with the Debt Financing in a form and manner mutually agreed in advance with Company. Notwithstanding any other provision of this Agreement to the contrary, none of the Company Group or their respective personnel or advisors shall be required to provide any assistance or cooperation contemplated by the foregoing sentences of this Section 7.9(a) which Seller reasonably believes would (i) materially interfere with the Business or ongoing operations of any of the Company Group, (ii) require Seller or any of the Company Group to pay any commitment or other similar fee or incur any other liability or obligation in connection with the arrangement of the Debt Financing prior to the Closing, (iii) result in a breach or violation of any confidentiality arrangement or material agreement or the loss of any material legal or other privilege, (iv) cause any representation or warranty in this Agreement to be breached in any material respect or any condition to Closing set forth in ARTICLE IX to not be satisfied, (v) cause any director, manager, officer, employee or stockholder of the Seller or any of the Company Group to incur any personal liability, (vi) require the directors or managers of Seller or any of the Company Group, acting in such capacity, to authorize or adopt any resolutions approving any of the Debt Financing Documents prior to the Closing, (vii) require Seller, any of the Company Group or any of their respective directors, managers, officers or employees to execute, deliver or perform, or amend or modify, any agreement, document or instrument, including any financing agreement, with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (viii) provide access to or disclose any information that Seller or any of the Company Group determines in its good faith opinion would reasonably be expected to result in the loss of any attorney-client privilege of any of them or (ix) take any action that would reasonably be expected to conflict with or violate in any material respects this Agreement, any Organizational Documents of Seller or any of the Company Group, any applicable Laws or any Contracts to which Seller or any of the Company Group is a party or by which any of their respective assets or properties is bound. All such assistance referred to in this Section 7.9 shall be at Purchaser’s written request with reasonable prior notice and at Purchaser’s sole cost and expense, and Purchaser shall promptly reimburse Seller and the Company Group for all documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by them in connection with such assistance. For the avoidance of doubt, such assistance shall not require Seller, the Company Group or any of their respective Affiliates to agree to any contractual obligation (other than confidentiality provisions set forth in the Debt Commitment Letter) or otherwise incur any liability relating to the Debt Financing that is not expressly conditioned upon the consummation of the Closing and that does not terminate without liability to Seller, the Company Group or any of their respective Affiliates upon the termination of this Agreement. None of Seller, the Company Group or any of their respective Affiliates shall be required to make any representation or warranty in connection with the Debt Financing or the Marketing Efforts; provided that, upon Purchaser’s written request with reasonable prior notice and at Purchaser’s sole cost and expense, the Seller and the Company Group shall use commercially reasonable efforts to promptly supplement any information furnished in connection with the Marketing Efforts so that the representations and warranties of the Purchaser under the Debt Financing Documents remain accurate and complete in all material respects. Neither Seller nor any of its Affiliates shall have any obligations under this Section 7.9 following the Closing. All non-public or otherwise confidential information regarding the Company Group and their respective businesses obtained by Purchaser or the Debt Financing Sources pursuant to this Section 7.9 shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to “private side” lenders

(and their counsel) that agree to customary confidentiality obligations in connection with the Marketing Efforts. Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed by the Parties that the conditions set forth in Section 9.2(c), as applied to Seller’s and the Company’s obligations under this Section 7.9, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of Seller’s or the Company’s intentional and material breach of their respective obligations under this Section 7.9(a). Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the provisions contained in this Section 7.9(a) represent the sole obligations of Seller, the Company Group and their respective personnel and advisors with respect to assistance and cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Purchaser with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(b) Purchaser shall use its reasonable best efforts to obtain the Debt Financing as promptly as practicable following the date of this Agreement, including (i) obtaining any arrangement or engagement letters from financial institutions with respect to the Debt Financing; (ii) satisfying on a timely basis (or obtaining a waiver of) all Debt Financing Conditions that are within Purchaser’s or any of its Affiliate’s control; (iii) negotiating, executing and delivering Debt Financing Documents reasonably acceptable to Purchaser and in accordance with this Agreement; (iv) paying all commitment or other fees and amounts that become due and payable under or with respect to the Debt Financing as they become due and payable; (v) causing the Debt Financing to be drawn upon satisfaction or waiver of the Debt Financing Conditions and the conditions set forth in ARTICLE IX; and (vi) upon satisfaction of the Debt Financing Conditions, consummating the Debt Financing at or prior to the date that the Closing is required to be effected pursuant to Section 2.2. Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed by the Parties that the conditions set forth in Section 9.3(b), as applied to Seller’s and the Company’s obligations under this Section 7.9(b) shall be deemed to be satisfied unless the Debt Financing has not been obtained as of the date Closing was required to occur in accordance with this Agreement.

7.10 Pre-Closing ITAR Matters. As soon as reasonably practicable following the execution of this Agreement and in any event prior to the Closing, the Company and Purchaser shall prepare a notification pursuant to 22 C.F.R. § 122.4(a) of the ITAR Regulations (the “ITAR Notice”).

7.11 Consent to Amendments to Add-On Agreement. The Company has entered into that certain Asset Purchase Agreement, dated as of December 27, 2022 with Alliance Printing, L.P., Jeffrey B. Birmingham, Sheila Birmingham and Alliance Printing Management, LLC (the “Add-On Agreement”). With respect to the Add-On Agreement, (a) the Company shall give Purchaser reasonably advance written notice thereof, together with copies of any amendment, modification or waiver with respect to the Add-On Agreement; and (b) the Parties acknowledge and agree that entry into any amendment, modification or waiver with respect to the Add-On Agreement shall be subject to approval thereof by Purchaser. Nothing in this Section 7.11 shall obligate Purchaser or any of its Affiliates (including the Company) to approve of the entry into such amendment, modification or waiver with respect to the Add-On Agreement if such amendment, modification or waiver would not be on terms and conditions that are substantially similar in all material respects to the terms and conditions set forth in the Add-On Agreement as of the date hereof, or if the board of directors or other governing body (or any committee thereof) of Purchaser (including the Company) determines that the entry into such amendment, modification or waiver with respect is not in the best interests of Purchaser or its stockholders, or would reasonably be expected to be inconsistent with such directors’ or managers’ fiduciary duties. The Parties acknowledge and agree that after the date of this Agreement, with respect to the Company’s pursuit of new acquisitions, all such new acquisitions shall be subject to the terms and conditions of Section 7.2.

7.12 Purchaser Stock. Prior to the Closing Date, Purchaser shall give those employees of the Company set forth on Schedule 7.12 (each, a “Selected Employee”) (provided that the Parties may agree in writing after the date hereof and prior to the Closing Date to supplement or amend the list of Selected Employees) the opportunity to invest all or a portion of the Closing Payment, any phantom stock payment received or to be received by such Selected Employee (including as a distribution from the ESOP), or from the Selected Employee’s other personal funds, in Purchaser Common Stock; provided, however, that (i) the aggregate value of Purchaser Common Stock issued pursuant to such Selected Employee investments shall not exceed Twenty-Five Million Dollars ($25,000,000), and (ii) any such investment by a Selected Employee qualifies as an exempt purchase of qualifying employer securities for purposes of ERISA Sec. 406 and Code Section 4975. Purchaser shall permit the Selected Employees to make such investment either directly or through a self-directed individual retirement account. Purchaser shall permit any Selected Employee who invests though a self-directed individual retirement account to delay the payment of cash consideration for their investment until such employee has received distributions from the ESOP sufficient to cover such cash consideration. Any Selected Employee who elects to invest in Purchaser Common Stock shall execute and deliver all documentation (or shall have his self-directed IRA custodian or other authorized representative, which may be the Selected Employee), which shall be in form and substance reasonably satisfactory to Seller and Purchaser, required for such investment prior to Closing; provided, however, that Purchaser shall provide drafts of any such documents for review by the Selected Employees no less than ten (10) days prior to the Closing Date. For the avoidance of doubt, no Selected Employee shall be obligated to invest in Purchaser Common Stock.

7.13 Section 1374 Documentation. Prior to the Closing Date, Seller Representative or the Company, as applicable, shall prepare and provide to Purchaser: (i) a calculation of the U.S. federal income tax basis in the stock of HiscoMex S.A. de C.V. as of July 31, 2018 in accordance with the Code, along with any supporting documentation for such calculation, and (ii) a valuation of the equity of HiscoMex S.A. de C.V as of July 31, 2018 prepared by a nationally recognized valuation or accounting firm with relevant experience in preparing similar valuations (together, the “Section 1374 Documentation”). Seller Representative or the Company, as applicable, shall provide such Section 1374 Documentation to Purchaser at least thirty (30) days prior to the Closing Date for its review and comment. Purchaser shall deliver to Seller Representative or the Company, as applicable, its comments in writing to such Section 1374 Documentation detailing any components of the Section 1374 Documentation with which Purchaser disagrees. Seller, Seller Representative and Purchaser shall cooperate in good faith to resolve any such disagreements and come to an agreement with respect to the U.S. federal income tax basis of HiscoMex S.A. de C.V. as of July 31, 2018 and value of the equity of HiscoMex S.A. de C.V. as of July 31, 2018 (the “Final Section 1374 Net Unrealized Built-in-Gain”). For purposes of this Agreement, the amount of any liability for Taxes of the Company Group under Section 1374 of the Code arising in connection with the transactions contemplated by this Agreement will be determined by taking into account the Final Section 1374 Net Unrealized Built-in-Gain.

7.14 Phantom Plan Terminations. Prior to the Closing Date, and contingent on the Closing, Seller shall cause to be prepared, adopted and executed an amendment of each of the Company’s Phantom Stock Plans, to be effective immediately prior to the Closing, providing for the acceleration of vesting of participant awards thereunder, cash payout of all such awards on the Closing Date, and termination of such plan, such that effective with the Closing, the Phantom Stock Plans shall be fully paid out and terminated and none of the Company, Purchaser or any of its or their Affiliates shall have any further liability with respect to such Phantom Stock Plans. For the avoidance of doubt, the Phantom Stock Plan participants shall not be entitled to any Earn-Out Payments or any other payments from any Escrow Fund.

ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

8.1 Taxes.

(a) Seller and the Seller Representative shall timely prepare and file, or cause to be timely prepared and filed, at the expense of the Seller, all Tax Returns of or with respect to any member of the Company Group for any taxable period ending on or before the Closing Date that are required to be filed prior to the Closing (“Seller’s Returns”). The Seller’s Returns shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with the past practice of the Company Group. The Seller, with the assistance of the Seller Representative, shall timely pay, or cause to be timely paid, all Taxes of any member of the Company Group due and payable with respect to the Seller’s Returns (which such payments, to the extent not previously included in the Net Tax Amount and taken into account as part of the calculation of the Final Closing Payment, may be made through releases first from the Adjustment Escrow Funds and then from the Indemnity Escrow Funds or, to the extent the Adjustment Escrow Funds and the Indemnity Escrow Funds are exhausted or otherwise released, from the Seller Representative Reserve Fund), except to the extent such Taxes were previously included in the calculation of the Final Closing Payment.

(b) Following the Closing, Purchaser shall prepare and file, or cause to be prepared and timely filed, all Tax Returns (excluding any income Tax Returns of Seller) that are required to be filed by any member of the Company Group that are not the Seller’s Returns. All such Tax Returns that are attributable to a Pre-Closing Tax Period or Straddle Period shall be prepared, and all elections with respect to such Tax Returns shall be made in a manner consistent with the past practice of the Company Group. Purchaser shall provide all such Tax Returns attributable to a Pre-Closing Tax Period or Straddle Period to Seller and the Seller Representative at least thirty (30) calendar days prior to the due date of such Tax Returns for Seller’s and the Seller Representative’s review and comment. Within twenty (20) days after the date of receipt by Seller and the Seller Representative of such Tax Returns, Seller and the Seller Representative shall deliver to Purchaser their comments in writing to such Tax Returns, if any, and Purchaser shall consider in good faith any reasonable comments provided by Seller and the Seller Representative prior to filing. With respect to such Tax Returns of the Company Group which relate to a Pre-

Closing Tax Period or Straddle Period, Seller, through releases from the Indemnity Escrow Funds, shall pay to Purchaser for all Taxes (including, but not limited to, an amount equal to fifty percent (50%) of the Final Section 338(h)(10) Tax Amount as determined in accordance with Section 8.1(g)(iv)) attributable to a Tax period ending on or before the Closing Date (determined in accordance with Section 8.1(d)) no later than five (5) Business Days prior to the due date for the filing of such Tax Return, except to the extent such Taxes were previously included in the Net Tax Amount and taken into account as part of the calculation of the Final Closing Payment. Any overpayment of Taxes (as compared to the amount included in the Net Tax Amount) on any such Tax Returns which relate to a Pre-Closing Tax Period or Straddle Period that are actually received by the Company or any of its Subsidiaries after the Closing Date (whether by way of a refund or a credit against Taxes) shall be paid to the Seller, to the extent such refund or credit was not taken into account as part of the calculation of the Final Closing Payment. For the avoidance of doubt, any such refund or credit shall be for the account of Purchaser to the extent such refund or credit results from the (a) carryback of any Tax attribute from a Tax period (or portion thereof) beginning after the Closing Date or (b) payment of Taxes by Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries after the Closing Date) made after the Closing Date (to the extent Purchaser is not indemnified for such Taxes by the Seller under this Agreement). To the extent that any amount paid by Purchaser under this Section 8.1(b) is subsequently disallowed by the applicable Governmental Authority, Seller shall pay to Purchaser an amount equal to such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Authority and attributable to such refund or credit, within ten (10) days of receipt of notice of such disallowance by Purchaser, Seller or the Company.

(c) After the Closing, Seller (and the Seller Representative) and Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires one Party to provide necessary information, records and documents relating to the Company to the other Party, Seller and Purchaser shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to this Agreement.

(d) For purposes of this Agreement, for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of real, personal and intangible property and similar ad valorem Taxes and, more generally, all Taxes which accrue with the passage of time (“Property Taxes”), the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) in the case of Taxes (other than Property Taxes), including a Tax that is imposed as a result of the application of any rule under Subpart F of Subchapter N of the Code, a sales Tax, an employment Tax, a withholding Tax, and including an income or capital tax imposed under non-U.S. Law, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company at the end of the Closing Date.

(e) If an audit, investigation or similar proceeding with respect to any Tax matter shall be commenced, or a claim shall be made by any Tax authority, with respect to any taxable period (or portion thereof) ending on or before the Closing Date, then Purchaser shall, or shall cause the Company or its applicable Subsidiary to, promptly notify Seller in writing of such audit, investigation or similar proceeding or claim (“Tax Contest”). Purchaser shall have the right, at its expense, to control the conduct of any such Tax Contest; provided, however, that Purchaser shall keep Seller and the Seller Representative reasonably informed of the status of developments with respect to such Tax Contest. To the extent of any inconsistency between this Section 8.1(e) and Section 11.7, this Section 8.1(e) shall control.

(f) All transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby or thereby (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. The Parties shall reasonably cooperate with each other in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. Seller and the Seller Representative shall procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Taxes and provide to Purchaser upon request evidence of payment of all Transfer Taxes.

(g) Seller shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or non-U.S. Law) (the “Section 338(h)(10) Election”) with respect to the purchase of the Shares of the Company.

(i) Purchaser shall deliver to Seller and the Seller Representative, no later than ten (10) days prior to the Closing Date, drafts of IRS Form 8023 and any similar forms under applicable state, local and non-U.S. Law applicable to Taxes (collectively, the “Section 338(h)(10) Election Forms”). Seller and the Seller Representative shall review the Section 338(h)(10) Election Forms and shall provide any proposed revisions to Purchaser within five (5) days after the receipt thereof from Purchaser. The Section 338(h)(10) Election Forms shall be duly executed by Seller and Purchaser at or prior to the Closing. Purchaser shall duly and timely file with the appropriate Governmental Authorities pursuant to applicable Law the Section 338(h)(10) Election Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local, or non-U.S. Law applicable to Taxes, but, in any event, no later than thirty (30) days after the Closing Date. If, after the filing of any such Section 338(h)(10) Election Forms, any changes or supplements are required thereto, Purchaser and Seller shall complete any required amendments or supplements thereto, and Purchaser and Seller shall promptly execute such amended form and Purchaser shall timely file such amended form, and any required supplements thereto, with the appropriate Governmental Authorities.

(ii) Purchaser shall in good faith determine and prepare an allocation of the Purchase Price among the assets of the U.S. members of the Company Group, in accordance with the principles of Sections 338 and 1060 of the Code and the Treasury Regulations thereunder and the principles set forth on Schedule 8.1(g)(ii) not later than forty-five (45) days following the determination of the Final Closing Payment pursuant to Section 3.6 (the “Section 338(h)(10) Allocation Schedule”). Seller and the Seller Representative may dispute any amounts reflected on the Section 338(h)(10) Allocation Schedule by providing written notice to Purchaser of the disputed items, and setting forth in reasonable detail the basis of such dispute within thirty (30) days following receipt of the Section 338(h)(10) Allocation Schedule; provided, however, that if

Seller and the Seller Representative fail to provide a written notice of a dispute, or otherwise fails to provide written notice of acceptance of the Section 338(h)(10) Allocation Schedule provided by Purchaser within such thirty (30)-day period, then the Section 338(h)(10) Allocation Schedule provided by Purchaser shall be final and binding on the Parties as the “Final Section 338(h)(10) Allocation Schedule.” In the event Seller (and the Seller Representative) and Purchaser are unable to resolve any dispute within such thirty (30) day period, Seller and Purchaser shall submit the dispute to the Accounting Firm in the manner provided by Section 3.4(c) and determination of the Section 338(h)(10) Allocation Schedule by the Accounting Firm will, absent manifest error, be final and binding on the Parties as the Final Section 338(h)(10) Allocation Schedule. Each of Purchaser and Seller shall (A) be bound by the Final Section 338(h)(10) Allocation Schedule for purposes of determining any Taxes, and (B) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Final Section 338(h)(10) Allocation Schedule (as modified by the mutual agreement of Purchaser and Seller or as finally determined by the Accounting Firm).

(iii) The Company, Seller and Purchaser will report the transaction contemplated by this Agreement in a manner consistent with the Section 338(h)(10) Election and the Final Section 338(h)(10) Allocation Schedule, agree not to take any action that could cause such election or allocation to be invalid, and will take no position, and cause its Affiliates to take no position, contrary to the Section 338(h)(10) Election and the Final Section 338(h)(10) Allocation Schedule on any Tax Return, in any refund claim, in any audit, dispute or proceeding before any Governmental Authority or otherwise with respect to such Tax Returns, unless required to do so pursuant to applicable Law.

(iv) Purchaser and Seller agree that their mutual good faith estimate of the excess of (1) the state and local income Taxes payable by the Company Group with respect to the transfer of the Shares contemplated by this Agreement assuming the Section 338(h)(10) Election is made over (2) the state and local income Taxes that would have been payable by the Company Group with respect to the transfer of the Shares contemplated by this Agreement without the Section 338(h)(10) Election (the “Section 338(h)(10) Tax Amount”) is $950,000 (the “Estimated Section 338(h)(10) Tax Amount”). Within thirty (30) days after the filing of all Tax Returns of Seller for the year in which the Closing occurs, Seller shall (with Seller Representative assistance) provide to Purchaser a calculation (“True-Up Calculation”) of the Section 338(h)(10) Tax Amount (the “Final Section 338(h)(10) Tax Amount”). Purchaser shall have access to all relevant information of Seller used in connection with the determination of the Final Section 338(h)(10) Tax Amount. If Purchaser raises any objections to the Final Section 338(h)(10) Tax Amount, Purchaser may dispute the Final Section 338(h)(10) Tax Amount by providing written notice to Seller of the disputed items and setting forth in reasonable detail the basis of such dispute within thirty (30) days following receipt of the True-Up Calculation. If Purchaser timely raises any objections to the Final Section 338(h)(10) Tax Amount prepared by Seller pursuant to this Section 8.1(g)(iv), Seller and Purchaser shall negotiate in good faith and use their reasonable best efforts to resolve any dispute. In the event Seller and Purchaser are unable to resolve any dispute within thirty (30) days of Seller’s receipt of Purchaser’s written disputes regarding the Final Section 338(h)(10) Tax Amount, Seller and Purchaser shall submit the dispute to the Accounting Firm in the manner provided by Section 3.4(c). Upon the final determination of the Final Section 338(h)(10) Tax Amount pursuant to this Section 8.1(g)(iv), (i) if the Final Section 338(h)(10) Tax Amount is more than the Estimated Section 338(h)(10) Tax Amount, Purchaser shall promptly pay

Seller an amount equal to fifty percent (50%) of the difference and (ii) if the Final Section 338(h)(10) Tax Amount is less than the Estimated Section 338(h)(10) Tax Amount, Seller, through releases from the Indemnity Escrow Funds, shall promptly pay Purchaser an amount equal to fifty percent (50%) of the difference. Any amounts paid pursuant to this Section 8.1(g)(iv) shall be treated as an adjustment to the Final Closing Payment for Tax purposes, except to the extent otherwise required by Law.

8.2 Books and Records; Access and Assistance.

(a) For a period of seven (7) years after the Closing Date, Purchaser shall retain, or cause the Company Group to retain, all Company Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company Group, in each case prior to the Closing Date. Notwithstanding the foregoing, Purchaser may dispose of any such Company Records or other books and records during such seven (7)-year period if the same are first are offered in writing to Seller and not accepted by Seller within sixty (60) days of such offer.

(b) After the Closing Date, Purchaser shall permit Seller and its Representatives to have reasonable access to, and to inspect and copy, at Seller’s expense, any Company Records and other books and records referred to in Section 8.2(a) that Seller requires for financial reporting, Tax, accounting or other related purposes. Seller shall keep confidential all such Company Records and other books and records in accordance with Section 8.3(b).

(c) If after the Closing any Party is contesting or defending against any Proceeding, hearing, investigation, claim, or demand relating to (i) the transactions contemplated by this Agreement or the Related Agreements or (ii) any Event, action, failure to act, or transaction occurring prior to the Closing Date involving the Company Group or the Business, each other Party shall (A) fully cooperate with the contesting or defending party and its counsel in, and assist the contesting or defending party and its counsel with, the contest or defense, (B) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), and (C) provide such information, testimony, and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending Party; provided, however, that the foregoing shall not apply to any matter for which the contesting or defending Party is seeking indemnification under ARTICLE IX or involving a dispute between the Parties.

8.3 Confidentiality.

(a) Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate.

(b) Following the Closing, Seller shall, and shall cause its Affiliates to, keep confidential all non-public or otherwise confidential information relating to the Company Group and the Business, except to the extent such information is required to be disclosed by applicable Law, in which case Seller shall (i) provide Purchaser with prompt written notice of such requirement so that Purchaser may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 8.3(b), (ii) cooperate with Purchaser to obtain such protective order or other remedy, (iii) disclose only the portion of that information Seller or its Representative is advised in writing by its counsel is legally required to be disclosed, (iv) before making any disclosure, provide Purchaser with the text of the proposed disclosure and consider in good faith Purchaser’s suggestions concerning the scope and content of the information to be disclosed, and (v) use its reasonable best efforts to preserve the confidentiality of all information so disclosed.

8.4 Public Announcements. No Party shall, and each Party shall cause its respective Representatives not to, issue any press release or otherwise make any public statements or disclosures with respect to this Agreement, including the terms hereof, and the transactions contemplated by this Agreement, except (a) with the prior written consent of each of Purchaser and the Company, which shall not be unreasonably withheld, conditioned or delayed; (b) to the extent that each Party in good faith believes, based on advice of counsel is required by applicable Law or the rules of any securities exchange on which a Party’s or a Party’s Affiliates securities are traded (in which case the Party issuing such press release or making such public statement shall, if practicable in the circumstances, use commercially reasonable efforts to allow the other Parties reasonable time to comment on such release or statement in advance of its issuance and will consider the comments of such other Party or Parties with respect thereto in good faith, acting reasonably); or (c) for announcements by each of the Parties from time to time to their respective employees, customers, suppliers and other business relations and otherwise as they may reasonably determine is necessary or advisable (including to comply with applicable Law, this Agreement and the transactions contemplated by this Agreement or any other agreement to which they are party), so long as such statements or announcements are consistent with (and not materially expansive of) information included in any previous press releases or public statements issued in accordance with this Section 8.4, or are consistent with a communications plan previously agreed to by Purchaser and the Company. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, (i) Purchaser and its Affiliates may provide (A) the financial results achieved by such Person with respect to their respective beneficial interest in the Company Group or (B) a general description of the Company Group (including their respective financial performance, and such Person’s investment and role therein), in each case to the current or prospective limited partners or other Affiliates of such Person and their respective advisors, or any other information customarily disclosed by private equity sponsors with respect to their portfolio companies to any such Persons, provided that such parties are subject to customary confidentiality obligations with respect to any such information and (ii) the foregoing provisions of this Section 8.4 shall not apply to any filing or disclosure by Purchaser that (A) Purchaser is required to make with or to the U.S. Securities and Exchange Commission or (B) is otherwise required by Law or the rules of any securities exchange on which Purchaser’s securities are traded.

8.5 Release. Effective as of the Closing, Seller, for itself and on behalf of its Affiliates (provided, however, that Affiliate shall not include GreatBanc Trust Company in its corporate capacity for purposes of this Section 8.5), and each of its and their respective successors, assigns, heirs, and executors (each, a “Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or may assert now or in the future against the Company Group, any current or former Representative of the Company

Group, or any of their respective successors, assigns, heirs, and executors arising out of, based upon, or resulting from any Contract, transaction, Event, action, failure to act or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing, including any right to indemnification or advancement or reimbursement of expenses from the Company Group pursuant to the Company Group’s Organizational Documents, any Contract with the Company Group, or otherwise, including any such right arising out of, based upon, or resulting from any facts or circumstances that relate to any claim for indemnification brought by a Purchaser Indemnified Party under ARTICLE XI. Notwithstanding the foregoing, nothing in this Section 8.5 shall be deemed to release or waive any rights or remedies of any Releasor under this Agreement, the Related Agreements, the Trustee Engagement Agreement, or any claims that are not releasable under terms of ERISA.

8.6 Employee Matters. For a period of twelve (12) months from and after the Closing Date, Purchaser shall cause the Company to provide compensation and benefits (including, for the avoidance of doubt, severance obligations) to the Continuing Employees that, in the aggregate, are substantially similar to the compensation and benefits provided to such Continuing Employees immediately prior to the Closing Date, provided, however, that neither the Purchaser nor the Company shall have any obligation to offer or establish for the Continuing Employees an employee stock ownership plan or a defined contribution plan that includes a company stock fund. With respect to benefits, the Purchaser shall cover each Continuing Employee under the applicable employee benefit plan of the Purchaser that, in the aggregate, are substantially similar to the terms as Purchaser’s employees in effect immediately prior to the Closing Date. With respect to any Benefit Plan in which any Continuing Employees are eligible to participate at or after the Closing, Purchaser shall use commercially reasonable efforts to: (i) have all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees waived, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the Benefit Plan in effect immediately prior to the Closing; (ii) provide each such Continuing Employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize all service of the Continuing Employees with the Company for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan); provided, that the foregoing shall not apply to the extent it would result in a duplication of benefits. Nothing in this Section 8.6 shall prohibit the Purchaser or any of its Affiliates from terminating the employment of a Continuing Employee at any time, with or without cause, or from amending, modifying, or terminating any Benefit Plan at any time. Nothing is this Section 8.6 shall be deemed to be an amendment of any Benefit Plan. This Section 8.6 shall survive the Closing, is intended to benefit the Company and shall be binding on all successors and assigns of Purchaser and the Company.

8.7 ESOP Matters. Purchaser shall or shall cause the Company to submit an application to the Internal Revenue Service requesting a favorable determination (“Determination Letter”) with respect to the amendment and termination of the ESOP. Following the Closing, Purchaser shall or shall cause the ESOP to provide for a special interim distribution from the ESOP of up to ninety percent (90%) of the value of such ESOP participant’s account balance pending receipt of a favorable Determination Letter from the Internal Revenue Service. As soon as practicable following the receipt of a favorable Determination Letter from the Internal Revenue Service with respect to the amendment and termination of the ESOP, the ESOP shall distribute all remaining ESOP account balances.

8.8 Further Assurances. On and after the Closing Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the transactions contemplated by this Agreement and the Related Agreements.

8.9 Release of Add-On Earn Out. Within three (3) Business Days after the date on which the full and final amount of the Add-On Earn-Out has been determined in accordance with the Add-On Agreement (the “Earn-Out Determination Date”):

(a) if any portion of the Add-On Earn-Out is payable by the Company pursuant to the terms and conditions of the Add-On Agreement (any such amount, an “Earned Add-On Earn-Out Amount”), then (i) Purchaser and the Seller Representative shall deliver written instructions to the Escrow Agent instructing the Escrow Agent to release to either (A) the recipients of such Earned Add-On Earn-Out Amount pursuant to the Add-On Agreement or (B) to Seller in reimbursement of the Company’s prior payment of such Earned Add-On Earn-Out Amount to such recipients, in each case, for such Earned Add-On Earn-Out Amount from the Add-On Escrow Funds and (ii) Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Seller (for further distribution to Seller’s direct and indirect equityholders) all remaining amounts of the Add-On Escrow Funds after such Earned Add-On Earn-Out Amounts have been released from the Add-On Escrow Funds to the Company; and

(b) if none of the Add-On Earn-Out is payable by the Company pursuant to the terms and conditions of the Add-On Agreement, then Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller (for further distribution to Seller’s direct and indirect equityholders) all of the Add-On Escrow Funds.

8.10 Release of Add-On Holdback Escrow Amount.

(a) If any portion of the Add-On Holdback Amount is payable by the Company pursuant to the terms and conditions of the Add-On Agreement to Alliance Printing, L.P. (“Alliance Printing”) (any such amount, a “Seller Add-On Holdback Payment”), then Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Alliance Printing an amount of the Add-On Holdback Escrow Amount from the Add-On Escrow Funds equal to the Seller Add-On Holdback Payment.

(b) If any portion of the Add-On Holdback Amount is distributed to satisfy indemnification claims of the Company pursuant to the Add-On Agreement (i.e. not paid to Alliance Printing) (any such amount, an “Indemnity Add-On Holdback Payment”), then Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Company an amount of the Add-On Holdback Escrow Amount from the Add-On Escrow Funds equal to the Indemnity Add-On Holdback Payment.

8.11 Release of Indemnity Escrow Amount.

(a) On the General Indemnity Escrow Termination Date, Purchaser and the Seller Representative shall deliver joint written instructions directing the Escrow Agent to, in accordance with the terms and conditions of the Escrow Agreement, release the remaining funds held by the Escrow Agent with respect to the General Indemnity Escrow Amount (and not subject to an Unresolved Escrow Claim) to Seller, in accordance with the Escrow Agreement.

(b) On the Specific Indemnity Escrow Termination Date, Purchaser and the Seller Representative shall deliver joint written instructions directing the Escrow Agent to, in accordance with the terms and conditions of the Escrow Agreement, release the remaining funds held by the Escrow Agent with respect to the Specific Indemnity Escrow Amount (and not subject to an Unresolved Escrow Claim) to Seller in accordance with the Escrow Agreement.

8.12 Post-Closing ITAR Matters. As promptly as practicable following the Closing (but in any event no later than five (5) Business Days following the Closing), Purchaser shall cause the Company to submit the ITAR Notice to the Directorate of Defense Trade Controls of the U.S. State Department.

8.13 Retention Bonus Plan. Effective as of the Closing Date, Purchaser shall establish a retention bonus plan for the benefit of the Continuing Employees (the “Retention Bonus Plan”), pursuant to which, the Retention Bonus Pool Amount shall be allocated among the Continuing Employees in accordance with the allocation information provided by the Company to Purchaser in writing prior to the execution and delivery of this Agreement. The Retention Bonus Plan document shall be substantially in the form attached hereto as Exhibit C.

8.14 RWI Policy. Purchaser shall not amend, modify, supplement or otherwise change, terminate or waive any provision of the RWI Policy or allow any of the provisions of the RWI Policy to be amended, modified, supplemented, changed, terminated or waived, in each case in a manner that adversely affects Seller or any of its current or former direct or indirect equityholders, parents, subsidiaries, shareholders, Affiliates, members, managers, directors, officers, employees, beneficiaries, trustee, fiduciaries or partners. From and after the period commencing on the date of this Agreement and terminating on the date the RWI Policy is issued, Purchaser shall (and shall cause its Affiliates to) use its best efforts to cause the RWI Policy to be issued. From and after the period commencing on the date of this Agreement and terminating on the expiration of the applicable coverage period as set forth in the RWI Policy, Purchaser shall (and shall cause its Affiliates to) use commercially reasonable efforts to maintain the RWI Policy on substantially the same terms and conditions set forth in the RWI Policy, including, but not limited to, paying all fees and premiums when due under the RWI Policy and fulfilling all contingencies imposed by underwriting for the issuance of the RWI Policy. Nothing in this Agreement shall limit the right of the Purchaser (or an Affiliate thereof) to make claims against the RWI Policy. For purposes of clarity, as between Purchaser, on the one hand, and the insurer(s) under the RWI Policy, on the other hand, none of the terms, limitations, conditions and restrictions (including time for asserting claims) set forth in this Agreement are intended to affect the rights of Purchaser (or any Affiliate thereof) under the RWI Policy, which rights shall be governed solely thereby.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of Seller and Purchaser) of the following conditions as of the Closing Date:

(a) All required waiting periods or necessary permits, approvals, clearances, confirmations, licenses and consents or filings with respect to Antitrust Laws applicable to the transactions contemplated hereby and by the Related Agreements shall have expired, terminated, been provided or made, as applicable.

(b) No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the transactions contemplated by this Agreement or the Related Agreements and no Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or the Related Agreements which makes the consummation of any of such transactions illegal.

9.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions as of the Closing Date:

(a) Each of the Fundamental Representations, except for Section 5.4(b), Section 5.15 and Section 5.24, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks only as of a specific date (other than the date of this Agreement), in which case such Fundamental Representation shall be true and correct as of such date); provided that Section 5.2 (Capitalization of the Company), shall be true and correct in all respects (other than for inaccuracies that are, in the aggregate, de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of such date.

(b) Each of the other representations and warranties of Seller and the Company set forth in ARTICLE IV and ARTICLE V, including Section 5.4(b), Section 5.15 and Section 5.24 (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks only as of a specific date (other than the date of this Agreement), in which case such representation or warranty shall be true and correct in all respects as of such date), except, in the case of this Section 9.2(b), where the failure of such representations and warranties to be so true and correct does not constitute a Material Adverse Effect;

(c) Seller and the Company shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(d) since the date of this Agreement, there shall not have been any Material Adverse Effect;

(e) Purchaser shall have received a certificate, dated the Closing Date and duly executed by an authorized officer of the Company, stating that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c), in each case, as they relate to the Company and Section 9.2(d), have been satisfied;

(f) Purchaser shall have received a certificate, dated the Closing Date and duly executed by the Trustee, stating that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c), in each case, as they relate to Seller, have been satisfied;

(g) Purchaser shall have received from the Trustee its certificate as to its approval of the Contemplated Transactions, in form and substance reasonably satisfactory to Purchaser, which shall include a copy of the ESOP Fairness Opinion; and

(h) Purchaser shall have received from Seller each delivery required pursuant to Section 2.5.

No waiver by Purchaser of any condition based on the accuracy of any representation or warranty of Seller or the Company, or on Seller’s or the Company’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Purchaser or any other Purchaser Indemnified Party provided for in this Agreement based on such representation, warranty, covenant or agreement.

9.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) of the following additional conditions as of the Closing Date:

(a) each of the representations and warranties of Purchaser set forth in ARTICLE VI shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent any such representation or warranty speaks only as of a specific date (other than the date of this Agreement), in which case such representation or warranty shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct does not constitute a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby and by the Purchaser Documents;

(b) Purchaser shall have performed or complied in all material respects with all covenants and agreements to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c) Seller shall have received a certificate, dated the Closing Date and duly executed by an authorized officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied;

(d) The Trustee shall have received from the ESOP Financial Advisor the ESOP Fairness Opinion; and

(e) Seller shall have received from Purchaser each delivery required pursuant to Section 2.4.

No waiver by Seller of any condition based on the accuracy of any representation or warranty of Purchaser, or on Purchaser’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Seller or any other Seller Indemnified Party provided for in this Agreement based on such representation, warranty, covenant or agreement.

9.4 Frustration of Closing Conditions. Neither Party may rely as a basis for not consummating the transactions contemplated by this Agreement on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 10.1(a)) at any time prior to the Closing

(a) by the mutual written agreement of Seller and Purchaser;

(b) by either Seller or Purchaser, if the Closing does not occur on or prior to December 29, 2023 (the “Outside Date”); provided, however, that if, as of the Outside Date, all conditions set forth in ARTICLE IX, other than the conditions set forth in Section 9.1, shall have been satisfied or shall be capable of being satisfied at the Closing Date if the Closing were to occur at such time, or to the extent not prohibited by applicable Law shall have been waived on or before such date, the Outside Date shall automatically extend ninety (90) days, which date thereafter shall be deemed to be the Outside Date; provided further, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date; and provided further, that if the Company has delivered to Purchaser a Satisfaction Notice in accordance with Section 10.1(g) on, or within ten (10) Business Days prior to, the Outside Date (before extension thereof pursuant to this proviso), the Outside Date shall be extended until the eleventh (11th) Business Day following Purchaser’s receipt of such Satisfaction Notice;

(c) by Seller, if the ESOP Financial Advisor notifies Seller that it will not be able to deliver to Trustee the ESOP Fairness Opinion due to the fact that the ESOP Financial Advisor believes that either the price to be paid to Seller is less than the fair market value of the Shares or that the transaction, taken as a whole, is not fair to Seller from a financial point of view;

(d) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.1 or 9.3 being satisfied and (ii) (A) if capable of being cured, has not been cured by Purchaser within thirty (30) calendar days after its receipt of written notice thereof from Seller (provided that if Seller delivers such written notice within thirty (30) days of the Outside Date, the Outside Date shall automatically be extended to a date that is thirty (30) days after the date of such delivery); or (B) is incapable of being cured; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Seller if the failure of Seller or the Company to fulfill any of its respective obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Sections 9.1 or 9.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Seller or the Company in this Agreement;

(e) by Purchaser, if Seller or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.1 or 9.2 being satisfied and (ii) (A) if capable of being cured, has not been cured by Seller or the Company, as applicable, within thirty (30) days after its receipt of written notice thereof from Purchaser (provided that if Purchaser delivers such written notice within thirty (30) days of the Outside Date, the Outside Date shall automatically be extended to a date that is thirty (30) days after the date of such delivery); or (B) is incapable of being cured; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Sections 9.1 or 9.2 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;

(f) by either Seller or Purchaser, if any Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and by the Related Agreements, and such Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to any Party (i) whose failure to comply with Section 7.5 or Section 7.6 has caused, resulted in or contributed to, such issuance or the taking of any such other action by such Governmental Authority or (ii) whose breach of Section 4.3(a), Section 5.3(a) or Section 6.2(a), as applicable, was related to such issuance or the taking of any such other action by such Governmental Authority; or

(g) by Seller at any time after the Inside Date, if the Closing has not occurred and (i) the conditions set forth in Sections 9.1 and 9.2 (other than those conditions that by their terms are to be satisfied at Closing and are capable of being so satisfied) have been and continue to be satisfied accordance with this Agreement through the date of termination (as evidenced by written confirmation delivered by Seller to Purchaser), (ii) the Company has indicated in writing to Purchaser that all certificates to be delivered to Purchaser at Closing under Section 9.2 will be so delivered, all conditions set forth in Sections 9.1 and 9.2 to be satisfied at the Closing will be so satisfied, and all conditions set forth in Section 9.3 to be satisfied at the Closing will be so satisfied at the Closing or waived and that the Company is ready, willing and able to consummate the Closing (such notice, the “Satisfaction Notice”), and (iii) Purchaser shall have failed to consummate the Closing by the close of business on the tenth (10th) Business Day following

Purchaser’s receipt of the Satisfaction Notice when the Company and Trustee stood ready, willing and able to consummate the Closing through such date (for the avoidance of doubt, it being understood that Purchaser shall not be entitled to terminate this Agreement pursuant to Section 10.1(b) to the extent the Satisfaction Notice has been delivered).

10.2 Termination Fee; Expense Reimbursement.

(a) If this Agreement is terminated by Seller pursuant to Section 10.1(g), then Purchaser shall pay to Seller an amount equal to Fifteen Million Dollars ($15,000,000) (the “Termination Fee”). In the event the Termination Fee is payable, such fee will be paid to Seller by Purchaser in immediately available funds within five (5) Business Days after the date this Agreement is terminated.

(b) If this Agreement is terminated by (i) Seller pursuant to Section 10.1(c) or (ii) either Seller or Purchaser pursuant to Section 10.1(b) and at the time of such termination Seller had the right to terminate this Agreement pursuant to Section 10.1(c), then Seller and the Company shall reimburse Purchaser promptly upon demand (but in any event within five (5) Business Days after the date of such demand), by wire transfer of immediately available funds, the aggregate amount of all Purchaser Expense; provided, that Seller and the Company shall not be obligated to reimburse Purchaser pursuant to this Section 10.2(b) an amount in excess of Two Million Dollars ($2,000,000).

(c) The Parties acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. If the applicable Party fails to promptly pay any amounts as may be required by Section 10.2 and the Party entitled to receive such payment commences a Proceeding in order to obtain such payment and such Proceeding results in the entry of an Order against the applicable Party requiring such payment to be made, the paying Party shall pay to the receiving Party the amount of such payment and the receiving Party’s costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, in each case plus interest at the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(d) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in no event shall Purchaser be required to make (and in no event shall Seller be entitled to receive) more than one payment of the Termination Fee in connection with this Agreement and the Termination Fee shall only be payable following the termination of this Agreement.

10.3 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.1, this Agreement will immediately become void and have no further force or effect, and neither Party will have any Liability to the other Party; provided, however, that (i) the first sentence of Section 8.3(a), this Section 10.3, and ARTICLE XII will survive such termination and (ii) no such termination will relieve either Party from Liability for any Fraud or intentional and material breach of this Agreement by such Party prior to such termination.

(b) Notwithstanding any other provision of this Agreement to the contrary, if Purchaser fails to effect the Closing when required by Section 2.2, then, (i) except for the right of Seller to seek specific performance, injunction and/or other equitable relief pursuant to and in accordance with Section 12.14, Seller’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Purchaser and any of its former, current and future, direct or indirect, Affiliates and any of Purchaser’s or any of its Affiliates’ respective former, current and future, direct or indirect, equityholders, controlling persons, stockholders, directors, officers, employees, agents, consultants members, managers, general or limited partners, Debt Financing Sources or assignees (each, a “10.3(b) Person”) or any 10.3(b) Person of any 10.3(b) Person for any Losses shall be to terminate this Agreement in accordance with and receive payment of the Termination Fee, as provided by Section 10.2(a) and (ii) except as provided in the immediately foregoing clause (i), none of the 10.3(b) Persons will have any Liability to Seller or any of its Affiliates relating to or arising out of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1 Survival.

(a) The Parties agree that the respective representations and warranties of Seller, the Company, and Purchaser in this Agreement and in any certificate delivered pursuant to this Agreement, and the obligations of Seller and Purchaser pursuant to Section 11.2 and Section 11.3, respectively, with respect to such representations and warranties, shall survive the Closing for a period of twelve (12) months after the Closing Date.

(b) The Parties agree that the respective covenants and agreements of Seller, the Company, and Purchaser contained in this Agreement shall survive the Closing either until they expire by their terms, or, if no term is stated, until fully performed.

(c) Nothing in this Section 11.1 shall affect or limit the ability of Purchaser to recover under the RWI Policy for any matters covered thereunder.

(d) Notwithstanding the foregoing, (i) all representations, warranties, covenants, and agreements related to any claim for indemnification asserted within the applicable survival period set forth in Section 11.1(a) or Section 11.1(b) (if any), and the Indemnifying Person’s obligations pursuant to this ARTICLE XI with respect to such claim, shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made and (ii) if, during the applicable survival period referred to in Section 11.1(a) or Section 11.1(b) (if any), the Indemnified Person becomes aware of facts or circumstances that could reasonably be expected to lead to a Third Party Claim, the Indemnifying Person’s obligations pursuant to this ARTICLE XI shall not terminate with respect to such potential Third Party Claim if the Indemnified Person notifies the Indemnifying Person of the general nature of such potential Third Party Claim prior to the end of the applicable survival period, whether or not a Third Party Claim is actually made or threatened against the Indemnified Person prior to the end of the applicable survival period.

11.2 Indemnification by Seller. From and after the Closing, subject to the provisions of this ARTICLE XI, Seller shall indemnify Purchaser, its Affiliates (including the Company), and each of their respective Representatives, successors, and assigns (each, a “Purchaser Indemnified Party”) against, defend against, be liable to the Purchaser Indemnified Parties for, and hold each Purchaser Indemnified Party harmless from, any and all Losses suffered or incurred by such Purchaser Indemnified Party as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Seller in ARTICLE IV or the Company in ARTICLE V or in any certificate delivered pursuant to this Agreement;

(b) any breach of or failure by the Company to perform any covenant or agreement of the Company contained in this Agreement that was to be performed at or prior to the Closing;

(c) any Indebtedness of the Company Group outstanding as of the Closing and not taken into account as a Liability of the Company Group in calculating Closing Indebtedness;

(d) any Transaction Expenses not taken into account as a Liability of the Company Group in calculating the Final Closing Payment;

(e) any matter set forth on Schedule 11.2(e); or

(f) any Indemnified Taxes, except to the extent such Taxes were previously included in the calculation of the Final Closing Payment.

11.3 Indemnification by Purchaser. From and after the Closing, subject to the provisions of this ARTICLE XI, Purchaser shall indemnify Seller, its Affiliates, and each of their respective Representatives, successors, and assigns (each, a “Seller Indemnified Party”) against, defend against, be liable to Seller Indemnified Parties for, and hold each Seller Indemnified Party harmless from, any and all Losses suffered or incurred by such Seller Indemnified Party as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Purchaser in ARTICLE VI or in any certificate delivered pursuant to this Agreement; or

(b) any breach of or failure by Purchaser to perform any covenant or agreement of Purchaser contained in this Agreement.

11.4 Certain Matters Relating to Indemnification.

(a) Seller will not be required to indemnify the Purchaser Indemnified Parties under Section 11.2(a) unless the aggregate amount of Losses for which Seller would, but for this Section 11.4(a), be required to indemnify under Section 11.2(a) exceeds One Million Nine Thousand One Hundred Twenty Five Dollars ($1,009,125) (the “Deductible”), in which case Seller shall indemnify the Purchaser Indemnified Parties for all such Losses in excess of the Deductible; provided, however, that the Deductible will not apply to any Losses resulting from, arising out of, or relating to (i) Fraud, or (ii) any breach of or inaccuracy in any of the Fundamental Representations.

(b) Except with respect to Losses resulting from, arising out of or relating to (i) Fraud, or (ii) any breach of or inaccuracy in any of the Fundamental Representations, once the indemnifiable Losses exceed the Deductible, the maximum aggregate liability of Seller to the Purchaser Indemnified Parties for Losses to which the Purchaser Indemnified Parties are entitled to indemnification under Section 11.2(a) as a result of a breach of or inaccuracy in a representation or warranty shall be limited to an aggregate amount of One Million Nine Thousand One Hundred Twenty Five Dollars ($1,009,125) and any such indemnification shall be satisfied solely by recovery from the Indemnity Escrow Funds.

(c) Except with respect to Losses resulting from, arising out of or relating to Fraud, the maximum aggregate liability of Seller to the Purchaser Indemnified Parties for Losses to which the Purchaser Indemnified Parties are entitled to indemnification under Section 11.2(a) as a result of a breach of or inaccuracy in the Fundamental Representations shall be limited, in the aggregate, to an amount equal to the Indemnity Escrow Funds, and any such indemnification shall be satisfied solely by recovery from the Indemnity Escrow Funds.

(d) Except with respect to Losses resulting from, arising out of or relating to Fraud, the maximum aggregate liability of Seller to the Purchaser Indemnified Parties for Losses to which the Purchaser Indemnified Parties are entitled to indemnification under Section 11.2(e) shall be limited, in the aggregate, to an amount equal to the Specific Indemnity Escrow Amount, and any such indemnification shall be satisfied solely by recovery from the Specific Indemnity Escrow Amount.

(e) Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach of or inaccuracy in such representation or warranty and (ii) calculating the amount of Losses resulting from, arising out of, or relating to such breach or inaccuracy.

(f) Notwithstanding anything to the contrary, the Purchaser Indemnified Parties and the Seller Indemnified Parties shall be deemed not to have suffered any Loss (whether in contract, tort or otherwise) to the extent that such Loss arises from any item or matter that is included or otherwise taken into account in, or was raised as part of the settlement of, Closing Net Working Capital or the other components of the Final Closing Payment.

(g) Each Party will take commercially reasonable actions to mitigate any indemnifiable Losses for which such Party seeks indemnification under this Agreement to the extent such mitigation is required by applicable Law.

11.5 RWI Policy Recovery; Calculation of Losses.

(a) Notwithstanding anything to the contrary in this Agreement, the amount of any Losses suffered or incurred by any Indemnified Person shall be calculated after giving effect to any insurance proceeds actually received by the Indemnified Person with respect to such Losses from third party insurers, net of (i) all out-of-pocket costs and expenses relating to collection of such amounts from such insurers, and (ii) any increase in premiums resulting therefrom (such amount of the insurance proceeds actually received, the (“Net Insurance Recovery”)); provided, however, that the Indemnified Person shall have no obligation to seek any such proceeds except as set forth in Section 11.5(b). If any such insurance proceeds are collected in respect of a particular Loss after an Indemnifying Person has paid an Indemnified Person in respect of such Loss pursuant to Section 11.2 or Section 11.3, as the case may be, such Indemnified Person shall promptly (and, in any event, within 5 Business Days of receipt thereof) reimburse such Indemnifying Person an amount equal to the lesser of (A) the amount paid in respect of such Loss by such Indemnifying Person and (B) Net Insurance Recovery in respect of such Loss.

(b) The Purchaser Indemnified Parties shall use commercially reasonable efforts to obtain any insurance proceeds under the RWI Policy or any other potentially applicable insurance policy with respect to any claim for indemnification that it has asserted under Section 11.2 prior to recovering or seeking recovery from Seller; provided, however, that no Purchaser Indemnified Party shall have any obligation to litigate or arbitrate with the insurer under the RWI Policy or otherwise

(c) For the avoidance of doubt, except to the extent Losses result from or arise out of Fraud, (i) any indemnification the Purchaser Indemnified Parties are entitled to from Seller under Section 11.2 shall be satisfied solely by recovery from the Indemnity Escrow Funds, and (ii) once the aggregate indemnifiable Losses exceed the Indemnity Escrow Funds, the Purchaser Indemnified Parties shall have no further recourse against Seller under Section 11.2.

11.6 Claims.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Person shall give written notice of such claim to the Indemnifying Person (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby. The Claim Notice shall set forth in reasonable detail the facts and circumstances giving rise to such claim for indemnification (to the extent known by the Indemnified Person) and the amount of Losses suffered or incurred or that the Indemnified Person reasonably believes it will or may suffer or incur.

(b) If the Indemnifying Person explicitly accepts liability in writing for such claim within ten (10) Business Days after receiving such Claim Notice, it shall be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification pursuant to this ARTICLE XI and the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person or the Escrow Account, as applicable, and the Indemnifying Person or the Escrow Agent, as applicable, shall promptly pay to the Indemnified Person, the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 11.2 or

Section 11.3 in respect of such claim), and no later objection by the Indemnifying Person shall be permitted. If within such ten (10) Business Day period the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only an amount less than that set forth in the Claim Notice, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Person or the Escrow Account, as applicable, and the Indemnifying Person or the Escrow Agent, as applicable, shall promptly pay to the Indemnified Person, the lesser amount, without prejudice to the Indemnified Person’s claim for the difference. If within such ten (10) Business Day period the Indemnifying Person objects in writing to such claim or the amount thereof or fails to respond within such ten (10) Business Day period, then the total amount of indemnification to which the Indemnified Person shall be entitled shall be determined by (x) the written agreement of the Indemnified Person and the Indemnifying Person, (y) a final Order of any court of competent jurisdiction, or (z) any other means to which the Indemnified Person and the Indemnifying Person shall agree. The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

11.7 Notice of Third Party Claims; Assumption of Defense.

(a) As promptly as is reasonably practicable after receiving notice of the assertion of any claim or demand, or the commencement of any Proceeding, by any Person who is not an Indemnified Person in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), the Indemnified Person shall give a Claim Notice (in the form contemplated by Section 11.6(a)) to the Indemnifying Person in respect of such Third Party Claim; provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby.

(b) The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice delivered to the Indemnified Person within twenty (20) Business Days of the receipt of the Claim Notice (subject to the conditions and limitations set forth below), assume and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Person; provided, however, that as a condition precedent to the Indemnifying Person’s right to assume control of such defense, it must first enter into an agreement with the Indemnified Person (in form and substance reasonably satisfactory to the Indemnified Person) pursuant to which the Indemnifying Person agrees to be fully responsible for, and to provide full indemnification to the Indemnified Person for, all Losses relating to such Third Party Claim (subject to the limitations set forth in this Agreement); and provided further, however, that the Indemnifying Person will not have the right to assume control of the defense of such Third Party Claim, and, to the extent it is finally determined that the Indemnifying Person must indemnify the Indemnified Person, shall pay the reasonable and documented fees and expenses of counsel retained by the Indemnified Person, if (1) such Third Party Claim seeks as its primary relief non-monetary relief or relates to or arises in connection with any criminal Proceeding, (2) the named parties in any such action (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person (or their respective Affiliates) and the Indemnified Person has been advised by counsel that the representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them, (3) the Indemnifying Person fails to actively and diligently conduct the defense of such Third Party Claim, or (4) Seller is the Indemnifying Person and such Third Party Claim relates solely to a breach of one or more of the representations and warranties in Article IV or Article V of this Agreement and seeks money damages in excess of the then-remaining portion of the Indemnity Escrow Funds.

(c) If the Indemnifying Person is permitted to assume and control the defense of any Third Party Claim and elects to do so, the Indemnified Person shall have the right to employ counsel separate from the counsel employed by the Indemnifying Person in such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing or (ii) the Indemnified Person has been advised by legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Person and the Indemnified Person.

(d) Regardless of which Party controls the defense of any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution of such Third Party Claim, including by providing or making available to the controlling Party all witnesses, pertinent records, materials, and information relating thereto in such Party’s possession or under such Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the controlling Party or its counsel.

11.8 Settlement or Compromise.

(a) If the Indemnified Person is controlling the defense of any Third Party Claim, the Indemnified Person shall obtain the prior written Consent of the Indemnifying Person (such Consent not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement or compromise of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person will have the right to settle or compromise any such Third Party Claim without such Consent, provided that in such event the Indemnified Person shall waive any right to indemnification with respect to such Third Party Claim unless such Consent is unreasonably withheld, conditioned, or delayed.

(b) If the Indemnifying Person is controlling the defense of such Third Party Claim, the Indemnifying Person shall obtain the prior written Consent of the Indemnified Person before entering into any settlement or compromise of such Third Party Claim unless (i) such settlement or compromise involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid in full by, the Indemnifying Person, (iii) such settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Person, and (iv) such settlement or compromise includes a complete and unconditional release of the Indemnified Person.

(c) Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Third Party Claim in accordance with this Section 11.8 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

11.9 Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 11.2 or Section 11.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price.

11.10 No Right of Contribution. Seller hereby irrevocably waives and releases any right of contribution, subrogation, or indemnification against the Company with respect to any claim for indemnification for which Seller is or becomes liable under this Agreement and any payment that Seller is or becomes obligated to make to any Purchaser Indemnified Party pursuant to this ARTICLE XI.

11.11 Exclusive Remedy. From and after the Closing, except in the case of Fraud, the sole and exclusive Liability of the Parties under or in connection with this Agreement, and the sole and exclusive remedy of the Indemnified Persons with respect to any of the foregoing, shall be as set forth in this ARTICLE XI and in Section 3.4, Section 3.5 and Section 12.14; provided, however, that nothing in this Section 11.11 shall limit any Person’s right to seek any remedy under the RWI Policy. The Parties agree that (i) except as set forth in ARTICLE IV and ARTICLE V or a certificate delivered to satisfy the condition set forth in Section 9.2(e) or Section 9.2(f), none of Seller, any of its Affiliates, including the Company Group members, or any of their respective Representatives has made, or is making, any representation or warranty, express or implied, regarding the Company Group members, their properties, assets, condition (financial or otherwise), results of operations, Liabilities, or prospects, the Business, or the Shares, and Seller hereby disclaims any such other representations and warranties and (ii) except as set forth in ARTICLE VI or a certificate delivered to satisfy the condition set forth in Section 9.3(c), none of Purchaser, any of its Affiliates, or any of their respective Representatives has made, or is making, any representation or warranty, express or implied, regarding the Purchaser or its Affiliates or the Company Group, their properties, assets, condition (financial or otherwise), results of operations, Liabilities, or prospects, the Business, and Purchaser hereby disclaims any such other representations and warranties, including any including any representations or warranties with respect to the Earn-Out Payment or 2023 Gross Profit. Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that it is not relying on any representation or warranty except as set forth in ARTICLE IV and ARTICLE V or a certificate delivered to satisfy the condition set forth in Section 9.2(e) or Section 9.2(f). Seller, on behalf of itself and its Affiliates, acknowledges and agrees that it is not relying on any representation or warranty except as set forth in ARTICLE VI or a certificate delivered to satisfy the condition set forth in Section 9.3(c).

11.12 Trustee Indemnification. For the avoidance of doubt, nothing in this Article XI shall be deemed to limit or alter the terms of the indemnification provisions of the Trustee Engagement Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as provided in Section 3.4(c), Section 8.2(b), Section 8.2(c), Section 8.3(b), Section 11.7(b) and Section 11.7(c), each Party shall bear its own fees and expenses with respect to this Agreement and the transactions contemplated hereby; provided, that the ESOP Transaction Expenses not paid at Closing and the ESOP Post-Closing Expenses shall first be satisfied from the ESOP’s funds in accordance with the terms of this Agreement, so long as there are assets available for such payment. Notwithstanding any contrary implication of the foregoing or of the Trustee Engagement Agreement, the Parties hereby (a) ratify, confirm and agree that the ESOP Transaction Expenses and the ESOP Post-Closing Expenses may, at the direction of the Company, be paid by the ESOP (if consistent with the terms of the ESOP and if such payment will not violate applicable law or the fiduciary duties of the Trustee) or by the Company and (b) the Company hereby directs the Trustee to pay the ESOP Post-Closing Expenses (and any ESOP Transaction Expenses not paid at Closing) from the ESOP’s funds (to the extent consistent with the terms of the ESOP, applicable law and the fiduciary duties of the Trustee), so long as there are assets available for such payment.

12.2 Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by Purchaser, the Company, and Seller, but subject to Section 12.19.

12.3 Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) on the date of transmission, if sent by electronic transmission on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day, (c) when sent, if sent via email, provided that no undeliverable message is received by the sender, or (d) when received, if sent by registered or certified mail, return receipt requested, in each case to the address or email address of such Party set forth below and marked to the attention of the designated individual:

(a)	If to Purchaser, to:

Distribution Solutions Group, Inc.

8770 W. Bryn Mawr Ave. Suite 900

Chicago, IL 60631

Attn: Ron Knutson and Rick Pufpaf

Email: ron.knutson@distributionsolutionsgroup.com and

rick.pufpaf@lawsonproducts.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Attention: Andrew J. Noreuil and Marc E. M. Harrison

Email: ANoreuil@mayerbrown.com and MHarrison@mayerbrown.com

(b)	If to Seller, to:

HIS Company, Inc. Employee Stock Ownership Trust

c/o GreatBanc Trust Company

801 Warrenville Road, Suite 500

Lisle, IL 60532

Attention: Patrick DeCraene

Email: PDCraene@greatbanctrust.com

with a copy (which will not constitute notice) to:

McDermott Will & Emery LLP

2501 North Harwood Street, Suite 1900

Dallas, TX 75201

Attention: Allison Wilkerson

Email: AWilkerson@mwe.com

(c)	If to the Company prior to Closing, to:

HIS Company, Inc.

6650 Concord Park Drive

Houston, TX 77040-4098

Attention: Ellis Moseley

Email: emoseley@hiscoinc.com

with a copy (which will not constitute notice) to

Bryan Cave Leighton Paisner LLP

One Atlantic Center, 14th Floor

1201 W. Peachtree Street, N.W.

Atlanta, GA 30309-3471

Attention: Robert J. Lystad

Email: Robert.Lystad@bclplaw.com

(d)	If to the Seller Representative, to:

Ellis Moseley

c/o HIS Company, Inc.

6650 Concord Park Drive

Houston, TX 77040-4098

Email: emoseley@hiscoinc.com

with a copy (which will not constitute notice) to

Bryan Cave Leighton Paisner LLP

One Atlantic Center, 14th Floor

1201 W. Peachtree Street, N.W.

Atlanta, GA 30309-3471

Attention: Robert J. Lystad

Email: Robert.Lystad@bclplaw.com

and

McDermott Will & Emery LLP 2501

North Harwood Street, Suite 1900

Dallas, TX 75201

Attention: Allison Wilkerson

Email: AWilkerson@mwe.com

or to such other individual or address, facsimile number, or email address as a Party may designate for itself by notice given in accordance with this Section 12.3.

12.4 United States Dollars. All payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor.

12.5 Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party.

12.6 Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Parties, except that Purchaser may, without the Consent of Seller or the Company, (i) assign any of its rights under this Agreement to any Affiliate of Purchaser or (ii) collaterally assign any or all of its rights and benefits under this Agreement to any Debt Financing Source in connection with the transaction contemplated herein, but no such assignment pursuant to clause (i) or (ii) above will relieve Purchaser of any of its obligations under this Agreement.

12.7 No Third Party Beneficiaries. Except as provided in ARTICLE XI (with respect to Indemnified Persons) or Section 12.19, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

12.8 Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

12.9 Entire Agreement. This Agreement (including the Schedules), the Related Agreements, and the Confidentiality Agreement contain the entire agreement among the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement.

12.10 No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement.

12.11 Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.

12.12 Jurisdiction, Service, and Venue. Except with respect to the resolution of Unresolved Adjustments in accordance with Section 3.4, each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (and only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; (b) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 12.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

12.13 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

12.14 Equitable Relief. Each Party acknowledges that (a) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by such Party, (b) any such breach would cause the other Parties irreparable harm, and (c) in addition to any other remedies available at law or in equity, the other Parties will be entitled to equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party. No Party will contest the appropriateness of any injunction or specific performance as a remedy for a breach or threatened breach of this Agreement.

12.15 Privileged Communications.

(a) Bryan Cave Leighton Paisner LLP (“Counsel”) have acted as counsel for the Company Group in connection with this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby or thereby (the “Transaction Engagement”). Notwithstanding the Transaction Engagement, each of Purchaser, Seller and the Seller Representative agrees that (i) immediately prior to the Closing, without the need for any further action on the part of any Person, all right, title, and interest of Seller in and to any and all Privileged Communications shall transfer to and be vested solely in the Seller Representative, (ii) from and after the Closing, the Privileged Communications and the expectation of client confidence relating thereto shall belong solely to the Seller Representative and may be controlled by the Seller Representative and shall not be claimed by Seller, Purchaser or any of its or their Affiliates, and (iii) Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications, or any of its files relating to the Transaction Engagement, to Seller, Purchaser, any of its or their Affiliates, or any of its or their respective Representatives by reason of any attorney-client relationship between Counsel and the Company Group or otherwise. Neither Purchaser nor Seller, nor any of their respective Affiliates, will have access to any such Privileged Communications, or to the files of Counsel relating to the Transaction Engagement. Notwithstanding anything set forth in the foregoing provisions of this Section 12.15 to the contrary, (A) if after the Closing, a dispute arises between Purchaser or any of its Affiliates, on the one hand, and a third party, other than Seller, on the other hand, Purchaser and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party and (B) in the event Seller or the Seller Representative commences any Proceeding against Purchaser or any of its Affiliates, the protections of this Section 12.15(a) shall not apply to any Privileged Communications implicated by or having any relation to the matters considered at such Proceeding; provided, however, that Purchaser and its Affiliates may not waive such privilege without the written Consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything else herein to the contrary, each of Purchaser, Seller and the Seller Representative acknowledge and agree that on the second (2nd) anniversary of the Closing Date, the attorney-client privilege associated with the Privileged Communications shall pass and transfer automatically to Purchaser without any action by any Party or other Person and, following such passing and transfer, Purchaser shall be the sole holder of such attorney-client privilege and the provisions of this Section 12.15(a) shall terminate.

(b) If Seller so desires, and without the need for any consent or waiver by Purchaser or any of its Affiliates, McDermott Will & Emery LLP is permitted to represent Seller after the Closing in connection with any matter related to the transactions contemplated hereby or any disagreement or dispute relating thereto.

12.16 No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the transactions contemplated by this Agreement and the Related Agreements could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.

12.17 Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such Party forever waives any such defense.

12.18 Action as Trustee. The Trustee has executed and delivered this Agreement and related documents, not in its corporate capacity, but solely as the trustee of the Seller. The performance of this Agreement and the related documents by the Trustee on behalf of the Seller and the participants of the Seller and any and all duties, obligations and liabilities of the Trustee hereunder will be affected by it only in its capacity as trustee of the Seller and not in its corporate capacity. The Trustee does not undertake nor shall he have any personal liability or obligation of any nature whatsoever by virtue of the execution and delivery of this Agreement and the related documents or the representations, covenants or warranties contained herein, and no liability shall be asserted or enforceable against the Trustee by reason of any of the covenants, statements, representations or warranties contained in this Agreement.

12.19 Lender Related Parties. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources, their Affiliates, managed funds and client accounts, successors and assigns and their respective former, current and future directors, officers, managers, members, shareholders, equity holders, partners, employees, agents, representatives (each, a “Lender Related Party” and collectively, the “Lender Related Parties”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing Documents or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York and the parties hereto hereby submit to the exclusive jurisdiction of such courts and waive, to the fullest extent permitted by applicable law, any objection which it may or now hereafter have to the laying of venue, and the defense of an inconvenient forum to the maintenance of any proceeding, in any such court; (b) agrees that, except as specifically set forth in the Debt Commitment Letter or the Debt Financing Documents, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties in any way relating to the Debt Commitment Letter, the Debt Financing Documents or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, (c) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER, THE DEBT FINANCING DOCUMENTS OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, (d) irrevocably waives any rights or claims against any Lender Related Party in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and agrees not to commence any action or proceeding against any Lender Related Party in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, or in respect of any other document or theory of law or equity, and agrees to cause any such action or proceeding asserted by it (on behalf of itself and each of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or in respect of any other document or theory of law or equity against any Lender Related Party, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, to be dismissed or otherwise terminated, and (e) agrees that no Lender Related Party shall have any liability or obligation for any claims or damages to the Seller, the Company or any of their respective Affiliates or representatives in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or the transactions contemplated hereby or thereby or the performance of any services thereunder. Notwithstanding anything to the contrary contained in this Agreement, the Lender Related Parties are intended third-party beneficiaries of this Section 10.3(b), Section 12.19, Section 12.6 and Section 12.7 (the “Lender Related Party Sections”) and shall be entitled to the protections of such provisions to the same extent as if the lenders participating in the Debt Financing were parties to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, none of the Lender Related Party Sections (or any other definition or provision of this Agreement to the extent an amendment or waiver thereof or supplement or modification thereto would modify the substance of such Sections) nor any provisions thereof may be amended, modified, supplemented or waived, in a manner that is adverse in any respect to any Lender Related Parties without the written consent of the Lender Related Parties party to the Debt Commitment Letter, which consent may be granted or withheld in the sole discretion of such Lender Related Parties.

12.20 Seller Representative.

(a) Appointment. Seller hereby irrevocably appoints Ellis Moseley with power of designation and assignment as their true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, all of Seller with the full power, to exercise as Seller in his sole discretion for all purposes under this Agreement. Without limiting the generality of the foregoing, the Seller Representative is authorized to:

(i) take all actions on behalf of Seller with respect to the matters set forth in this Agreement, including: (i) executing documents and certificates pursuant to this Agreement; (ii) receiving payments under or pursuant to this Agreement and disbursing thereof to Seller and others, as contemplated by this Agreement; (iii) receiving and forwarding of notices and communications pursuant to this Agreement; (iv) administering all of the provisions of this Agreement; (v) giving or agreeing to, on behalf of Seller, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in Seller Representative’s discretion, to be necessary or appropriate under this Agreement and the other Seller Documents and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement (other than this Section 12.20) and the other Seller Documents, or any of the instruments to be delivered to Purchaser pursuant to this Agreement; (vii) (A) disputing or refraining from disputing, on behalf of Seller, any claim made by Purchaser under this Agreement or the other Seller Documents, (B) negotiating and compromising, on behalf of Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or the other Seller Documents, and (C) executing, on behalf of Seller, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of Seller in connection with this Agreement or the other Seller Documents and paying any fees related thereto. References in this Agreement to acts taken or to be taken by the Seller Representative shall be to acts taken or to be taken by the Seller Representative acting on behalf of Seller, and

(ii) take all other actions to be taken by or on behalf of Seller and exercise any and all rights which Seller is permitted or required to do or exercise under this Agreement.

(b) No Liability of the Seller Representative. The Seller Representative will not be liable to Seller for any action taken by the Seller Representative in good faith and without Fraud, criminal activity, or willful misconduct pursuant to this Agreement, and the Company will indemnify the Seller Representative from any liabilities arising out of service as the Seller Representative hereunder solely to the extent, and on the same terms and subject to the same conditions, that the Company is obligated to indemnify the Trustee pursuant to the terms of the Plan and the Trustee Engagement Agreement. The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not individually liable in such capacity for any of the obligations of Seller hereunder, and Purchaser agrees that it will not look to the assets of the Seller Representative, to the extent acting in such capacity, for the satisfaction of any obligations to be performed by Seller hereunder. In all questions arising under this Agreement, the Seller Representative may rely on the advice of counsel, and the Seller Representative shall not be liable to Seller for anything done, omitted or suffered in good faith by the Seller Representative based on such advice. In no event shall the Seller Representative be liable to Seller for indirect, punitive, special or consequential damages. The Seller Representative shall use the Seller Representative Reserve Fund to pay all expenses incurred by the Seller Representative on behalf of Seller in connection with this Agreement. In the event the Seller Representative Reserve Fund has been exhausted prior to the completion or final resolution of all matters for which the Seller Representative is required to act on behalf of Seller in connection with this Agreement, the Seller Representative shall be entitled to periodic advancement and reimbursement of his reasonable expenses from Seller for all expenses incurred by the Seller Representative on behalf of Seller in connection with this Agreement, and, if the Seller Representative determines that such advancement or reimbursement may not fully reimburse him for his expenses incurred in such capacity, the Seller Representative will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to him. Upon the completion or final resolution of all matters for which the Seller Representative is required to act on behalf of Seller in connection with this Agreement, the Seller Representative shall pay to Seller the amount, if any, remaining in the Seller Representative Reserve Fund.

(c) Seller Representative Action Binding. The appointment and power of attorney granted by Seller to the Seller Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of Seller or the occurrence of any other event or events. All actions, decisions, instructions and notices of the Seller Representative taken, made or provided in accordance with this Agreement shall be conclusive and binding upon Seller to the same extent as if such group and all of its members had taken such action, made such decision or provided or received such instruction or notice directly, and Purchaser may rely upon any such decision, act, consent, or instruction of the Seller Representative as being the action, decision, or instruction of Seller.

(d) Successor Seller Representative. In the event that the Seller Representative shall be unable or unwilling to perform his obligations hereunder for a period of more than thirty (30) consecutive days (including because of death, disability or serious illness), Seller shall promptly appoint a replacement Seller Representative, and, unless and until Seller appoints the replacement Seller Representative, no action or matter that would otherwise require the consent hereunder of the Seller Representative shall so require such consent and Seller shall have consented to any such action or matter.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

DISTRIBUTION SOLUTIONS GROUP, INC.

By:	/s/ Ronald J. Knutson
Name:	Ronald J. Knutson
Title:	Executive Vice President and Chief Financial Officer

SELLER:

HIS COMPANY, INC. EMPLOYEE STOCK OWNERSHIP TRUST

By: GreatBanc Trust Company, not in its corporate capacity, but solely in its capacity as trustee of the HIS Company, Inc. Employee Stock Ownership Trust

By:	/s/ Patrick DeCraene
Patrick DeCraene, Executive Vice President, not in his individual capacity, but solely as an authorized officer of GreatBanc Trust Company as trustee.

COMPANY:

HIS COMPANY, INC.

By:	/s/ Robert Dill
Name:	Robert Dill
Title:	President & Chief Executive Officer

SELLER REPRESENTATIVE

/s/ Ellis Moseley
Ellis Moseley, not in his individual capacity, but solely as Seller Representative

EXHIBIT 3.5

Earn-Out Covenants

(a)

Except as Purchaser and Seller may otherwise agree in writing, from and after the Closing Date and until the end of the 2023 fiscal year of the Company Group, pursuant to Section 3.5 of the Agreement, the Company Group shall, and Purchaser shall cause the Company Group to:

1.

operate the Business in good faith and consistent with commercially reasonable business practices (including with respect to managing working capital and direct cost management, including compensation practices);

2.	maintain and account for the Company Group members as free-standing corporate entities and not combined with any other current or future business operations of the Purchaser or its Affiliates; and

3.	continue to account for the Company Group’s financial performance consistent with the Accounting Principles and the historical accounting practices of the Company Group.

(b)

Without limiting the foregoing, except as Purchaser and Seller may otherwise agree in writing, from and after the Closing until the end of the 2023 fiscal year of the Company Group, the Company Group shall not, and Purchaser shall cause the Company Group not to:

1.

take, or fail to take, any actions with the primary intention of reducing or limiting the amount of 2023 Gross Profit or avoiding, reducing, circumventing or preventing the potential payout of any Earn-Out Payment as contemplated by Section 3.5 of the Agreement;

2.

discontinue, liquidate, sell, assign, transfer, convey, lease or otherwise dispose of any material assets, contracts, properties or business of any Company Group member or the Business, unless appropriate adjustments are made to Section 3.5 of the Agreement;

3.

sell, assign, transfer, convey, lease or otherwise dispose of any equity interests of any Subsidiary of the Company, including by stock sale, merger, consolidation, stock swap, business combination, or similar transaction, except to or with Purchaser or an Affiliate of Purchaser, unless appropriate adjustments are made to Section 3.5 of the Agreement;

4.

engage in any transaction with any Affiliate of the Company Group or Affiliate of the Purchaser except on terms that are no worse (from the perspective of the applicable Company Group member) than arms’ length terms available to the Company Group from an unaffiliated third party, unless appropriate adjustments are made to Section 3.5 of the Agreement.

EXHIBIT A

Seller and Shares

(Intentionally omitted.)

EXHIBIT B

Parties to the Employment Agreements

(Intentionally omitted.)

EXHIBIT C

Form of Retention Bonus Plan

(Intentionally omitted.)

EXHIBIT D

Form of RWI Policy

(Intentionally omitted.)

EXHIBIT E

Net Working Capital Sample Calculation

(Intentionally omitted.)